Exhibit 99.1

January 27, 2012

Dear fellow Ralcorp Holdings, Inc. shareholder:

Last year, we announced our intention to separate our Post® brand ready-to-eat cereal products business into a new, publicly traded company, which we have named Post Holdings, Inc. As two distinct businesses, we believe Ralcorp and Post will be better positioned to capitalize on significant growth opportunities and provide greater focus on their respective businesses and strategic priorities.

Both of these companies have businesses with great assets and industry-leading products. Following the separation, Post will be the third largest seller of ready-to-eat cereal products in the United States based on market share. As an independent, publicly owned company, Post will be able to pursue its own growth strategies and prioritize investment spending and capital allocation accordingly. Ralcorp will continue to be the leading producer of private brand foods and a major supplier of foodservice products in North America. Ralcorp, too, will be able to better focus its capital structure and deployment strategy.

The separation will provide current Ralcorp shareholders with ownership interests in both Ralcorp and Post. Over time, we believe that the two companies, each with its own financial characteristics, may appeal to different investor bases. We expect that, for U.S. federal income tax purposes, the distribution of shares of Post common stock in the separation will be tax-free to Ralcorp shareholders, except with respect to cash received in lieu of a fractional share, and have received a ruling from the Internal Revenue Service regarding the tax-free nature of the separation.

The separation will be completed by a pro rata distribution of at least 80% of the outstanding shares of Post common stock to holders of Ralcorp common stock. Each Ralcorp shareholder will receive one share of Post common stock for every two shares of Ralcorp common stock held on January 30, 2012, the record date for the distribution. You do not need to take any action to receive shares of Post common stock to which you are entitled as a Ralcorp shareholder. You do not need to pay any consideration or surrender or exchange your Ralcorp common shares.

We encourage you to read the attached information statement, which is being provided to Ralcorp shareholders who held shares on January 30, 2012. The information statement describes the separation in detail and contains important business and financial information about Post.

We believe the separation meaningfully advances our businesses and interests of our shareholders. We remain committed to working on your behalf to continue to build long-term shareholder value.

Sincerely,

Kevin J. Hunt
Chief Executive Officer and President

January 27, 2012

Dear future Post Holdings, Inc. shareholder:

On behalf of the entire Post team, I welcome you as a future shareholder. Our company is the third largest seller of ready-to-eat cereals in the United States based on market share. The Post cereals tradition began in 1895, and, since 1897, we have been offering consumers great tasting, high quality and nutritious cereal products. We currently sell cereals under a number of iconic brand names, including Honey Bunches of Oats®, Pebbles®, Post Selects®, Great Grains®, Spoon Size® Shredded Wheat, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®.

We believe that our brand names, our strength in the marketplace and our financial profile will allow us to excel as a stand-alone entity. As an independent company, we will be able to allocate capital more efficiently and have direct access to debt and equity capital markets. We anticipate that these characteristics will improve our ability to continue to develop innovative new products, pursue acquisitions and other growth opportunities, extend our brands into adjacent categories and increase our ability to motivate employees by providing compensation that is tied directly to our business results.

Our focused management team is highly motivated to be a growth-oriented company, making a difference in the branded foods business, and enhancing value for our customers and shareholders.

I encourage you to learn more about Post and our strategic initiatives by reading the attached information statement. Subject to the consummation of the spin-off, our common stock has been approved for listing on the New York Stock Exchange under the symbol “POST.”

We look forward to serving our customers and consumers and rewarding our shareholders as we begin a new and exciting chapter in our company’s history.

Sincerely,

William P. Stiritz
Chairman of the Board and
Chief Executive Officer

INFORMATION STATEMENT
Post Holdings, Inc.

Common Stock
(par value $0.01 per share)

This information statement is being furnished in connection with the separation of the Post® brand ready-to-eat cereal products business from Ralcorp Holdings, Inc. Ralcorp will complete the separation by distributing at least 80% of the outstanding shares of common stock of Post Holdings, Inc., a Missouri corporation formed for the purpose of holding the Post cereals business, to holders of Ralcorp common stock of record as of the close of business, Eastern Time, on January 30, 2012, which will be the record date. Each such holder will receive one share of Post common stock for every two shares of Ralcorp common stock held on the record date. The distribution will be effective at 11:59 p.m., Eastern Time, on February 3, 2012, subject to certain conditions described in this document; provided, that if the conditions have not been satisfied or waived on or before the effective date of the distribution, the distribution date may be extended until the conditions are satisfied or waived. For Ralcorp shareholders who own common stock in registered form, in most cases the transfer agent will credit their shares of Post common stock to book-entry accounts established to hold their Ralcorp common stock. Our distribution agent will mail these shareholders a statement reflecting their Post common stock ownership shortly after February 3, 2012. For shareholders who own Ralcorp common stock through a broker or other nominee, their shares of Post common stock will be credited to their accounts by the broker or other nominee.

We expect that, for U.S. federal income tax purposes, the distribution of Post common stock will be tax-free to Ralcorp shareholders, except with respect to cash received in lieu of a fractional share, and have received a ruling from the Internal Revenue Service regarding the tax-free nature of the separation. See “The Separation — Material U.S. Federal Income Tax Consequences of the Distribution.”

No shareholder approval of the separation is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. Ralcorp shareholders will not be required to pay for the shares of Post common stock to be received by them in the separation, or to surrender or to exchange shares of Ralcorp common stock in order to receive Post common stock, or to take any other action in connection with the distribution. There is currently no trading market for Post common stock, although we expect that a limited market, commonly known as a “when issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of Post common stock to begin on the first trading day following the completion of the separation. Subject to the consummation of the separation, our common stock has been approved for listing on the New York Stock Exchange under the symbol “POST.”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 19.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this information statement is January 27, 2012.

This information statement was first mailed to Ralcorp shareholders on or about January 30, 2012.

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Industry and Market Data

This information statement includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other independent sources available to us. Some data also are based on our good faith estimates, which are derived from management’s knowledge of the industry and from independent sources. These third-party publications and surveys generally state that the information included therein has been obtained from sources believed to be reliable, but that the publications and surveys can give no assurance as to the accuracy or completeness of such information.

In this information statement, the market share data (including, for example, our 11.2% market share of the ready-to-eat cereal category for the 52-week period ended November 26, 2011) is based on information from A.C. Nielsen that does not include data from certain retailers, including Wal-Mart Stores, Inc. (“Wal-Mart”). However, the market size data (including, for example, that the ready-to-eat cereal category is a $9 billion market based on retail sales) does include data from certain retailers, including Wal-Mart. The data for Wal-Mart included in the market size data has been compiled by A.C. Nielsen based on A.C. Nielsen’s projections and was not obtained from Wal-Mart. Data for other retailers was obtained by A.C. Nielsen directly from the retailer.

Trademarks and Service Marks

The logos, trademarks, trade names, and service marks mentioned in this information statement, including Honey Bunches of Oats®, Pebbles®, Post Selects®, Great Grains®, Spoon Size® Shredded Wheat, Post® Raisin Bran, Grape-Nuts®, and Honeycomb® are currently the property of, or are used with the permission of, Post or Ralcorp. We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this information statement may be registered in the United States and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this information statement is owned by such company.

About this Information Statement

Except as otherwise indicated or unless the context otherwise requires, all references to “we,” “our,” “us,” “Post” or the “Company” refer to Post Holdings, Inc., a Missouri corporation, together with its consolidated subsidiaries. References in this information statement to “Ralcorp” refer to Ralcorp Holdings, Inc. and its consolidated subsidiaries (other than Post). “Post cereals business” refers to the branded ready-to-eat cereals business of Ralcorp. Post Holdings, Inc. was formed in anticipation of the separation and upon completion of the separation, will own directly or through subsidiaries the Post cereals business. All references to “we,” “our,” “us,” “Post” or the “Company” in the context of historical results refer to the Post cereals business. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement, including the combined financial statements of Post, which are comprised of the assets and liabilities of the Post cereals business, assumes the completion of all the transactions referred to in this information statement in connection with the separation of Post from Ralcorp, including the financing transactions involving Post.

You should not assume that the information contained in this information statement is accurate as of any date other than the date on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

The following is a brief summary of the terms of the separation. Please see “The Separation” for a more detailed description of the matters described below.

Q:	What is the separation?

A:	The separation is a series of transactions by which Ralcorp will separate the Post cereals business from Ralcorp’s other businesses. To complete the separation, Ralcorp will distribute at least 80% of the outstanding Post common stock to its shareholders, creating two separate, publicly traded companies. We refer to the method of completing the separation as a “distribution.”

Q:	What is Post Holdings, Inc.?

A:	Post Holdings, Inc. is a newly formed wholly owned subsidiary of Ralcorp created for the purpose of completing the separation. It will hold, directly or indirectly, all of the assets and liabilities of the Post cereals business, including Post Foods, LLC, which currently holds substantially all of the U.S. assets and liabilities of the Post cereals business. Following the separation, Post will be a separate company from Ralcorp. The number of shares of Ralcorp common stock you own will not change as a result of the separation.

Q:	What is being distributed in the separation?

A:	Ralcorp will distribute to you one share of Post common stock for every two shares of Ralcorp common stock held on the record date. Based on approximately 55.2 million shares of Ralcorp common stock outstanding as of January 13, 2012, a total of approximately 27.6 million shares of Post common stock will be distributed. Ralcorp will additionally retain up to approximately 6.9 million shares of Post common stock following the distribution. As a result of the separation, your proportionate interest in Ralcorp will not change; however, you will own a reduced percentage of equity securities and voting power in Post compared to Ralcorp on the record date, due to the retention of Post common stock by Ralcorp. For a more detailed description, see “The Separation.” At the time of the distribution, each share of Post common stock will have attached to it one preferred stock purchase right. See “Description of Capital Stock.”

Q:	Why is the separation of Post structured as a distribution and not a sale?

A:	Ralcorp believes that a distribution of shares of Post common stock to Ralcorp shareholders is a tax-efficient way to separate the Post cereals business from the rest of Ralcorp in a manner that will create long-term value for Ralcorp shareholders. Compared to a sale of Post, the distribution also offers a higher degree of certainty of completion in a timely manner, and provides greater assurance that decisions regarding Post’s capital structure support future financial stability.

Q:	What is the record date for the distribution?

A:	Record ownership will be determined as of the close of business, Eastern Time, on January 30, 2012, which we refer to as the “record date.” The person in whose name shares of Ralcorp common stock are registered at the close of business on the record date is the person to whom shares of the Post common stock will be issued in the distribution.

Q:	When will the distribution occur?

A:	We expect that shares of Post common stock will be distributed by the distribution agent, on behalf of Ralcorp, effective at 11:59 p.m. on February 3, 2012, subject to certain conditions described in this document; provided, that if the conditions have not been satisfied or waived on or before the effective date of the distribution, that date may be extended until the conditions are satisfied or waived. We refer to the effective date of the distribution as the “distribution date.”

Q:	What will the relationship between Ralcorp and us be following the separation?

A:	Following the separation, we will be a public company and Ralcorp will own no more than 20% of our outstanding common stock for a limited period of time. In connection with the separation, we and Ralcorp will enter into the Separation and Distribution Agreement and several other agreements for the purpose of accomplishing the separation of our business from Ralcorp’s other businesses and the related financing transactions. These agreements also will govern our relationship with Ralcorp subsequent to the separation and provide for the allocation of employee benefit, tax and some other liabilities and obligations attributable to periods prior to the separation. These agreements will also include arrangements with respect to transition services, a number of ongoing commercial relationships and the ownership and disposition of Post shares retained by Ralcorp. The Separation and Distribution Agreement will provide that we and Ralcorp agree to provide each other with appropriate indemnities with respect to liabilities arising out of the businesses being transferred to us by Ralcorp. See “Arrangements between Ralcorp and Post.”

Q:	How will Ralcorp vote any shares of our common stock it retains?

A:	Ralcorp has agreed to vote any shares of our common stock that it retains in proportion to the votes cast by our other shareholders and will grant us a proxy with respect to such shares. For additional information on these voting arrangements, see “Arrangements between Ralcorp and Post — Shareholder’s and Registration Rights Agreement.”

Q:	What does Ralcorp intend to do with any shares of our common stock it retains?

A:	Ralcorp currently plans to dispose of all of our shares through one or more subsequent exchanges for Ralcorp common stock. Any shares not disposed of by Ralcorp pursuant to such exchanges will be otherwise disposed of by Ralcorp as soon as practicable consistent with the business reasons for the retention, but in no event later than five years after the distribution.

Q:	What do I have to do to participate in the distribution?

A:	No action is required on your part. Shareholders of Ralcorp on the record date are not required to pay any cash or deliver any other consideration, including any shares of Ralcorp common stock, for the shares of our common stock distributable to them. However, we encourage you to read this document carefully.

Q:	How will Ralcorp distribute shares of Post common stock to me?

A:	If you own Ralcorp common stock as of the close of business on the record date, Ralcorp, with the assistance of Computershare Trust Company (“Computershare”), the distribution agent, will electronically issue shares of Post common stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. Post will not issue paper stock certificates. If you are a registered shareholder (meaning you own your stock directly through an account with Ralcorp’s transfer agent, Computershare), Computershare will mail you a book-entry account statement that reflects the number of Post shares you own. If you own your Ralcorp shares through a bank or brokerage account, your bank or brokerage firm will credit your account with the Post shares. See “The Separation — Manner of Effecting the Separation” for a more detailed explanation.

Q:	If I sell shares of Ralcorp common stock that I held on the record date on or before the distribution date, am I still entitled to receive shares of Post common stock distributable with respect to the shares of Ralcorp common stock I sold?

A:	If you sell your shares of Ralcorp common stock on or before the distribution date, you may also be selling your right to receive shares of Post common stock. See “The Separation — Trading Between the Record Date and Distribution Date.” You are encouraged to consult with your financial advisor regarding the specific implications of selling your Ralcorp common stock on or before the distribution date.

Q:	How will fractional shares be treated in the separation?

A:	No fractional shares of Post common stock will be distributed in connection with the distribution. Fractional shares that Ralcorp shareholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net proceeds of these sales will be distributed ratably to those shareholders who would otherwise have been entitled to receive fractional shares. See “The Separation — Treatment of Fractional Shares.”

Q:	How will options and other awards linked to Ralcorp common stock be treated in the separation?

A:	At the time of the distribution, the outstanding options to purchase Ralcorp stock, as well as any stock appreciation rights, restricted stock equivalent awards or other Ralcorp equity awards, held by current Post employees who remain Post employees after the distribution date, will be converted to equity awards that relate solely to Post common stock in a manner designed to reflect the intrinsic value of such awards at the time of separation. At the time of the distribution, the terms of the outstanding options, stock appreciation rights, restricted stock equivalent awards, and other Ralcorp equity awards held by the current employees who remain Ralcorp’s employees after the distribution date, former Post employees, and Ralcorp’s former employees, will be appropriately adjusted to reflect the intrinsic value of such awards at the time of separation. Each person who holds Ralcorp restricted stock or stock-settled restricted stock units after the distribution date will receive the same number of shares of Post for the shares of Ralcorp underlying the restricted stock or stock-settled restricted stock units as a shareholder would receive in the distribution, subject to the same terms, conditions, and restrictions as the underlying restricted stock or restricted stock unit award.

Q:	What happens to Ralcorp common stock held in the savings investment plan?

A:	Accounts of current and former Post and Ralcorp employees that hold Ralcorp stock in the Ralcorp stock fund in the Ralcorp savings investment plan, or “SIP,” as of the record date will receive in the distribution shares of Post common stock. Such Post shares will be included in a new, temporary Post stock fund under the Ralcorp SIP. In conformity with the fiduciary responsibility requirements of ERISA, the shares of Post common stock held in the temporary Post stock fund following the distribution will be disposed of and allocated to another investment alternative available under the Ralcorp SIP. Post employees may elect to rollover their account balances from the Ralcorp SIP, if elected in accordance with applicable law and the terms of the plans. Such rollover distributions will be in the form of cash and, as applicable, promissory notes with respect to loans.

Q:	What is the reason for the separation?

A:	The benefits considered by Ralcorp’s board of directors in making the determination to approve the separation included the following:

• Ralcorp’s board of directors believes that the separation will, over time, increase the aggregate equity value of Ralcorp and Post relative to the equity value of Ralcorp prior to the separation, in part because the separation will make the common stock of Ralcorp and Post available to classes of investors who seek an investment that offers the growth, risk and sector exposure of either Ralcorp or Post, but not that of the combined company. There can be no assurance, however, as to the future market price of Ralcorp or Post common stock. See “Risk Factors — Risks Related to Our Common Stock.” The Ralcorp board of directors believes that increase in equity value would further facilitate growth of the separated businesses by reducing the costs of equity compensation and acquisitions undertaken with equity consideration;

• the separation will enable each of the separated companies to implement a capital structure that is tailored to the needs of the businesses it operates;

• the separation is intended to allow management of each separated company to design and implement corporate strategies and policies that are based primarily on the business characteristics of that company, to maintain a sharper focus on core business and growth opportunities, and to recruit, retain and motivate employees pursuant to compensation policies which are appropriate for their respective lines of business;

• the separation provides both companies heightened strategic flexibility to pursue acquisitions and form partnerships and alliances in their product markets, unencumbered by considerations of the potential impact on the other businesses;

• the separation will provide each company with a liquid equity currency, and will enable each of the separated companies to offer equity-based incentive compensation arrangements for its key employees that are directly related to the performance of its businesses and thereby more closely align employee and shareholder interests;

• as a separate company, Post may be able to attract greater media attention and press coverage, which could strengthen its ability to promote its brands; and

• the separated businesses will no longer need to compete internally for capital; instead, both companies will have direct access to capital markets to fund their growth plans and can appeal to investor bases who understand the respective businesses of the separated companies.

Ralcorp’s board of directors also considered several factors that might have a negative effect on Ralcorp and Post as a result of the separation, but concluded that the potential benefits of the separation outweighed those negative factors.

Since the second half of 2010, the Ralcorp board of directors has evaluated various strategic alternatives for the Post business for the benefit of Ralcorp and its shareholders. In July 2011, the Ralcorp board of directors determined in principle to separate Post from the remaining Ralcorp businesses for the reasons described above. The Ralcorp board of directors continues to believe that the Post separation is in the best interests of Ralcorp’s shareholders. In making such determination, the Ralcorp board of directors considered the acquisition proposals made by ConAgra Foods, Inc., including its proposal to acquire Ralcorp for $94 per share in cash and, after consultation with financial and legal advisors, rejected such proposal, which was subsequently withdrawn on September 19, 2011. The Ralcorp board of directors believes that the potential to unlock value for Ralcorp’s shareholders by separating Post and allowing each of Ralcorp and Post to reach its full growth potential makes the separation advisable and in the best interests of Ralcorp shareholders, and believes these factors further support its determination to reject the ConAgra proposals.

For a more detailed discussion of the reasons for the separation, as well as of the potential negative consequences that Ralcorp’s board of directors considered, see “The Separation — Reasons for the Separation.”

Q:	Are there significant costs to separation?

A:	Ralcorp currently expects to incur one-time, non-recurring pre-tax separation costs of approximately $20.0 to $25.0 million in connection with the consummation of the separation, a portion of which are being allocated to Post. These costs exclude incremental capital expenditures related to the separation. To the extent additional separation costs are incurred by Post after the separation, they will be the responsibility of Post. In addition, there are expected to be total net incremental costs incurred on a going-forward basis in connection with operating Post as an independent publicly traded company. These costs, excluding non-cash expenses, are currently expected to be approximately $15 million annually. In addition, we estimate we will incur non-recurring costs of approximately $15.0 to $20.0 million associated with the transition to an independent public company during the 24 month period beginning on the distribution date. For more information regarding the costs of the separation and ongoing incremental costs, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” included in this information statement.

Q.	Can Ralcorp decide to cancel the distribution of the common stock even if all the conditions have been met?

A:	Yes. The distribution is subject to the satisfaction or waiver of certain conditions. For more information, see “The Separation — Conditions to the Distribution.” However, Ralcorp also has the right to terminate the distribution, even if all of the conditions are satisfied, if at any time the board of directors of Ralcorp determines that the distribution is not in the best interests of Ralcorp and its shareholders.

Q:	Does Post intend to pay cash dividends?

A:	Currently, we do not expect to pay any cash dividends on our common stock for the foreseeable future.

Q:	How will Post common stock trade?

A:	There is not currently a public market for our common stock. Subject to the consummation of the separation, our common stock has been approved for listing on the New York Stock Exchange under the symbol “POST.” It is anticipated that trading will commence on a “when-issued” basis prior to the distribution. On the first trading day following the distribution date, “when-issued” trading in respect of our common stock will end and “regular-way” trading will begin.

Q:	Will the separation affect the trading price of my Ralcorp common stock?

A:	Yes. We expect that after the distribution, the trading price of Ralcorp common stock will be lower than the “regular-way” trading price of the Ralcorp common stock immediately prior to the distribution, because the price will no longer reflect the value of the Post common stock distributed. Moreover, until the market has evaluated the operations of Ralcorp without the operations of Post, the trading price of Ralcorp common stock may fluctuate significantly. Ralcorp believes the separation of Post from Ralcorp provides the opportunity to unlock significant value for the separated companies and their respective shareholders. However, there can be no assurance as to trading prices after the separation and it is possible that the combined trading prices of Ralcorp common stock and Post common stock after the separation may be lower than the trading price of Ralcorp common stock prior to the separation. See “Risk Factors” beginning on page 19.

Q:	What financing transactions will Post undertake in connection with the separation?

A:	As part of the separation, we expect to incur approximately $950 million of new indebtedness, which we expect to consist of $175 million aggregate principal amount of borrowings under a senior secured term loan facility and $775 million in aggregate principal amount of senior notes. We will not receive any proceeds from the senior notes, which we expect to initially issue to Ralcorp in connection with the separation. We expect that approximately $125 million of the proceeds from the term loan facilities will be transferred to Ralcorp in connection with the separation and to directly or indirectly acquire the assets of the Canadian operations of the Post cereals business. Of the remaining $50 million in proceeds, we expect to retain approximately $25 million after payment of fees and expenses relating to the financing transactions. We also expect that Post will have a $175 million revolving credit facility that will be unfunded at the time of the separation.

We expect that Ralcorp will transfer the senior notes to certain financial institutions, which we refer to as “exchange counterparties,” in order to satisfy certain outstanding 90-day term loan obligations of Ralcorp held by the exchange counterparties. We refer to this transfer as a “debt exchange.” As a result of these financing transactions, Ralcorp will receive in connection with the separation approximately $125 million in cash from us and approximately $775 million in cash from the proceeds of the 90-day term loan. We expect that the exchange counterparties may subsequently transfer our senior notes obtained from Ralcorp in the debt exchange. For a description of the expected terms of the credit facilities and senior notes, see “Description of Financing Transactions and Material Indebtedness.”

Q:	Do I have appraisal rights?

A:	No. Holders of Ralcorp common stock are not entitled to appraisal rights in connection with the separation.

Q:	Where can I get more information?

A:	If you have questions relating to the mechanics of the distribution, you should contact the distribution agent:

Computershare Trust Company, N.A.
250 Royall Street
Canton, Massachusetts 02021
(877) 498-8861

Before the separation, if you have questions relating to the separation, you should contact:

Ralcorp Holdings, Inc.
800 Market Street
St. Louis, Missouri 63101
Attention: Investor Relations

After the separation, if you have questions relating to Post, you should contact:

Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, MO 63144
Attention: Investor Relations

SUMMARY

The following is a summary of some of the information contained in this information statement. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by the more detailed information contained elsewhere in this information statement, which should be read in its entirety. In addition to the non-GAAP measures discussed on page 66, this document presents free cash flow and net (loss) income excluding certain non-cash charges. We believe that free cash flow is useful to investors and management as a measure of the ability of our business to generate cash. This cash can be used to meet business needs and obligations and to reinvest in the company for future growth. We believe that income excluding certain non-cash charges can help to identify underlying trends in our business and provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Our Company

Overview

We are a leading manufacturer, marketer and distributor of branded ready-to-eat cereals in the United States and Canada. We are the third largest seller of ready-to-eat cereals in the United States with an 11.2% share of retail sales for the 52-week period ended November 26, 2011, based on information from A.C. Nielsen. Our products are manufactured through a flexible production platform consisting of four owned primary facilities and sold through a variety of channels such as grocery stores, mass merchandisers, club stores, and drug stores. Our portfolio of brands includes diverse offerings such as Honey Bunches of Oats, Pebbles, Great Grains, Grape-Nuts, Shredded Wheat, Raisin Bran, Golden Crisp, Alpha-Bits and Honeycomb. We have leveraged the strength of our brands, category expertise, and over a century of institutional knowledge to create a diverse portfolio of cereals that enhance the lives of consumers.

For more than 115 years, Post has produced great tasting, high quality and nutritious cereal products that have defined the breakfast experience for generations of families. Post began in 1895, when Charles William (C.W.) Post made his first batch of “Postum,” a cereal beverage, in Battle Creek, Michigan. Two years later in 1897, Post introduced Grape-Nuts cereal, one of the first ready-to-eat cold cereals, which we continue to offer consumers today.

From 1925 to 1929, our predecessor, Postum Cereal Company, acquired over a dozen companies and expanded its product line to more than 60 products. The company changed its name to General Foods Corporation and over several decades introduced household names such as Post Raisin Bran (1942), Honeycomb (1965), Pebbles (1971) and Honey Bunches of Oats (1990). General Foods was acquired by Philip Morris Companies in 1985, and subsequently merged with Kraft Foods Inc. (“Kraft”) in 1989. In 2008, the Post cereals business was split off from Kraft and combined with Ralcorp.

The Post cereals business generated net sales of $968.2 million, $996.7 million and $1,072.1 million and net (loss) income of $(361.3) million (or $89.8 million excluding the after-tax impact of non-cash goodwill and other intangible asset impairment charges of $451.1 million), $92.0 million and $101.1 million during the fiscal years ended September 30, 2011, 2010 and 2009, respectively.

Competitive Strengths

We believe our key competitive strengths are our attractive, stable category, portfolio of iconic brands, our flexible and scalable manufacturing and distribution network, a business model with significant cash flow generation and our experienced management team.

Attractive, Stable Category.  The ready-to-eat cereal category is one of the most prominent categories in the food industry with retail sales of approximately $9 billion for the 52-week period ended November 26, 2011, based on information available from A.C. Nielsen. We believe that ready-to-eat cereals provide a simple and convenient way to deliver tasty and nutritious food to children and adults alike and will continue to be an important part of the American diet. Despite weak economic conditions, ready-to-eat cereals continue to appeal to a wide range of consumers who seek value in addition to taste, health, performance and convenience.

Cereal continues to be a significant part of having breakfast at home. Eating at home is considered more affordable, aligning with consumer trends and the aging population. Based on information from the NPD Group, 76% of breakfast meals are eaten at home and ready-to-eat cereal accounts for approximately 25% of in-home breakfasts. Based on information available from the NPD Group, ready-to-eat cereal is consumed approximately 2.4 times more frequently than the next in-home breakfast food category.

Cereal is an important category to retailers, given both its absolute size of approximately $9 billion and the frequency of purchase. In addition, it is highly promoted and as such we believe it is considered a key center-of-store destination category by retailers.

Portfolio of Iconic Brands.  Since 1895, our cereals have been staples among U.S. households. Today, Post is an approximately $1 billion brand based on our average net sales for the last three fiscal years, and the number three competitor by market share in the approximately $9 billion (based on retail sales for the 52-week period ended November 26, 2011) ready-to-eat cereal category. For the 52-week period ended November 26, 2011, we had an 11.2% market share of the ready-to-eat cereal category, based on information available from A.C. Nielsen, led by Honey Bunches of Oats, the third largest brand of ready-to-eat cereal in the United States by market share. Our diverse portfolio of brands spans the balanced (Honey Bunches of Oats, Great Grains, Post Selects), sweetened (Pebbles, Honeycomb, Golden Crisp, Waffle Crisp, Alpha-Bits) and unsweetened (Raisin Bran, Shredded Wheat, Grape-Nuts) sub-categories. Our products continue to have strong aided brand awareness: based on information from GfK Custom Research North America, 9 out of 10 consumers recognize each of our Honey Bunches of Oats, Honeycomb, and Cocoa and Fruity Pebbles brands. We believe that Post’s launch of the Pebbles Treats snack bar demonstrates the growth potential of our brands into adjacent product categories in the cereal aisle.

Flexible and Scalable Manufacturing and Distribution Network.  We operate approximately 2.7 million square feet of owned manufacturing space across four primary facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Our manufacturing locations are equipped with high-speed, highly automated machinery. Numerous locations have rail receiving capabilities for grains and bulk receiving capabilities for all major liquid raw materials. The Battle Creek location also has milling capability. Additionally, the three locations in the United States have both indoor and outdoor space available for expansion. We believe that our flexible manufacturing capabilities allow us to effectively manage our production assets, thereby minimizing our capital investment and working capital requirements. We manufacture virtually all of our end products, allowing us to control the manufacturing process, improve the quality of our existing products, introduce new products and enhance margins.

We distribute products through five distribution centers strategically-located in Battle Creek, Michigan; Columbus, Ohio; Olive Branch, Mississippi; Redlands, California; and Cedar Rapids, Iowa. We own and operate the Battle Creek center; the remaining four distribution centers are third-party owned and operated.

We are currently supported by a demand and revenue management department responsible for the administration and fulfillment of customer orders. The majority of our products are shipped from production, warehouse and distribution facilities by contract and common carriers. Currently, we distribute products to customers in the same vehicles as Ralston Foods, Ralcorp’s private label ready-to-eat cereal business, providing scale benefits and a better cost profile. We expect to continue with this arrangement for the foreseeable future.

Strong Business Model with Attractive Cash Flow.  We have generated significant cash flow from operations, with cumulative free cash flows (defined as cash provided by operating activities of $501 million minus capital expenditures of $76 million) of $425 million from October 1, 2008 to September 30, 2011. We believe our strong financial performance is attributable to our margin profile, efficient working capital management and modest capital expenditure requirements. We believe that our ability to generate substantial cash flow from operations will give us the flexibility to invest in cost-saving projects, pursue strategic acquisitions, pay down debt or return capital to our shareholders.

Experienced Management Team.  Our management team has substantial consumer products experience and a proven track record of acquisitions, operations success and brand management. Most of the members of our senior management are new to Post and the cereal market, but have extensive experience in the consumer products industry with companies such as Nestlé Purina, Ralston Purina and Procter & Gamble. Furthermore, our Board of Directors is led by Chairman William Stiritz, whose long and distinguished career includes notable leadership positions such as CEO of Ralston Purina (1981), Chairman of Ralston Purina (1982), Chairman of Ralcorp (1994), CEO and Chairman of Agribrands (1998) and Chairman of Energizer (2000), as well as execution experience on more than 14 spin and divestiture transactions during his leadership tenure.

Growth Strategy

Our strategy is to leverage and build the strength of our brands through ongoing and impactful marketing support in order to grow our revenues and market share. We intend to expand our platform of iconic brands by identifying organic opportunities to extend those brands into new product lines or markets. In addition, we intend to pursue acquisition opportunities that can strengthen our current portfolio of branded products or enable us to expand into complementary categories, geographic regions or distribution channels.

Multiple Organic Growth Opportunities.

Ready-To-Eat Cereal New Product Introductions.  Innovation and developing new cereals that enhance the lives of consumers is core to growth in the ready-to-eat cereal category. Gross sales from our new products launched since 2007 represent approximately 10% of our fiscal 2011 gross sales. Our history chronicles over a century of creative leadership that includes the introduction of Grape-Nuts, one of the first ready-to-eat cold cereals, the marketing of Pebbles, featuring Fred Flintstone, an early example of co-branding, and the development of more than 10 different flavor varieties of Honey Bunches of Oats since 1990. We anticipate continued growth opportunities through innovation, which we intend to pursue through ongoing research and development investment.

Growth Among Hispanic Consumers.  Based on information from A.C. Nielsen for the 52-week period ended November 26, 2011, Honey Bunches of Oats is the second highest ranked ready-to-eat cereal brand by market share among Hispanics, with a share of the ready-to-eat cereal category among Hispanic consumers that is more than twice its share among non-Hispanic consumers. The U.S. Census Bureau estimates that by 2050 approximately 30% of U.S. residents will be of Hispanic origin. We plan to build on this strong position in our Honey Bunches of Oats brand through research and development initiatives.

Other Cereal Aisle Opportunities.  The broader cereal aisle, which includes the ready-to-eat cereal category together with the adjacent cereal and snack bar categories, generated retail sales of approximately $13.5 billion for the 52-week period ended November 27, 2011 based on information from IRI. We believe we can continue to grow our sales by expanding further into these adjacent product categories with new products that capitalize on our brand equity. The industry has rewarded extensions into adjacent cereal and snack bar categories, as evidenced by Pebbles Treats, which we introduced in 2011, Rice Krispies Treats (Kellogg), Fiber One (General Mills), and Quaker (Quaker Oats). We believe that our focus on leveraging institutional knowledge to meet evolving consumer tastes will help our continued prominence on grocery shelves and breakfast tables alike.

We are also focused on increasing our sales by extending the distribution of our products into underrepresented sales channels, such as dollar store, club store, foodservice and drug store channels.

Acquisition opportunities.  Our acquisition and business development strategy will focus on businesses and brands with product offerings that can strengthen our current portfolio of branded products or enable us to expand into complementary categories, geographic regions or distribution channels. We aim to improve scale in our operations, thereby increasing marketing and distribution efficiencies, and enhance our presence with key retailers. We believe that the fragmented nature of the consumer foods market will continue to provide opportunities for growth through acquisitions of complementary businesses.

Stabilizing Business Enhanced by Re-Focused Organization.  While generating substantial cash flow, we believe that Post has not performed as well as Ralcorp had expected. From fiscal 2009 to fiscal 2011, net sales and operating profit (loss) declined from $1,072 million to $968 million and from $215 million to $(306) million (or $198 million excluding $504 million of non-cash goodwill and other intangible asset impairment charges), respectively. Similarly, our market share declined from 12.2% to 11.2% from fiscal 2009 to the 52-week period ended November 26, 2011, based on retail sales information available from A.C. Nielsen.

Our management believes it has identified the root causes of the decline and has developed a plan to reverse it. First, under Kraft’s ownership, sales management was part of Kraft’s in-house sales force, which we believe was generally considered one of the best in the consumer packaged goods industry. Upon the separation from Kraft, Post adopted a primarily broker sales strategy. We believe this resulted in a less focused sales effort as well as a loss in terms of general retail presence and its resulting scale benefits. Second, in addition to other centralized systems and processes from which Post benefitted, Kraft utilized a powerful proprietary tool for managing trade spending. Once this became unavailable to Post, we believe trade spending became erratic and lacked measurement discipline. As a result, the return on investment (“ROI”) on trade programs fell sharply. Post shifted focus to Post’s Diamond Brands (Honey Bunches of Oats, Pebbles and Great Grains) to the detriment of the remaining brands. Finally, since mid-2008, Post has increased average pricing at more than twice the rate reported by A.C. Nielsen for the ready-to-eat cereal category (16% vs. 7%) while at the same time reducing total advertising and consumer spending support by 5%. We believe this resulted in an unfavorable shift in consumer value perception and contributed to the decline in market share.

Through our spin-off from Ralcorp, we believe we can reverse the market share erosion and create substantial value for shareholders through the continued operation of Post as a stand-alone entity. We believe there are significant revenue opportunities in ready-to-eat cereals and adjacent categories, and as a stand-alone entity we believe Post will benefit from a more focused scope of operations, an increased ability to incentivize management, better access to capital as a pure play company, and an improved ability to pursue organic growth and acquisitions. We believe our experienced senior management team will help coordinate and focus the resources to enable us to address these opportunities. Key strategies will include:

•	strengthening our selling approach by upgrading coverage for the largest accounts;

•	driving merchandising and improving trade spending ROI by more effective use of deployed analytics and more effective programming;

•	improving the overall value proposition of the Post brands by improving the quality of the products and new pricing strategies;

•	continuously innovating around relevant themes, gaps in consumer demand and licensing opportunities; and

•	improving marketing effectiveness by reorganizing the marketing department to put business leaders in charge of all brands, retooling our agency roster, increasing our use of social and digital media, and increasing our use of public relations.

Preliminary Unaudited Selected Financial and Other Data for the First Quarter of Fiscal 2012

The preliminary financial data discussed below has been prepared by, and is the responsibility of, Post’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The preliminary estimates discussed below are subject to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the first quarter are finalized. Therefore, our actual results may differ materially from these estimates.

The following are preliminary estimates for the quarter ended December 31, 2011:

•	net sales of between $215 million and $225 million;

•	operating profit of between $29 million and $33 million; and

•	based on data available from A. C. Nielsen, Post’s monthly market share was 10.7% for October, 11.5% for November and 11.1% for December, after holding at 10.4% for both August and September.

We have provided a range for our preliminary unaudited estimates of net sales and operating profit because our financial closing procedures for the first quarter of 2012 are not yet complete. It is possible that our final reported results may not be within the ranges we currently estimate, and the difference may be material.

During the first quarter, Post’s new management team undertook a brand-by-brand business review. This review resulted in the general conclusion that additional strategic steps were needed to stabilize the business and the competitive position of the Post brands. In part, this determination resulted in the goodwill and other intangible asset impairment charges incurred in the fourth quarter of fiscal 2011 (see further discussion in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Critical Accounting Policies and Estimates” and Notes 2 and 4 of “Notes to Combined Financial Statements”).

We believe our operating results for the first quarter of fiscal 2012 were negatively impacted by a reduction in trade spending towards the end of fiscal 2011. In management’s opinion, Post’s portfolio of brands requires additional investment in the form of more sophisticated trade spending and consumer support to stabilize and grow market share, which management considers its top priority. Management undertook actions in the first quarter of fiscal 2012 that resulted in increased trade spending and consumer promotion consistent with its focus on growing market share and stabilizing the brands. We believe the benefits of these actions will not be realized until later in fiscal 2012; however, they had the effect of reducing operating profit margins during the quarter ended December 31, 2011.

Our preliminary unaudited financial data discussed above constitute forward-looking statements, as referred to in “Forward-Looking Statements.” These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this document to conform these statements to actual results or to changes in our expectations.

Corporate Structure

Following our separation from Ralcorp, we will conduct substantially all of our operations through our operating subsidiaries. The following diagram illustrates our corporate structure immediately following the separation. For further information, please see “The Separation” and “Capitalization.”

Other Information

Post Holdings, Inc. was incorporated in Missouri on September 22, 2011. Our principal executive offices are located at 2503 S. Hanley Road, St. Louis, Missouri 63144. Our telephone number is (314) 644-7600. Our website address is www.postfoods.com. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement or in the Form 10.

Terms of the Separation

The following provides a summary of the material terms of the separation.

Distributing company	Ralcorp Holdings, Inc.

Distributed company	Post Holdings, Inc. Currently, Post is a Missouri corporation and is a wholly owned subsidiary of Ralcorp that was formed to hold directly or indirectly all of the assets and liabilities of the Post cereals business. After the distribution, Post will be an independent publicly traded company.

Distribution ratio	Each holder of Ralcorp common stock will receive one share of Post common stock for each two shares of Ralcorp common stock held on the record date.

Distributed securities	Ralcorp will distribute at least 80% of the shares of Post common stock immediately prior to the distribution. Based on the approximately 55.2 million shares of Ralcorp common stock outstanding on January 13, 2012, and applying the distribution ratio of one share of Post common stock for two shares of Ralcorp common stock, approximately 27.6 million shares of Post common stock will be distributed to Ralcorp shareholders who hold Ralcorp common stock as of the record date. At the time of the distribution, each share of Post common stock will have attached to it one preferred stock purchase right.

Fractional shares	No fractional shares of Post stock will be issued. The shareholders who would otherwise be entitled to a fractional share will receive a cash payment for the value thereof.

Record date	The record date for the distribution is the close of business on January 30, 2012.

Distribution date	The distribution date is February 3, 2012, subject to certain conditions described in this document; provided, that if the conditions have not been satisfied or waived on or before the distribution date, the distribution date may be extended until the conditions shall be satisfied or waived.

Distribution method	Post common stock will be issued only in book-entry form. No paper stock certificates will be issued.

Conditions to the distribution	The distribution of our common stock is subject to the satisfaction or, if permissible under the Separation and Distribution Agreement, waiver by Ralcorp of the following conditions, among other conditions described in this information statement:

• Ralcorp’s board of directors shall have duly approved the Separation and Distribution Agreement and the transactions contemplated thereby;

• Ralcorp, Post and their subsidiaries shall have completed an internal reorganization as contemplated by the agreement;

• Ralcorp shall have received (i) a private letter ruling from the Internal Revenue Service, or “IRS,” in form and substance satisfactory to Ralcorp, regarding the qualification of the separation and certain related transactions as transactions that are generally tax-free for U.S. federal income tax purposes, which ruling shall not have been withdrawn or modified, and (ii) an opinion of counsel, in form and substance satisfactory to Ralcorp to the same effect.

• an independent firm acceptable to Ralcorp, in its sole and absolute discretion, shall have delivered one or more opinions to Ralcorp’s board of directors confirming the solvency and financial viability of Ralcorp and Post, which opinions shall be in form and substance satisfactory to Ralcorp, in its sole and absolute discretion, and shall not have been withdrawn or rescinded;

• Ralcorp and Post shall have received all permits, registrations and consents required under the securities or the “blue sky” laws of states or other political subdivisions of the United States or of foreign jurisdictions;

• our registration statement on Form 10, of which this information statement is a part, and a registration statement related to our equity incentive awards shall have become effective and no stop order shall be in effect or, to Ralcorp’s or our knowledge, threatened relating to such registration statements;

• prior to the distribution, this information statement shall have been mailed to the holders of Ralcorp common stock as of the record date;

• the Post common stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

• prior to the distribution, all of Ralcorp’s representatives or designees shall have resigned or been removed as officers and from all boards of directors or similar governing bodies of entities affiliated with Post, and all of Post’s representatives shall have resigned or been removed from all such bodies of Ralcorp;

• Ralcorp and Post shall have received all governmental approvals and consents and all third party consents necessary to effect the distribution and to permit the operation of the Post cereals business after the distribution date;

• no order, injunction or decree issued by any court or other governmental authority or other legal restraint preventing consummation of the distribution or any of the transactions contemplated by the Separation and Distribution Agreement or any ancillary agreement, shall have been threatened or be in effect;

• the financing transactions and other transactions to effect the separation of the businesses of Ralcorp and Post, as described in the Separation and Distribution Agreement, shall have been consummated;

• Ralcorp and Post shall have each received credit ratings from credit rating agencies that are satisfactory to Ralcorp in its sole and absolute discretion;

• the distribution shall not violate or result in a breach of applicable law or any material contract of Ralcorp or Post or their subsidiaries; and

• no other events or developments shall have occurred or shall exist that, in the judgment of Ralcorp’s board of directors, in its sole and absolute discretion, would make it inadvisable to effect the distribution.

The satisfaction of the foregoing conditions does not create any obligations on Ralcorp’s part to effect the separation, and Ralcorp’s board of directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the separation, including by accelerating or delaying the timing of the consummation of all or part of the separation, at any time prior to the distribution date.

Stock exchange listing	Subject to the consummation of the separation, our common stock has been approved for listing on the New York Stock Exchange under the symbol “POST.”

Material U.S. federal income tax consequences	Assuming the separation and certain related transactions qualify as transactions that are generally tax-free for U.S. federal income tax purposes, no gain or loss will be recognized by a shareholder, and no amount will be included in the income of a shareholder upon the receipt of shares of our common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares.

Certain agreements with Ralcorp	Before the separation, Post will enter into the Separation and Distribution Agreement and several other agreements with Ralcorp to effect the separation and distribution and provide a framework for its relationships with Ralcorp. These agreements will govern the relationships between Ralcorp and Post subsequent to the completion of the separation and provide for the allocation between Ralcorp and Post of Ralcorp’s assets, liabilities and obligations attributable to periods prior to the separation. We will also enter into a Shareholder’s and Registration Rights Agreement with Ralcorp, pursuant to which, among other things, we will agree that, upon the request of Ralcorp, we will use reasonable best efforts to effect the registration under applicable securities law of any shares of our common stock retained by Ralcorp.

For a discussion of these arrangements, see the section entitled “Arrangements between Ralcorp and Post.”

Financing arrangements	As part of the separation, we expect to incur approximately $950 million of new indebtedness, which we expect to consist of $175 million aggregate principal amount of borrowings under a senior secured term loan facility and $775 million in aggregate principal amount of senior notes. We will not receive any proceeds from the senior notes, which we expect to initially issue to Ralcorp in connection with the separation. We expect that approximately $125 million of the proceeds from the term loan facilities will be transferred to Ralcorp in connection with the separation and to directly or indirectly acquire the assets of the Canadian operations of the Post cereals business. Of the remaining $50 million in proceeds, we expect to retain approximately $25 million after payment of fees and expenses relating to the financing transactions. We also expect that Post will have a $175 million revolving credit facility that will be unfunded at the time of the separation.

We expect that Ralcorp will transfer the senior notes to certain financial institutions, which we refer to as “exchange counterparties,” in order to satisfy certain outstanding 90-day term loan obligations of Ralcorp held by the exchange counterparties. We refer to this transfer as a “debt exchange.” As a result of these financing transactions, Ralcorp will receive in connection with the separation approximately $125 million in cash from us and approximately $775 million in cash from the proceeds of the 90-day term loan. We expect that the exchange counterparties may subsequently transfer our senior notes obtained from Ralcorp in the debt exchange. For a description of the expected terms of the credit facilities and senior notes, see “Description of Financing Transactions and Material Indebtedness.”

Transfer agent	Computershare Trust Company, N.A.

Risk Factors

We are subject to a number of risks, including risks related to our business, the separation and the financing transactions, and our common stock. Among other risks, (i) our actual operating results may differ significantly from our preliminary estimated results; (ii) we compete in a mature category with strong competition; (iii) we may be unable to anticipate changes in consumer preferences and trends, which could result in decreased demand for our products; (iv) a decline in demand for ready-to-eat cereals could adversely affect our financial performance; (v) following the separation, we will have substantial debt and high leverage, which could adversely affect our business; (vi) the agreements governing our debt, including our new credit facilities and the indenture governing our senior notes, may contain various covenants that impose restrictions on us that may affect our ability to operate our business; (vii) our historical financial results as a business segment of Ralcorp and our unaudited pro forma condensed combined financial statements may not be representative of our results as a separate, stand-alone company; (viii) because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our stock following the separation; (ix) future stock sales could adversely affect the trading price of our common stock following the separation; and (x) your percentage ownership in Post may be diluted in the future.

For a thorough discussion of risk factors associated with our business, the separation, the financing transactions and our common stock, see “Risk Factors” beginning on page 19.

Summary Historical and Pro Forma Financial Information

The following table presents our summary historical and unaudited pro forma condensed combined financial data. The condensed combined statement of operations data for each of the fiscal years ended September 30, 2011, 2010 and 2009 and the condensed combined balance sheet data as of September 30, 2011 and 2010 are derived from our audited combined financial statements included elsewhere in this information statement.

The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2011 and the unaudited pro forma condensed combined balance sheet as of September 30, 2011 have been adjusted to give effect to the following transactions:

•	the separation transactions described under “The Separation”;

•	the incurrence of $950 million of new indebtedness, which is expected to consist of $175 million aggregate principal amount of borrowings under senior credit facilities with lending institutions and $775 million in aggregate principal amount of senior notes;

•	the distribution of approximately 27.6 million shares of our common stock to holders of Ralcorp common stock, based upon the number of Ralcorp shares outstanding on January 13, 2012 and an additional approximate 6.9 million shares retained by Ralcorp;

•	our anticipated post-separation capital structure; and

•	the settlement of intercompany account balances between us and Ralcorp through cash or contribution to equity.

The unaudited pro forma condensed combined statement of operations data for the year ended September 30, 2011 assume the separation and related transactions had occurred as of October 1, 2010. The unaudited pro forma condensed combined balance sheet data assume the separation and related transactions occurred on September 30, 2011. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances.

The unaudited pro forma condensed combined financial data and other financial information are not necessarily indicative of our results of operations or financial condition had the separation and our anticipated post-separation capital structure been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition. Further information regarding the pro forma adjustments listed above can be found within the “Unaudited Pro Forma Condensed Combined Financial Statements” section of this information statement.

The summary historical and unaudited pro forma condensed combined financial data presented below should be read in conjunction with our audited combined financial statements and accompanying notes, “Unaudited Pro Forma Condensed Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this information statement.

	Year Ended September 30,
	2011	2011	2010	2009
	Pro Forma	Historical	Historical	Historical
	(In millions, except per share amounts)

Statement of Operations Data
Net sales	$968.2	$968.2	$996.7	$1,072.1
Cost of goods sold(a)	(516.6)	(516.6)	(553.7)	(570.8)

Gross profit	451.6	451.6	443.0	501.3
Selling, general and administrative expenses(b)	(243.2)	(239.5)	(218.8)	(272.7)
Amortization of intangible assets	(12.6)	(12.6)	(12.7)	(12.6)
Impairment of goodwill and other intangible assets(c)	(503.5)	(503.5)	(19.4)	—
Other operating expenses, net	(1.6)	(1.6)	(1.3)	(.8)

Operating (loss) profit	(309.3)	(305.6)	190.8	215.2
Intercompany interest expense(d)	—	(51.5)	(51.5)	(58.3)
Interest expense(d)	(69.9)	—	—
Other expense	—	(1.7)
Loss on sale of receivables(e)	—	(13.0)	—	—
Equity in earnings of partnership	—	4.2	2.2	—

(Loss) earnings before income taxes	(379.2)	(367.6)	141.5	156.9
Income taxes	10.3	6.3	(49.5)	(55.8)

Net (loss) earnings	$(368.9)	$(361.3)	$92.0	$101.1

Loss per Share
Basic	$(10.69)
Diluted	$(10.69)

Statement of Cash Flows Data
Depreciation and amortization		$58.7	$55.4	$50.6
Cash provided (used) by:
Operating activities		143.8	135.6	221.1
Investing activities		(14.9)	(24.3)	(36.7)
Financing activities		(132.1)	(112.4)	(183.3)

	September 30,
	2011	2011	2010
	Pro Forma	Historical	Historical
	(In millions)

Balance Sheet Data
Cash and cash equivalents	$26.7	$1.7	$4.8
Working capital (excl. cash and cash equivalents)	66.1	(.7)	68.0
Total assets	2,768.2	2,786.2	3,348.0
Intercompany debt, including short-term portion	—	784.5	716.5
Long-term debt	950.0	—	—
Other liabilities	104.9	104.9	90.7
Total equity	1,320.8	1,497.7	2,061.7

(a)	In 2011, Post incurred a loss of $7.1 million on economic hedges that did not meet the criteria for cash flow hedge accounting. For more information, see Note 10 of “Notes to Combined Financial Statements.” Post also incurred $1.3 and $2.1 million of costs reported in cost of goods sold related to the transitioning of Post into Ralcorp operations during the years ended September 30, 2010 and 2009, respectively.

(b)	During the year ended September 30, 2011, Post incurred $2.8 million of costs reported in selling, general and administrative expense related to activities associated with the separation of Post from Ralcorp. In addition, Post incurred $6.4 and $29.5 million of costs reported in selling, general and administrative expense, related to the transitioning of Post into Ralcorp operations during the years ended September 30, 2010 and 2009, respectively. For more information, see Note 16 of “Notes to Combined Financial Statements.”

(c)	For information about the impairment of goodwill and other intangible assets see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” and Notes 2 and 4 of “Notes to Combined Financial Statements.”

(d)	Intercompany interest expense relates to debt obligations assumed by Ralcorp from Kraft in the August 2008 acquisition of Post and other intercompany notes. See Note 12 of “Notes to Combined Financial Statements” for further discussion of intercompany debt. As part of the separation transaction, we expect all intercompany debt to be settled and we expect to incur new indebtedness totaling approximately $950 million. See “Unaudited Pro Forma Condensed Combined Financial Statements” for further discussion.

(e)	In fiscal 2011, Post began selling certain of its receivables to Ralcorp pursuant to a Ralcorp accounts receivable securitization program. For more information, see Note 8 of “Notes to Combined Financial Statements.”

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth in this information statement. The risk factors generally have been separated into three groups: (i) risks related to our business, (ii) risks related to the separation and financing transactions, and (iii) risks related to our common stock. Based on the information currently known to us, we believe that the following risks and uncertainties could have a material adverse effect on our business, financial condition and results of operation. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operation, financial condition or results.

Risks Related to Our Business

Our actual operating results may differ significantly from our preliminary estimated results.

In this document under the caption “Summary — Recent Developments — Preliminary Unaudited Selected Financial and Other Data for the First Quarter of 2012,” we present certain preliminary unaudited financial data for the fiscal quarter ended December 31, 2011. This preliminary financial data consists of estimates derived from our internal books and records and has been prepared solely by our management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data, nor has PricewaterhouseCoopers LLP expressed any opinion or any other form of assurance with respect thereto. Our preliminary results are subject to change during the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the first quarter are finalized. Therefore, our actual results may differ materially from these estimates. Because our financial closing procedures for the first quarter of 2012 are not yet complete, we have provided a range for certain of the preliminary financial data included in this document. However, it is possible that our final reported results may not be within the ranges we currently estimate, and the difference may be material. In addition, our preliminary results for the first quarter are not necessarily indicative of our operating results for any future quarter or our results for the full fiscal year.

We compete in a mature category with strong competition.

We compete in the ready-to-eat cereal category with competitors that represent larger shares of category sales. Our products face strong competition from competitors for shelf space and sales. Competition in our product categories is based on product innovation, product quality, price, brand recognition and loyalty, effectiveness of marketing, promotional activity, and the ability to identify and satisfy consumer preferences. Some of our competitors have substantial financial, marketing and other resources, and competition with them in our various markets and product lines could cause us to reduce prices, increase marketing, or lose market share, any of which could have a material adverse effect on our business and financial results. This high level of competition by our competitors could result in a decrease in our sales volumes. In addition, increased trade spending or advertising or reduced prices on our competitors’ products may require us to do the same for our products which could impact our margins and volumes. If we did not do the same, our revenue, profitability, and market share could be adversely affected.

We may be unable to anticipate changes in consumer preferences and trends, which could result in decreased demand for our products.

Our success depends in part on our ability to anticipate the tastes and eating habits of consumers and to offer products that appeal to their preferences. Consumer preferences change from time to time and can be affected by a number of different and unexpected trends. Our failure to anticipate, identify or react quickly to these changes and trends, and to introduce new and improved products on a timely basis, could result in reduced demand for our products, which would in turn cause our revenues and profitability to suffer. Similarly, demand for our products could be affected by consumer concerns regarding the health effects of nutrients or ingredients such as trans fats, sugar, processed wheat and corn or other product attributes.

A decline in demand for ready-to-eat cereals could adversely affect our financial performance.

We focus primarily on producing and selling ready-to-eat cereal products. We expect to continue this primary focus. Because of our product concentration, any decline in consumer demand or preferences, including diet-driven changes, for ready-to-eat cereals or any other factor that adversely affects the ready-to-eat cereal market could have a material adverse effect on our business, financial condition or results of operations. We could also be adversely affected if consumers lose confidence in the healthfulness, safety or quality of ready-to-eat cereals or ingredients. Adverse publicity about these types of concerns, whether or not valid, may discourage consumers from buying our products or cause production and delivery disruptions.

Economic downturns could limit consumer demand for our products.

The willingness of consumers to purchase our products depends in part on general or local economic conditions. In periods of economic uncertainty, consumers may purchase more generic, private brand or value brands and may forego certain purchases altogether. In those circumstances, we could experience a reduction in sales of our products. In addition, as a result of economic conditions or competitive actions, we may be unable to raise our prices sufficiently to protect profit margins. Any of these events could have an adverse effect on our results of operations.

Commodity price volatility and higher energy costs could negatively impact profits.

The primary commodities used by our businesses include wheat, nuts (including almonds), sugar, edible oils, corn, oats, cocoa, and our primary packaging includes linerboard cartons and corrugated boxes. In addition, our manufacturing operations use large quantities of natural gas and electricity. The cost of such commodities may fluctuate widely and we may experience shortages in commodity items as a result of commodity market fluctuations, availability, increased demand, weather conditions, and natural disasters as well as other factors outside of our control. Higher prices for natural gas, electricity and fuel may also increase our production and delivery costs. Changes in the prices charged for our products may lag behind changes in our energy and commodity costs. Accordingly, changes in commodity or energy costs may limit our ability to maintain existing margins and have a material adverse effect on our operating profits.

Ralcorp generally uses commodity futures and options to reduce the price volatility associated with anticipated raw material purchases associated with the Post cereals business. Additionally, Ralcorp has a hedging program for diesel fuel prices (using market traded heating oil as an effective proxy), natural gas, and corrugated paper products. Prior to the separation, Ralcorp plans to settle all open commodity contract positions applicable to Post and has no plans to convey derivative contracts to Post. The extent of these hedges at any given time depends upon Ralcorp’s assessment of the markets for these commodities, including assumptions for future prices. For example, if Ralcorp believes that market prices for the commodities we use are unusually high, Ralcorp may choose to hedge less, or possibly not hedge any, of our future requirements. If Ralcorp fails to hedge and prices subsequently increase, or if Ralcorp institutes a hedge and prices subsequently decrease, our costs may be greater than anticipated or greater than our competitors’ costs and our financial results could be adversely affected.

If we pursue strategic acquisitions, divestitures or joint ventures, we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.

From time to time, we may evaluate potential acquisitions, divestitures or joint ventures that would further our strategic objectives. With respect to acquisitions, we may not be able to identify suitable candidates, consummate a transaction on terms that are favorable to us, or achieve expected returns and other benefits as a result of integration challenges. With respect to proposed divestitures of assets or businesses, we may encounter difficulty in finding acquirers or alternative exit strategies on terms that are favorable to us, which could delay the accomplishment of our strategic objectives, or our divestiture activities may require us to recognize impairment charges. Companies or operations acquired or joint ventures created may not be profitable or may not achieve sales levels and profitability that justify the investments made. Our corporate development activities may present financial and operational risks, including diversion of management attention from existing core businesses, integrating or separating personnel and financial and other systems, and adverse effects on existing business relationships with suppliers and customers. Future acquisitions could also result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to certain intangible assets and increased operating expenses, which could adversely affect our results of operations and financial condition.

Unsuccessful implementation of business strategies to reduce costs may adversely affect our results of operations.

Many of our costs, such as raw materials, energy and freight, are outside our control. Therefore, we must seek to reduce costs in other areas, such as operating efficiency. If we are not able to complete projects which are designed to reduce costs and increase operating efficiency on time or within budget, our operating profits may be adversely impacted. In addition, if the cost-saving initiatives we have implemented or any future cost-saving initiatives do not generate the expected cost savings and synergies, our results of operations may be adversely affected.

Our inability to raise prices may adversely affect our results of operations.

Our ability to raise prices for our products may be adversely affected by a number of factors, including but not limited to industry supply, market demand, and promotional activity by competitors. If we are unable to increase prices for our products as may be necessary to cover cost increases, our results of operations could be adversely affected. In addition, price increases typically generate lower volumes as customers then purchase fewer units. If these losses are greater than expected or if we lose distribution as a result of a price increase, our results of operations could be adversely affected.

Loss of a significant customer may adversely affect our results of operations.

A limited number of customer accounts represent a large percentage of our consolidated net sales. Our top ten customers represent approximately 56% of our net sales for fiscal year 2011, and our largest customer, Wal-Mart Stores, Inc., accounted for approximately 21% of our net sales in each of fiscal 2011, 2010 and 2009. The success of our business depends, in part, on our ability to maintain our level of sales and product distribution through high-volume food retailers, super centers and mass merchandisers. The competition to supply products to these high-volume stores is intense. Currently, we do not have long-term supply agreements with a substantial number of our customers, including our largest customers. These high-volume stores and mass merchandisers frequently reevaluate the products they carry. If a major customer elected to stop carrying one of our products, our sales may be adversely affected.

Consolidation among the retail grocery and foodservice industries may hurt profit margins.

Over the past several years, the retail grocery and foodservice industries have undergone significant consolidations and mass merchandisers are gaining market share. As this trend continues and such customers grow larger, they may seek to use their position to improve their profitability through improved efficiency, lower pricing, increased reliance on their own brand name products, increased emphasis on generic and other value brands, and increased promotional programs. If we are unable to respond to these requirements, our profitability or volume growth could be negatively impacted. Additionally, if the surviving entity is not a customer, we may lose significant business once held with the acquired retailer.

If our food products become adulterated, misbranded, or mislabeled, we might need to recall those items and may experience product liability claims if consumers are injured.

Selling food products involves a number of legal and other risks, including product contamination, spoilage, product tampering, allergens, or other adulteration. We may need to recall some or all of our products if they become adulterated, mislabeled or misbranded. This could result in destruction of product inventory, negative publicity, temporary plant closings, and substantial costs of compliance or remediation. Should consumption of any product cause injury, we may be liable for monetary damages as a result of a judgment against us. In addition, adverse publicity, including claims, whether or not valid, that our products or ingredients are unsafe or of poor quality may discourage consumers from buying our products or cause production and delivery disruptions. Any of these events, including a significant product liability judgment against us, could result in a loss of consumer confidence in our food products. This could have an adverse affect on our financial condition, results of operations or cash flows.

Disruption of our supply chain could have an adverse effect on our business, financial condition and results of operations.

Our ability, including manufacturing or distribution capabilities, and that of our suppliers, business partners and contract manufacturers, to make, move and sell products is critical to our success. Damage or disruption to our or their manufacturing or distribution capabilities due to weather, including any potential effects of climate change, natural disaster, fire or explosion, terrorism, pandemics, strikes, repairs or enhancements at our facilities, or other reasons, could impair our ability to manufacture or sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations, as well as require additional resources to restore our supply chain.

Termination of our material licenses would have a material adverse effect on our business.

We manufacture and market our Pebbles® products in the United States, Canada and several other locations pursuant to a long-term intellectual property license agreement. This license gives us the exclusive right (subject only to an exception regarding the sale of similar products in amusement and theme parks) to use The Flintstones characters in connection with breakfast cereal and to sell all Pebbles® branded cereal products in those regions. If we were to breach any material term of this license agreement and not timely cure the breach, the licensor could terminate the agreement. If the licensor were to terminate our rights to use the Flintstones characters or the Pebbles® brand for this or any other reason, the loss of such rights could have a material adverse effect on our business.

Global capital and credit market issues could negatively affect our liquidity, increase our costs of borrowing, and disrupt the operations of our suppliers and customers.

U.S. and global credit markets have, from time to time, experienced significant dislocations and liquidity disruptions which caused the spreads on prospective debt financings to widen considerably. These circumstances materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases resulted in the unavailability of certain types of debt financing. Events affecting the credit markets have also had an adverse effect on other financial markets in the U.S., which may make it more difficult or costly for us to raise capital through the issuance of common stock or other equity securities or refinance our existing debt, sell our assets or borrow more money if necessary. Our business could also be negatively impacted if our suppliers or customers experience disruptions resulting from tighter capital and credit markets or a slowdown in the general economy. Any of these risks could impair our ability to fund our operations or limit our ability to expand our business or increase our interest expense, which could have a material adverse effect on our financial results.

Changing currency exchange rates may adversely affect our earnings and financial position.

We have operations and assets in the United States and Canada. Our consolidated financial statements are presented in U.S. dollars; therefore, we must translate our foreign assets, liabilities, revenue and expenses into U.S. dollars at applicable exchange rates. Consequently, fluctuations in the value of the Canadian dollar may negatively affect the value of these items in our consolidated financial statements. To the extent we fail to manage our foreign currency exposure adequately, we may suffer losses in value of our net foreign currency investment, and our consolidated results of operations and financial position may be negatively affected.

Violations of laws or regulations, as well as new laws or regulations or changes to existing laws or regulations, could adversely affect our business.

The food production and marketing industry is subject to a variety of federal, state, local and foreign laws and regulations, including food safety requirements related to the ingredients, manufacture, processing, storage, marketing, advertising, labeling, and distribution of our products as well as those related to worker health and workplace safety. Our activities, both in and outside of the United States, are subject to extensive regulation. In the U.S. we are regulated by, among other federal and state authorities, the U.S. Food and Drug Administration, U.S. Federal Trade Commission, the U.S. Departments of Commerce and Labor as well as by similar authorities abroad. Governmental regulations also affect taxes and levies, healthcare costs, energy usage, immigration and other labor issues, all of which may have a direct or indirect effect on our business or those of our customers or suppliers. In addition, we market and advertise our products and could be the target of claims relating to alleged false or deceptive advertising under federal, state, and foreign laws and regulations and may be subject to initiatives to limit or prohibit the marketing and advertising of our products to children. Changes in these laws or regulations or the introduction of new laws or regulations could increase the costs of doing business for us or our customers or suppliers or restrict our actions, causing our results of operations to be adversely affected. Further, if we are found to be out of compliance with applicable laws and regulations in these areas, we could be subject to civil remedies, including fines, injunctions, or recalls, as well as potential criminal sanctions, any of which could have a material adverse effect on our business.

As a publicly traded company, we will be subject to changing rules and regulations of federal and state government as well as the stock exchange on which our common stock is expected to be listed. These entities, including the Public Company Accounting Oversight Board, the SEC and the New York Stock Exchange, have issued a significant number of new and increasingly complex requirements and regulations over the course of the last several years and continue to develop additional regulations and requirements in response to laws enacted by Congress. Our efforts to comply with these requirements may result in an increase in expenses and a diversion of management’s time from other business activities.

We may not be able to operate successfully if we lose key personnel, are unable to hire qualified additional personnel, or experience turnover of our management team.

We are highly dependent on our ability to attract and retain qualified personnel to operate and expand our business. If we lose one or more members of our senior management team, or if we fail to attract new employees, our business and financial position, results of operations or cash flows could be harmed.

Labor strikes or work stoppages by our employees could harm our business.

Currently, a significant number of our full-time production and maintenance employees are covered by collective bargaining agreements. A dispute with a union or employees represented by a union could result in production interruptions caused by work stoppages. If a strike or work stoppage were to occur, our results of operations could be adversely affected. The labor contract for our Niagara Falls, Ontario location expired in early January 2012 and we are currently in ongoing negotiations with respect to this contract.

Changes in weather conditions, natural disasters and other events beyond our control can adversely affect our results of operations.

Changes in weather conditions and natural disasters such as floods, droughts, frosts, earthquakes, hurricane, fires or pestilence, may affect the cost and supply of commodities and raw materials, including tree nuts, corn syrup, sugar and wheat. Additionally, these events can result in reduced supplies of raw materials and longer recoveries of usable raw materials. Competing manufacturers can be affected differently by weather conditions and natural disasters depending on the location of their suppliers and operations. Failure to take adequate steps to reduce the likelihood or mitigate the potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single location, could adversely affect our business and results of operations, as well as require additional resources to restore our supply chain.

We are a holding company with no substantial independent operations, and therefore we rely on dividends, interest and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations.

Following the separation, we will be a holding company and will conduct substantially all of our operations through our subsidiaries. As a result, we will rely on dividends, loans and other payments or distributions from our subsidiaries to meet our debt service obligations and enable us to pay interest and dividends, if any. The ability of our subsidiaries to pay dividends and make other payments or distributions to us will depend substantially on their respective operating results and will be subject to restrictions under, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of our financing arrangements and the terms of any future financing arrangements of our subsidiaries.

We may experience losses or be subject to increased funding and expenses to our qualified pension plan, which could negatively impact profits.

Following the separation, we will maintain a separate qualified defined benefit plan and we will be obligated to ensure that the plan is funded in accordance with applicable regulations. In the event the stock market deteriorates, the funds in which we plan to invest do not perform according to expectations, or the valuation of the projected benefit obligation increases due to changes in interest rates or other factors, we may be required to make significant cash contributions to the pension plan and recognize increased expense within our financial statements.

Impairment in the carrying value of intangible assets could negatively impact our net worth. If our goodwill, indefinite-lived intangible assets, or other long-term assets become impaired, we will be required to record additional impairment charges, which may be significant.

The carrying value of intangible assets represents the fair value of goodwill, trademarks, trade names, and other acquired intangibles. Intangibles and goodwill expected to contribute indefinitely to our cash flows are not amortized, but our management reviews them for impairment on an annual basis or whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Impairments to intangible assets may be caused by factors outside our control, such as increasing competitive pricing pressures, lower than expected revenue and profit growth rates, changes in industry EBITDA and revenue multiples, changes in discount rates based on changes in cost of capital (interest rates, etc.), or the bankruptcy of a significant customer. These factors, along with other internal and external factors, could negatively impact our net worth and could have a significant impact on our fair valuation determination, which could then result in a material impairment charge in our results of operations. During fiscal years 2011 and 2010 we have incurred impairment losses related to goodwill and trademark intangible assets, and we could have additional impairments in the future. See further discussion of these impairment losses in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Notes 2 and 4 of “Notes to Combined Financial Statements.”

Technology failures could disrupt our operations and negatively impact our business.

We increasingly rely on information technology systems to process, transmit, and store electronic information. For example, our production and distribution facilities and inventory management utilize information technology to increase efficiencies and limit costs. Furthermore, a significant portion of the communications between our personnel, customers, and suppliers depends on information technology. Our information technology systems may be vulnerable to a variety of interruptions due to events beyond our control, including, but not limited to, natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers, and other security issues. Such interruptions could negatively impact our business.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brands.

We consider our intellectual property rights, particularly our trademarks, but also our patents, trade secrets, copyrights and licenses, to be a significant and valuable aspect of our business. We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements, third party nondisclosure and assignment agreements and the policing of third party misuses of our intellectual property. Our failure to obtain or maintain adequate protection of our intellectual property rights, or any change in law or other changes that serve to lessen or remove the current legal protections for intellectual property, may diminish our competitiveness and could materially harm our business.

We face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend; cause us to cease making, licensing or using products that incorporate the challenged intellectual property; require us to redesign or rebrand our products or packaging, if feasible; divert management’s attention and resources; or require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property. Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. Additionally, a successful claim of infringement against us could result in our being required to pay significant damages, enter into costly license or royalty agreements, or stop the sale of certain products, any of which could have a negative impact on our operating profits and harm our future prospects.

We are subject to environmental laws and regulations that can impose significant costs and expose us to potential financial liabilities.

We are subject to extensive and frequently changing federal, state, local and foreign laws and regulations relating to the protection of human health and the environment, including those limiting the discharge and release of pollutants into the environment and those regulating the transport, storage, use, treatment, storage, disposal and remediation of, and exposure to, solid and hazardous wastes and materials. Certain environmental laws and regulations can impose joint and several liability without regard to fault on responsible parties, including past and present owners and operators of sites, related to cleaning up sites at which hazardous wastes or materials were disposed or released. Failure to comply with environmental laws and regulations could result in severe fines and penalties by governments or courts of law. In addition, various current and likely future federal, state, local and foreign laws and regulations could regulate the emission of greenhouse gases, particularly carbon dioxide and methane. We cannot predict the impact that such regulation may have, or that climate change may otherwise have, on our business.

Future events, such as new or more stringent environmental laws and regulations, any new environmental claims, the discovery of currently unknown environmental conditions requiring response action, or more vigorous enforcement or a new interpretation of existing environmental laws and regulations, might require us to incur additional costs that could have a material adverse effect on our financial results.

Pending and future litigation may lead us to incur significant costs.

We are, or may become, party to various lawsuits and claims arising in the normal course of business, which may include lawsuits or claims relating to contracts, intellectual property, product recalls, product liability, employment matters, environmental matters or other aspects of our business. The defense of these lawsuits may divert our management’s attention, and we may incur significant expenses in defending these lawsuits. In addition, we may be required to pay damage awards or settlements, or become subject to injunctions or other equitable remedies, that could have a material adverse effect on our financial position, cash flows or results of operations. The outcome of litigation is often difficult to predict, and the outcome of pending or future litigation may have a material adverse effect on our financial position, cash flows, or results of operations.

Risks Related to the Separation and the Financing Transactions

Following the separation, we will have substantial debt and high leverage, which could adversely affect our business.

Since August 2008, we have relied upon Ralcorp for working capital requirements on a short-term basis and for other financial support. Following the separation, we will have a significant amount of debt. On a pro forma basis as described under “Unaudited Pro Forma Condensed Combined Financial Statements,” assuming we had completed the separation and the financing transactions described in this information statement (including the borrowings under the senior credit facilities and the issuance of the senior notes), we would have had $950 million of total debt as of September 30, 2011. Given the smaller relative size of our company as compared to Ralcorp, we expect to incur higher debt servicing costs on the new indebtedness than we would have otherwise incurred previously as a subsidiary of Ralcorp.

Our overall leverage and the terms of our financing arrangements could:

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions;

•	make it more difficult for us to satisfy our obligations under our indebtedness;

•	limit our ability to refinance our indebtedness on terms acceptable to us or at all;

•	limit our flexibility to plan for and to adjust to changing business and market conditions in the industry in which we operate, and increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future investments, capital expenditures, working capital, business activities and other general corporate requirements;

•	limit our ability to obtain additional financing for working capital, for capital expenditures, to fund growth or for general corporate purposes, even when necessary to maintain adequate liquidity, particularly if any ratings assigned to our debt securities by rating organizations were revised downward; and

•	subject us to higher levels of indebtedness than our competitors, which may cause a competitive disadvantage and may reduce our flexibility in responding to increased competition.

In addition, as described under “Description of Financing Transactions and Material Indebtedness,” we will incur, in connection with the separation, a significant amount of debt for which we will not receive any cash proceeds, but which will instead be issued to Ralcorp. We will also make a cash payment to Ralcorp in the amount of $125 million. As a result of the indebtedness we expect to incur in connection with the separation, the amount of leverage in our business will significantly increase. This will increase the riskiness of our business and of an investment in our common stock.

Our ability to meet expenses and debt service obligations will depend on our future performance, which will be affected by financial, business, economic and other factors, including potential changes in consumer preferences, the success of product and marketing innovation and pressure from competitors. If we do not generate enough cash to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell our assets, borrow more money or raise equity.

Our senior credit facilities will bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flow.

We expect the agreements governing our debt, including our new credit facilities and the indenture governing our senior notes, will contain various covenants that impose restrictions on us that may affect our ability to operate our business.

The agreements governing our new senior credit facilities and our senior notes are expected to contain covenants that, among other things, limit our ability to:

•	borrow money or guarantee debt;

•	create liens;

•	pay dividends on or redeem or repurchase stock;

•	make specified types of investments and acquisitions;

•	enter into or permit to exist contractual limits on the ability of our subsidiaries to pay dividends to us;

•	enter into new lines of business;

•	enter into transactions with affiliates; and

•	sell assets or merge with other companies.

These restrictions on our ability to operate our business could harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions.

A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the senior notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

Our historical financial results as a business segment of Ralcorp and our unaudited pro forma condensed combined financial statements may not be representative of our results as a separate, stand-alone company.

The historical financial information we have included in this information statement has been derived from the consolidated financial statements and accounting records of Ralcorp (and, for periods before August 4, 2008, of Kraft). Accordingly, the historical and pro forma financial information does not necessarily reflect what our financial position, results of operations or cash flows would have been had we operated as a separate, stand-alone company during the periods presented or those that we may achieve in the future primarily as a result of the following factors:

•	Prior to the separation, our business was operated by Ralcorp as part of its broader corporate organization, rather than as an independent company. Ralcorp or one of its affiliates performed various corporate functions for us, including, but not limited to, legal, treasury, accounting, auditing, risk management, information technology, human resources, corporate affairs, tax administration, certain governance functions (including compliance with the Sarbanes-Oxley Act of 2002 and internal audit) and external reporting. Our historical and pro forma financial results include allocations of corporate expenses from Ralcorp for these and similar functions. These allocations are likely to be less than the comparable expenses we expect to incur as a separate publicly traded company.

•	Our pro forma financial information set forth under “Unaudited Pro Forma Condensed Combined Financial Statements” reflects changes that may occur in our funding and operations as a result of the separation. This pro forma condensed combined financial information may not reflect our costs as a separate, stand-alone company.

•	Currently, our business is integrated with the other businesses of Ralcorp. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. The loss of the benefits of doing business as part of Ralcorp could have an adverse effect on our results of operations and financial condition following the completion of the separation.

•	Generally, our working capital requirements and capital for our general corporate purposes, including advertising and trade promotions, research and development and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Ralcorp. In connection with the separation, we will be incurring substantial indebtedness, as discussed above.

•	Subsequent to the completion of the separation, the cost of capital for our business may be higher than Ralcorp’s cost of capital prior to the separation because Ralcorp’s current cost of debt may be lower than ours following the separation.

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Ralcorp.

By separating from Ralcorp there is a risk that our company may be more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of Ralcorp. As part of Ralcorp we were able to enjoy certain benefits from Ralcorp’s operating diversity and purchasing and borrowing leverage. We may not be able to achieve some or all of the benefits that we expect to achieve as a stand-alone, independent company.

The combined post-separation value of Ralcorp and Post shares may not equal or exceed the pre-separation value of Ralcorp shares.

After the separation, Ralcorp’s common stock will continue to be listed and traded on the New York Stock Exchange under the symbol “RAH.” Subject to the consummation of the separation, our common stock has been approved for listing on the New York Stock Exchange under the symbol “POST.” The combined trading prices of Ralcorp common stock and Post common stock after the separation, as adjusted for any changes in the combined capitalization of these companies, may not be equal to or greater than the trading price of Ralcorp common stock prior to the separation. Until the market has fully evaluated the business of Ralcorp without the Post cereals business, the price at which Ralcorp common stock trade may fluctuate significantly. Similarly, until the market has fully evaluated our company, the price at which shares of Post common stock trade may fluctuate significantly.

Potential liabilities may arise due to fraudulent transfer considerations, which would adversely affect our financial condition and our results of operations.

In connection with the separation, Ralcorp intends to undertake financing transactions which, along with the separation and the financing transactions involving us, may be subject to federal and state fraudulent conveyance and transfer laws. If a court were to determine under these laws that, at the time of the separation, any entity involved in these transactions or the separation:

•	was insolvent,

•	was rendered insolvent by reason of the separation,

•	had remaining assets constituting unreasonably small capital, or

•	intended to incur, or believed it would incur, debts beyond its ability to pay these debts as they matured,

the court could void the separation, in whole or in part, as a fraudulent conveyance or transfer. The court could then require our shareholders to return to Ralcorp some or all of the shares of our common stock issued pursuant to the separation, or require Ralcorp or us, as the case may be, to fund liabilities of the other company for the benefit of creditors. The measure of insolvency will vary depending upon the jurisdiction whose law is being applied. Generally, however, an entity would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay the debt as it matures.

We may have a significant indemnity obligation to Ralcorp if the separation and/or certain related transactions are treated as a taxable transaction.

We expect to enter into the Tax Allocation Agreement with Ralcorp, which sets out each party’s rights and obligations with respect to federal, state, local and foreign taxes for periods before and after the separation (including taxes that may arise if the separation and/or certain related transactions do not qualify for tax-free treatment under the Internal Revenue Code of 1986, as amended, or the “Code”) and related matters such as the filing of tax returns and the conduct of the parties in IRS and other audits.

Ralcorp received a private letter ruling from the IRS to the effect that, among other things, the separation and certain related transactions will qualify for tax-free treatment under the Code. In addition, Ralcorp expects to obtain an opinion from its legal counsel substantially to the effect that, among other things, the separation and certain related transactions will qualify for tax-free treatment under the Code. The private letter ruling from the IRS is not binding on the IRS if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the ruling is based upon representations by Ralcorp that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling. The opinion referred to above will address all of the requirements necessary for the separation and certain related transactions to obtain tax-free treatment under the Code, will rely on the IRS private letter ruling as to matters covered by the ruling, and will be based on, among other things, certain assumptions and representations made by Ralcorp and us, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached by counsel in such opinion. The opinion will not be binding on the IRS or the courts and the IRS or the courts may not agree with the opinion.

Notwithstanding receipt by Ralcorp of the private letter ruling and opinion of counsel, the IRS could determine that the separation and/or certain related transactions should be treated as taxable transactions if it determines that any of the representations, assumptions or undertakings that were included in the request for the private letter ruling is false or has been violated or if it disagrees with the conclusions in the opinion that are not covered by the IRS ruling. Furthermore, events subsequent to the distribution could cause Ralcorp to recognize gain on the separation, including as a result of Section 355(e) of the Code.

Pursuant to the Tax Allocation Agreement, in certain cases, we will be required to indemnify Ralcorp for taxes resulting from the separation and/or certain related transactions not qualifying for tax-free treatment for United States federal income tax purposes. Pursuant to the Tax Allocation Agreement, we will be required to indemnify Ralcorp for losses and taxes of Ralcorp resulting from the breach of certain covenants made by us and for certain taxable gain that could be recognized by Ralcorp, including as a result of certain acquisitions of our stock or assets. If we are required to indemnify Ralcorp under the circumstances set forth in the Tax Allocation Agreement, we may be subject to substantial liabilities, which could materially adversely affect our financial position. Our indemnification obligations to Ralcorp are not limited by any maximum amount. See “The Separation — Material U.S. Federal Income Tax Consequences of the Distribution.”

The tax rules applicable to the separation and the covenants contained in the Tax Allocation Agreement may restrict us from taking certain actions, engaging in certain corporate transactions or from raising equity capital beyond certain thresholds for a period of time after the separation.

The distribution of Post would be taxable to Ralcorp if such distribution is part of a “plan or series of related transactions” pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest (by vote or value) in Ralcorp or Post. Under current U.S. federal income tax law, acquisitions that occur during the four-year period that begins two years before the date of the distribution are presumed to occur pursuant to a plan or series of related transactions, unless it is established that the acquisition is not pursuant to a plan or series of transactions that includes the distribution. U.S. Treasury regulations currently in effect generally provide that whether an acquisition and a distribution are part of a plan is determined based on all of the facts and circumstances, including, but not limited to, specific factors described in the U.S. Treasury regulations. In addition, the U.S. Treasury regulations provide several “safe harbors” for acquisitions that are not considered to be part of a plan.

These rules, and the covenants expected to be contained in the Tax Allocation Agreement as a result of these rules will limit our ability during the two-year period following the distribution to enter into certain transactions that may be advantageous to us and our shareholders, particularly issuing equity securities to satisfy financing needs, repurchasing equity securities, disposing of certain assets, engaging in mergers and acquisitions and, under certain circumstances, acquiring businesses or assets with equity securities or agreeing to be acquired.

In addition, the covenants in, and our indemnity obligations under, the Tax Allocation Agreement may limit our ability to take certain actions, pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. The Tax Allocation Agreement is also expected to contain covenants that restrict us from taking any action which could be reasonably expected to cause the separation and certain related transactions not to be tax-free.

Our ability to operate our business effectively may suffer if we do not establish our own financial, administrative and other support functions in order to operate as a separate, stand-alone company, and the transition services Ralcorp has agreed to provide may not be sufficient for our needs.

Historically, we have relied on financial, administrative and other resources, including the business relationships, of Ralcorp to support the operation of our business. In conjunction with our separation from Ralcorp, we will need to expand our financial, administrative and other support systems or contract with third parties to replace certain of Ralcorp’s systems. We will also need to maintain our own credit and banking relationships and perform our own financial and operational functions. We have entered into separation-related agreements with Ralcorp, and Ralcorp has agreed to provide transition services for up to 24 months following the separation, but we may not be able to adequately replace those resources or replace them at the same cost. We may not be able to successfully put in place the financial, operational and managerial resources necessary to operate as a public company or that we will be able to be profitable doing so. Any failure or significant downtime in our own financial or administrative systems or in Ralcorp’s financial or administrative systems during the transition period could impact our results or prevent us from performing other administrative services and financial reporting on a timely basis and could materially harm our business, financial condition and results of operations.

The agreements we have entered into or will enter into with Ralcorp involve conflicts of interest and therefore may have materially disadvantageous terms to us.

We expect to enter into certain agreements with Ralcorp, including the Separation and Distribution Agreement, Tax Allocation Agreement, Employee Matters Agreement and the Shareholder’s and Registration Rights Agreement which will set forth the main terms of the separation and will provide a framework for our initial relationship with Ralcorp following the separation. The terms of these agreements and the separation are being determined at a time when we are still part of Ralcorp and therefore involve conflicts of interest. Accordingly, such agreements may not reflect terms that could be reached on an arm’s-length basis between unaffiliated parties, which could be materially more favorable to us.

We may incur material costs and expenses as a result of our separation from Ralcorp, which could adversely affect our profitability.

We may incur costs and expenses greater than those we currently incur as a result of our separation from Ralcorp. These increased costs and expenses may arise from various factors, including financial reporting, costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002), tax administration, and legal and human resources related functions, and it is possible that these costs will be material to our business.

Our business, financial condition and results of operations may be adversely affected following the separation if we are unable to negotiate terms that are as favorable as those Ralcorp has received when we replace contracts after the separation.

Prior to completion of the separation, certain functions (such as purchasing, information systems, customer service, logistics and distribution) for our business have generally been performed under Ralcorp’s centralized systems and, in some cases, under contracts that are also used for Ralcorp’s other businesses and which are not intended to be assigned to us. In addition, some other contracts require consents of third parties to assign them to us, or in connection with a change of our control. We may not be able to negotiate terms that are as favorable as those Ralcorp received when we replace these contracts with our own agreements.

If, following the separation, we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.

Section 404 of the Sarbanes-Oxley Act of 2002 requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. To comply with this statute, we will eventually be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal control over financial reporting, and our independent auditors will be required to issue an opinion on their audit of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act of 2002. If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

Risks Related to Our Common Stock

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our stock following the separation.

Prior to the separation, there will have been no trading market for our common stock. We cannot predict the extent to which investors’ interest will lead to a liquid trading market or whether the market price of our common stock will be volatile. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this information statement or for reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions, or negative developments relating to our customers, competitors or suppliers, as well as general economic and industry conditions. In addition, as set forth in the next paragraph, any dispositions by Ralcorp, or any significant Ralcorp shareholder, of our common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices for our common stock.

Future stock sales could adversely affect the trading price of our common stock following the separation.

All of the shares of Post common stock will be freely tradable without restriction or further registration under the Securities Act unless the shares are owned by our “affiliates” as that term is defined in the rules under the Securities Act. Shares held by “affiliates” may be sold in the public market if registered or if they qualify for an exemption from registration under Rule 144 which is summarized under “Listing and Trading of Our Common Stock.” Further, we plan to file a registration statement to cover the shares issuable under our equity-based benefit plans. It is possible that some Ralcorp shareholders, including possibly some of Ralcorp’s large shareholders, will sell Post common stock received in the distribution for various reasons, for example, if our business profile or market capitalization as an independent company does not fit their investment objectives.

In addition, after completion of the separation, Ralcorp will retain up to 20% of our total shares outstanding for a limited period of time. Ralcorp will dispose of such shares of our common stock that it owns as soon as practicable and consistent with the business reasons for retaining such shares, but in no event later than five years after the distribution. We will agree that, upon the request of Ralcorp, we will use our reasonable best efforts to effect a registration under applicable federal and state securities laws of any shares of our common stock retained by Ralcorp. The sales of significant amounts of our common stock or the perception in the market that this will occur may result in the lowering of the market price of our common stock.

Your percentage ownership in Post may be diluted in the future.

As with any publicly traded company, your percentage ownership in Post may be diluted in the future because of equity issuances for the acquisitions, capital market transactions or otherwise, including equity awards that we expect will be granted to our directors, officers and employees and the accelerated vesting of other equity awards. For a more detailed description of the stock incentive plan, see “Executive Compensation.”

Provisions in our articles of incorporation and bylaws, provisions of Missouri law, and our shareholder protection rights agreement may prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.

Our articles of incorporation, bylaws and Missouri law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

•	the board of directors is divided into three classes with staggered terms;

•	the board of directors fixes the number of members on the board;

•	elimination of the rights of our shareholders to act by written consent (except when such consent is unanimous) and to call shareholder meetings;

•	rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings;

•	the right of our board of directors to issue preferred stock without shareholder approval;

•	supermajority vote requirements for certain amendments to our articles of incorporation and bylaws;

•	anti-takeover provisions of Missouri law which may prevent us from engaging in a business combination with an interested shareholder, or which may deter third parties from acquiring our common stock above certain thresholds; and

•	limitations on the right of shareholders to remove directors.

In connection with the separation, we will also enter into a shareholder protection rights agreement which gives our shareholders certain rights that could deter a change of control of us in a transaction not approved by our board of directors.

FORWARD-LOOKING STATEMENTS

Forward-looking statements are made throughout this information statement. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this report. Our results of operations and financial condition may differ materially from those in the forward-looking statements. Such statements are based on management’s current views and assumptions, and involve risks and uncertainties that could affect expected results. Those risks and uncertainties include but are not limited to the following:

•	the impact of our separation from Ralcorp and risks relating to our ability to operate effectively as a stand-alone, publicly traded company, including, without limitation:

•	our high leverage and substantial debt, including covenants that will restrict the operation of our business;

•	our ability to achieve benefits from our separation;

•	our obligations to indemnity Ralcorp if the separation is taxable under certain circumstances;

•	restrictions on our taking certain actions due to tax rules and covenants with Ralcorp;

•	changes in our cost structure, management, financing and business operations following the separation;

•	significant increases in the costs of certain commodities, packaging or energy used to manufacture our products;

•	our ability to continue to compete in our product market against manufacturers of both branded and private label cereal products and our ability to retain our market position;

•	our ability to maintain competitive pricing, successfully introduce new products or successfully manage our costs;

•	our ability to successfully implement business strategies to reduce costs;

•	the loss or bankruptcy of a significant customer;

•	allegations that our products cause injury or illness, product recalls and product liability claims and other litigation;

•	our ability to anticipate changes in consumer preferences and trends;

•	changes in consumer demand for ready-to-eat cereals;

•	our ability to service our outstanding debt or obtain additional financing;

•	disruptions in the U.S. and global capital and credit markets;

•	fluctuations in foreign currency exchange rates;

•	consolidations among the retail grocery and foodservice industries;

•	change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business;

•	losses or increased funding and expenses related to our qualified pension plan;

•	loss of key employees;

•	labor strikes or work stoppages by our employees;

•	impairment in the carrying value of goodwill or other intangibles;

•	changes in weather conditions, natural disasters and other events beyond our control;

•	business disruptions caused by information technology failures; and

•	other risks and uncertainties included under “Risk Factors” in this document.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this document to conform these statements to actual results or to changes in our expectations.

THE SEPARATION

Background

On July 14, 2011, Ralcorp announced that its board of directors had unanimously agreed in principle to separate Ralcorp and its Post cereals business in a tax-free spin-off to Ralcorp shareholders, resulting in two independent, publicly traded companies.

To complete the separation, on January 16, 2012, the Ralcorp board of directors approved the distribution of at least 80% of the shares of our common stock held by Ralcorp to holders of Ralcorp common stock. On February 3, 2012, the distribution date, subject to certain customary conditions, each Ralcorp shareholder will receive one share of our common stock for two shares of Ralcorp common stock held at the close of business on the record date, as described below, subject to certain conditions described in this document; provided, that if the conditions have not been satisfied or waived on or before the distribution date, the distribution date may be extended until the conditions shall be satisfied or waived. Following the distribution, Ralcorp shareholders will own at least 80% of our common stock.

Reasons for the Separation

Ralcorp’s board of directors believes that separation of our business from Ralcorp’s other businesses is in the best interests of Ralcorp and its shareholders and that the separation will provide each separated company with certain opportunities and benefits. The potential opportunities and benefits considered by Ralcorp’s board of directors in approving the separation included the following:

•	Ralcorp’s board of directors believes that the separation will, over time, increase the aggregate equity value of Ralcorp and Post relative to the equity value of Ralcorp prior to the separation, in part because the separation will permit investors to invest separately in Post and in the remaining businesses of Ralcorp. This may make the common stock of Ralcorp and Post more attractive to investors, as compared to Ralcorp common stock before the separation, because the common stock of each of Ralcorp and Post will become available to classes of investors who seek an investment that offers the growth, risk and sector exposure of either Ralcorp or Post, but not that of the combined company. We also believe the separation will increase transparency and clarity into the different businesses of Ralcorp and Post and thus will allow investors to more appropriately value the merits, performance and future prospects of each company. The separation is intended to reduce the complexities surrounding investor understanding and give current investors in Ralcorp an enhanced ability to choose how to focus their holdings. There can be no assurance, however, as to the future market price of Ralcorp or Post common stock. See “Risk Factors — Risks Related to Our Common Stock.” The Ralcorp board of directors believes that increase in equity value would further facilitate growth of the separated businesses by reducing the costs of equity compensation and acquisitions undertaken with equity consideration.

•	The separation will enable each of the separated companies to implement a capital structure that is tailored to the needs of the businesses it operates. Ralcorp’s board of directors believes that the financial terms of the separation are appropriate for each company based on the cash flow profiles of the businesses, existing financial covenants, anticipated business plans and credit ratings, careful evaluation of precedent spin transactions and general economic conditions, and analysis of the leverage, capitalization, and cash flow profiles of other consumer product companies. Ralcorp reviewed other consumer products companies to determine the appropriate leverage level for Post.

•	The separation is intended to allow management of each separated company to design and implement corporate strategies and policies that are based primarily on the business characteristics of that company, to maintain a sharper focus on core business and growth opportunities, and to recruit, retain and motivate employees pursuant to compensation policies which are appropriate for their respective lines of business.

•	The separation provides both companies heightened strategic flexibility to pursue acquisitions and form partnerships and alliances in their product markets, unencumbered by considerations of the potential impact on the other businesses.

•	Separated companies are able to create independent equity securities, including options and restricted stock units, which should enable each company to provide incentive compensation arrangements for its key employees that are directly related to the market performance of each company’s common stock. Ralcorp believes such equity based compensation arrangements should provide enhanced incentives for performance, and improve the ability for each company to attract, retain and motivate qualified personnel.

•	The separation should allow management of each separated company to focus on their respective businesses, without distraction from the business of the other separated company.

•	The separation allows each separated company to recruit, retain and motivate employees pursuant to compensation policies which are appropriate for their respective lines of business.

•	As a separate company, Post may be able to attract greater media attention and press coverage, which could strengthen its ability to promote its brands.

•	The separated businesses will no longer need to compete internally for capital; instead, both companies will have direct access to capital markets to fund their growth agendas and can appeal to the investor bases who understand the respective businesses of the separated companies.

In view of the wide variety of factors considered in connection with the evaluation of the separation and the complexity of these matters, Ralcorp’s board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered. The individual members of Ralcorp’s board of directors likely may have given different weights to different factors.

Ralcorp’s board of directors also considered several factors that might have a negative effect on Ralcorp as a result of the separation. Such factors include:

•	the potential costs associated with amending or refinancing existing indebtedness;

•	the potential loss of synergies from operating as one company and potential increased costs;

•	the potential loss of joint purchasing power;

•	the potential disruptions to the businesses as a result of the separation;

•	the limitations placed on Ralcorp as a result of the Tax Allocation Agreement and other agreements it is expected to enter into with Post in connection with the separation; and

•	risks of being unable to achieve the benefits expected to be achieved by the separation, the risk that the separation might not be completed and the one-time and ongoing costs of the separation.

Moreover, the separation would separate from Ralcorp the Post cereals business, which represents significant value, in a transaction that produces no direct economic consideration for Ralcorp, other than cash proceeds of the financing transactions and the retained shares of Post common stock. Because Post will no longer be a wholly owned subsidiary of Ralcorp, the separation also will affect the terms of, or limit the incentive for, or the ability of Ralcorp to pursue, cross-company business transactions and initiatives with Post since, as separate public companies, such transactions and initiatives will need to be assessed by each company from its own business perspective. Finally, following the separation, Ralcorp and its remaining businesses will need to absorb corporate and administrative costs previously allocated to the Post cereals business.

Since the second half of 2010, the Ralcorp board of directors has evaluated various strategic alternatives for the Post business for the benefit of Ralcorp and its shareholders. In July 2011, the Ralcorp board of directors determined in principle to separate Post from the remaining Ralcorp businesses for the reasons described above. The Ralcorp board of directors continues to believe that the Post separation is in the best interests of Ralcorp’s shareholders. In making such determination, the Ralcorp board of directors considered the acquisition proposals made by ConAgra Foods, Inc., including its proposal to acquire Ralcorp for $94 per share in cash and, after consultation with financial and legal advisors, rejected such proposal, which was subsequently withdrawn on September 19, 2011. The Ralcorp board of directors believes that the potential to unlock value for Ralcorp’s shareholders by separating Post and allowing each of Ralcorp and Post to reach its full growth potential makes the separation advisable and in the best interests of Ralcorp shareholders, and believes these factors further support its determination to reject the ConAgra proposals.

Ralcorp’s board of directors considered certain aspects of the separation that may be adverse to Post. Post’s common stock may come under initial selling pressure as certain Ralcorp shareholders sell their shares in Post because they are not interested in holding an investment in Post’s business. Moreover, certain factors such as a lack of historical financial and performance data as an independent company may limit investors’ ability to appropriately value Post’s common stock. Furthermore, because Post will no longer be a wholly owned subsidiary of Ralcorp, the separation also could increase the costs of managing Post’s business and will limit the ability of Post to pursue cross-company business transactions and initiatives with other businesses of Ralcorp.

Ralcorp’s board of directors, however, concluded that the anticipated long-term benefits of the separation outweighed these factors, and that separating Post from Ralcorp in the form of a tax-free distribution is appropriate and advisable.

Manner of Effecting the Separation

The general terms and conditions relating to the separation will be set forth in the Separation and Distribution Agreement between Ralcorp and Post.

Internal Reorganization

Prior to the separation, Ralcorp will complete a corporate reorganization of the operating subsidiaries related to the Post cereals business, which we refer to as the “internal reorganization.” The internal reorganization will be completed in the following steps:

•	Ralcorp creates Post;

•	Post borrows up to $175 million pursuant to the term loan facilities described under “Description of Financing Transactions and Material Indebtedness,” $125 million of which will be transferred to Ralcorp in the transactions described below;

•	Ralcorp contributes all of the equity interest in Post Foods, LLC to Post in exchange for additional shares of Post’s common stock, a portion of the proceeds from the term loan facilities, and $775 million aggregate principal amount of Post’s senior notes due 2022;

•	Post uses a portion of the remaining proceeds from the term loan facilities to acquire the portion of the Post cereals business operating in Canada from Post Foods Canada Corp. (“Post Canada”), a wholly-owned subsidiary of RH Financial Corporation, a wholly-owned subsidiary of Ralcorp, through an asset purchase transaction.

The diagram below shows the structure of Ralcorp prior to the internal reorganization:

The diagram below shows the structure, simplified for illustrative purposes only, of Post and Ralcorp after completion of the separation and disposition by Ralcorp of all shares of Post common stock that it retained after the separation:

Distribution of Shares of Our Common Stock

Under the Separation and Distribution Agreement, the distribution of at least 80% of the Post common stock to Ralcorp shareholders will be effective at 11:59 p.m. on February 3, 2012, subject to certain conditions described in this document; provided, that if the conditions have not been satisfied or waived on or before the distribution date, the distribution date may be extended until the conditions shall be satisfied or waived. For Ralcorp shareholders who own Ralcorp’s common stock in registered form on the record date, Computershare, our transfer agent, will credit their shares of Post common stock to book entry accounts established to hold these shares. Computershare will send these shareholders a statement reflecting their ownership of our common stock. Book entry refers to a method of recording stock ownership in our records, and no physical certificates are used. For shareholders who own Ralcorp common stock through a broker or other nominee, their shares of Post common stock will be credited to these shareholders’ accounts by the broker or other nominee. As further discussed below, fractional shares will not be distributed. Following the separation, shareholders whose shares are held in book entry form may request that their shares of our common stock be transferred to a brokerage or other account at any time without charge.

Ralcorp’s shareholders will not be required to pay for shares of Post common stock received in the distribution, or to surrender or exchange shares of Ralcorp common stock in order to receive Post common stock, or to take any other action in connection with the separation. No vote of Ralcorp shareholders is required or sought in connection with the separation, and Ralcorp shareholders have no appraisal rights in connection with the separation.

In order to be entitled to receive shares of our common stock in the separation, Ralcorp shareholders must own Ralcorp common stock at the close of business, Eastern Time, on the record date, January 30, 2012.

No later than five years following the separation, Ralcorp will dispose of remaining shares of Post common stock that it retained after the separation.

Treatment of Fractional Shares

Fractional shares of our common stock will not be issued to Ralcorp shareholders as part of the separation or credited to book entry accounts. Instead of distributing fractional shares, the distribution agent will, as soon as practicable after the distribution date, aggregate fractional shares of our common stock into whole shares and sell them in the open market at the prevailing market prices and distribute the aggregate proceeds, net of brokerage fees, ratably to holders of Ralcorp common stock otherwise entitled to fractional interests in our common stock. The amount of such payments will depend on the prices at which the aggregated fractional shares are sold by the distribution agent in the open market shortly after the distribution date. It is expected that all fractional shares held in street name will be aggregated and sold by brokers or other nominees according to their standard procedures and that brokers or other nominees may request the transfer agent to sell the fractional shares on their behalf. You should contact your broker or other nominee for additional details. None of Ralcorp, Post, or the transfer agent will guarantee any minimum sale price for the fractional shares of our common stock. Neither we nor Ralcorp will pay any interest on the proceeds from the sale of fractional shares.

Conditions to the Distribution

The distribution of our common stock is subject to the satisfaction or, if permissible under the Separation and Distribution Agreement, waiver by Ralcorp of the following conditions, among other conditions described in this information statement:

•	Ralcorp’s board of directors shall have duly approved the Separation and Distribution Agreement and the transactions contemplated thereby;

•	Ralcorp, Post and their subsidiaries shall have completed the internal reorganization;

•	Ralcorp shall have received (i) a private letter ruling from the IRS, in form and substance satisfactory to Ralcorp, regarding the qualification of the separation and certain related transactions as transactions that are generally tax-free for U.S. federal income tax purposes, which ruling shall not have been withdrawn or modified, and (ii) an opinion of counsel, in form and substance satisfactory to Ralcorp, to the same effect.

•	an independent firm acceptable to Ralcorp, in its sole and absolute discretion, shall have delivered one or more opinions to Ralcorp’s board of directors confirming the solvency and financial viability of Ralcorp and Post, which opinions shall be in form and substance satisfactory to Ralcorp, in its sole and absolute discretion, and shall not have been withdrawn or rescinded;

•	Ralcorp and Post shall have received all permits, registrations and consents required under the securities or the “blue sky” laws of states or other political subdivisions of the United States or of foreign jurisdictions;

•	our registration statement on Form 10, of which this information statement is a part, and a registration statement related to our equity incentive awards shall have become effective and no stop order shall be in effect or, to Ralcorp’s or our knowledge, threatened relating to such registration statements;

•	prior to the distribution, this information statement shall have been mailed to the holders of Ralcorp common stock as of the record date;

•	the Post common stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

•	prior to the distribution, all of Ralcorp’s representatives or designees shall have resigned or been removed as officers and from all boards of directors or similar governing bodies of entities affiliated with Post, and all of Post’s representatives shall have resigned or been removed from all such bodies of Ralcorp;

•	Ralcorp and Post shall have received all governmental approvals and consents and all third party consents necessary to effect the distribution and to permit the operation of the Post cereals business after the distribution date;

•	no order, injunction or decree issued by any court or other governmental authority or other legal restraint preventing consummation of the distribution or any of the transactions contemplated by the Separation and Distribution Agreement or any ancillary agreement, shall have been threatened or be in effect;

•	the financing transactions and other transactions to effect the separation of the businesses of Ralcorp and Post, as described in the Separation and Distribution Agreement, shall have been consummated;

•	Ralcorp and Post shall have each received credit ratings from credit rating agencies that are satisfactory to Ralcorp in its sole and absolute discretion;

•	the distribution shall not violate or result in a breach of applicable law or any material contract of Ralcorp or Post or their subsidiaries; and

•	no other events or developments shall have occurred or shall exist that, in the judgment of Ralcorp’s board of directors, in its sole and absolute discretion, would make it inadvisable to effect the distribution.

The satisfaction of the foregoing conditions does not create any obligations on Ralcorp’s part to effect the separation, and Ralcorp’s board of directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the separation, including by accelerating or delaying the timing of the consummation of all or part of the separation, at any time prior to the distribution date.

Results of the Separation

After the separation, we will be a public company owning and operating the Post cereals business. Immediately after the distribution, we expect to have approximately 8,400 holders of record of our common stock and approximately 34.5 million shares of common stock outstanding, based on the number of record shareholders and outstanding shares of Ralcorp common stock on January 13, 2012 and after giving effect to Ralcorp retaining up to 20% of Post shares and the delivery to shareholders of cash in lieu of fractional shares of our common stock. The actual number of shares to be distributed will be determined on the record date. You can find information regarding options to purchase our common stock that will be outstanding after the separation under “— Treatment of Stock Options and Other Equity Awards.”

Prior to the completion of the separation, we will enter into several agreements with Ralcorp in connection with, among other things, employee matters, tax, transition services and a number of ongoing commercial relationships. See “Arrangements between Ralcorp and Post.”

The distribution will not affect the number of outstanding shares of Ralcorp common stock or any rights of Ralcorp’s shareholders.

Material U.S. Federal Income Tax Consequences of the Distribution

The following is a summary of the material U.S. federal income tax consequences of the distribution to U.S. holders (as defined below). This summary is based on the Code, the U.S. Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this summary and all of which are subject to change (possibly on a retroactive basis).

This summary does not address tax consequences for any holder other than a U.S. holder. For purposes of this summary, a “U.S. holder” is a beneficial owner of Ralcorp common stock for U.S. federal income tax purposes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions.

In addition, this summary is limited to U.S. holders that hold their Ralcorp common stock as a capital asset. This summary also does not address any U.S. federal tax consequences other than the U.S. federal income tax consequences, nor any state, local or foreign tax consequences. Further, this summary does not discuss all of the tax considerations that may be relevant to U.S. holders in light of their particular circumstances or to U.S. holders subject to special provisions of the U.S. federal income tax law, including:

•	insurance companies;

•	dealers or traders in securities or currencies;

•	tax-exempt organizations;

•	financial institutions;

•	mutual funds and real estate investments trusts;

•	qualified retirement plans;

•	partnerships, other entities classified as partnerships, or other pass-through entities for U.S. federal income tax purposes and investors in these entities;

•	holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction;

•	holders who are subject to the alternative minimum tax;

•	holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation;

•	holders whose functional currency is other than the United States dollar; or

•	holders who exchange their shares of Ralcorp common stock for our common stock in any subsequent share exchange by Ralcorp.

If a partnership holds Ralcorp’s shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership holding Ralcorp’s shares, you should consult your own tax advisers.

This summary is not intended to be, and it should not be construed to be, legal or tax advice to any particular shareholder. Each shareholder should consult the shareholder’s tax advisor as to the specific tax consequences of the distribution to that shareholder, including the effect of any U.S. federal, state or local or foreign tax laws and of changes in applicable tax laws.

The distribution is conditioned upon, among other things, Ralcorp having received (i) a private letter ruling from the IRS, in form and substance satisfactory to the Ralcorp board of directors, regarding the qualification of the separation and certain related transactions as transactions that are generally tax-free for U.S. federal income tax purposes, and (ii) to the extent such qualification is not addressed by such ruling, an opinion of counsel, in form and substance satisfactory to the Ralcorp board of directors to the same effect, which ruling and opinion shall not have been withdrawn or modified. Such ruling is, and opinion will be, based on, among other things, certain assumptions as well as on the accuracy and completeness of certain representations and statements that Ralcorp and we made to the IRS and will make to counsel.

Assuming the distribution qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes, as the IRS has ruled and Ralcorp expects counsel to opine, as discussed above: (i) the distribution generally will not result in any taxable income, gain or loss to Ralcorp, provided Ralcorp disposes of the cash, the Post senior notes and retained shares of Post common stock in the manner required by the IRS ruling; (ii) no gain or loss will be recognized by (and no amount will be included in the income of) U.S. holders of Ralcorp common stock upon their receipt of our shares of common stock in the distribution (except to the extent of any cash received in lieu of fractional shares); (iii) the aggregate basis of the shares of Ralcorp common stock and our shares of common stock (including any fractional share interests in our shares of common stock for which cash is received) in the hands of each U.S. holder of Ralcorp common stock after the distribution will equal the aggregate basis of the shares of Ralcorp common stock held by the U.S. holder immediately before the distribution, allocated between the shares of Ralcorp common stock and the shares of our common stock (including any fractional share interests in our shares of common stock for which cash is received) in proportion to the relative fair market value of each on the date of the distribution; and (iv) the holding period of our shares of common stock received in the distribution by each U.S. holder of Ralcorp common stock will include the holding period at the time of the distribution for the shares of Ralcorp common stock on which the distribution is made, provided that the Ralcorp common stock is held as a capital asset on the distribution date. Whether or not the distribution so qualifies, Ralcorp may incur some tax cost in connection with the distribution (as a result of certain intercompany transactions or as a result of certain differences between U.S. federal, on the one hand, and state, local and foreign tax rules, on the other).

U.S. Treasury regulations require certain stockholders that receive stock in a distribution to attach to their U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the distribution. U.S. Treasury regulations also generally provide that if a U.S. holder of Ralcorp common stock holds different blocks of Ralcorp common stock (generally shares of Ralcorp common stock purchased or acquired on different dates or at different prices), the aggregate basis for each block of Ralcorp common stock purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the shares of our common stock received in the distribution in respect of such block of Ralcorp common stock and such block of Ralcorp common stock, in proportion to their respective fair market values, and the holding period of the shares of our common stock received in the distribution in respect of such block of Ralcorp common stock will include the holding period of such block of Ralcorp common stock, provided that such block of Ralcorp common stock was held as a capital asset on the distribution date. If a U.S. holder of Ralcorp common stock is not able to identify which particular shares of our common stock are received in the distribution with respect to a particular block of Ralcorp common stock, for purposes of applying the rules described above, the U.S. holder may designate which shares of our common stock are received in the distribution in respect of a particular block of Ralcorp common stock, provided that such designation is consistent with the terms of the distribution. Holders of Ralcorp common stock should consult their own tax advisors regarding the application of these rules to their particular circumstances.

Although a private letter ruling from the IRS is generally binding on the IRS, if any of the assumptions, representations or statements that Ralcorp and we made are, or become, inaccurate or incomplete, or if Ralcorp or we breach any of our covenants, the separation and certain related transactions might not qualify for tax-free treatment under the Code. In addition, if any of the assumptions, representations or statements that Ralcorp and we make are, or become, inaccurate or incomplete, or if Ralcorp or we breach any of our covenants, the conclusions reached in the opinion of counsel might no longer be valid. The opinions will not be binding on the IRS or the courts. For these reasons, notwithstanding receipt by Ralcorp of the private letter ruling and opinion of counsel, the IRS could assert successfully that the separation and certain related transactions were taxable. In that event the above consequences would not apply and both Ralcorp and holders of Ralcorp common shares who received shares of our common stock in the distribution could be subject to significant U.S. federal income tax liability.

In general, Ralcorp would be subject to tax as if it had sold our shares of common stock and Post senior notes in a taxable sale for their fair market value and U.S. holders of shares of Ralcorp common stock who receive our commons stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of our common stock that was distributed to them. In addition, even if the distribution were otherwise to qualify under Section 355 of the Code, it may be taxable to Ralcorp (but not to U.S. holders of Ralcorp common stock who receive our shares of common stock in the distribution) under Section 355(e) of the Code, if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in Ralcorp or us. For this purpose, any acquisitions of Ralcorp common stock or of our common stock within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although we or Ralcorp may be able to rebut that presumption.

In connection with the distribution, we and Ralcorp will enter into the Tax Allocation Agreement pursuant to which we will agree to be responsible for certain tax liabilities and obligations following the distribution. For a description of the Tax Allocation Agreement, see “Arrangements between Ralcorp and Post — Tax Allocation Agreement.”

Each Ralcorp shareholder should consult his or her tax advisor about the particular consequences of the distribution to such shareholder, including the application of state, local and foreign tax laws, and possible changes in tax law that may affect the tax consequences described above.

Treatment of Shares of Post and Ralcorp Common Stock Held in the Savings Investment Plan

Accounts of current and former Post and Ralcorp employees that hold Ralcorp stock in the Ralcorp stock fund in the Ralcorp SIP as of the record date will receive in the distribution shares of Post common stock. Such Post shares will be included in a new, temporary Post stock fund under the Ralcorp SIP. In conformity with the fiduciary responsibility requirements of ERISA, the shares of Post common stock held in the temporary Post stock fund following the distribution will be disposed of and allocated to another investment alternative available under the Ralcorp SIP as directed by participants until such date as shall be determined by the Employee Benefit Trustees Committee, after which date the remaining Post shares will be disposed of, and the proceeds will be invested in another investment alternative to be determined by the Employee Benefit Trustees Committee. Post employees may elect to rollover their account balances from the Ralcorp SIP to the Post SIP, if elected in accordance with applicable law and the terms of the plans. Such rollover distributions will be in the form of cash and, as applicable, promissory notes with respect to loans.

Treatment of Stock Options and Other Equity Awards

At the time of the distribution, the outstanding options to purchase Ralcorp stock, as well as any stock appreciation rights, restricted stock equivalent awards or other Ralcorp equity awards, held by current Post employees who remain Post employees after the distribution date will be converted to equity awards that relate solely to Post common stock in a manner designed to reflect the intrinsic value of such awards at the time of separation. At the time of the distribution, the terms of the outstanding options, stock appreciation rights, restricted stock equivalent awards, and other Ralcorp equity awards held by the current employees who remain Ralcorp’s employees after the distribution date, former Post employees, and Ralcorp’s former employees, will be appropriately adjusted to reflect the intrinsic value of such awards at the time of separation. Each person who holds Ralcorp restricted stock or stock-settled restricted stock units after the distribution date will receive the same number of shares of Post for the shares of Ralcorp underlying the restricted stock or stock-settled restricted stock units as a shareholder would receive in the distribution, subject to the same terms, conditions, and restrictions as the underlying restricted stock or restricted stock unit award.

The number of shares of Post common stock issuable upon the exercise or settlement, as applicable, of a stock-settled award converted from a corresponding Ralcorp award will generally be the number of shares of Ralcorp common stock that would have been provided upon the exercise or settlement of the corresponding Ralcorp award multiplied by a fraction, the numerator of which is the closing price, on the “regular-way” market, of Ralcorp common stock on the last trading day prior to the distribution date, and the denominator of which is the volume weighted average price of Post common stock during the 15 calendar day period following the distribution date. The exercise price, if any, for such converted award is the exercise price of the corresponding Ralcorp award divided by the same fraction.

Financing Arrangements Related to the Separation

As part of the separation, we expect to incur approximately $950 million of new indebtedness, which we expect to consist of $175 million aggregate principal amount of borrowings under a senior secured term loan facility and $775 million in aggregate principal amount of senior notes. We will not receive any proceeds from the senior notes, which we expect to initially issue to Ralcorp in connection with the separation. We expect that approximately $125 million of the proceeds from the term loan facilities will be transferred to Ralcorp in connection with the separation and to directly or indirectly acquire the assets of the Canadian operations of the Post cereals business. Of the remaining $50 million in proceeds, we expect to retain approximately $25 million after payment of fees and expenses relating to the financing transactions. We also expect that Post will have a $175 million revolving credit facility that will be unfunded at the time of the separation.

We expect that Ralcorp will transfer the senior notes to certain financial institutions, which we refer to as “exchange counterparties,” in order to satisfy certain outstanding 90-day term loan obligations of Ralcorp held by the exchange counterparties. We refer to this transfer as a “debt exchange.” As a result of these financing transactions, Ralcorp will receive in connection with the separation approximately $125 million in cash from us and approximately $775 million in cash from the proceeds of the 90-day term loan. We expect that the exchange counterparties may subsequently transfer our senior notes obtained from Ralcorp in the debt exchange. For a description of the expected terms of the credit facilities and senior notes, see “Description of Financing Transactions and Material Indebtedness.”

Trading Between the Record Date and Distribution Date

Post Common Stock

Beginning on, or shortly before, the record date and continuing up to and including through the distribution date, we expect that there will be a “when-issued” market in Post common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. These transactions are conditional, with settlement to occur if and when the security is actually issued and the New York Stock Exchange determines transactions are to be settled.

The “when-issued” trading market will be a market for shares of Post common stock that will be distributed to Ralcorp shareholders on the distribution date. If you will own shares of Ralcorp common stock at the close of business on the record date, you will be entitled to shares of our common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Post common stock, without the shares of Ralcorp common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Post common stock will end and “regular-way” trading will begin. “Regular-way” trading transactions are settled by delivery of the securities against payment on the third business day after the transaction.

Ralcorp Common Stock

Beginning on or shortly before the record date and continuing up to and including through the distribution date, we expect that there will be two markets in Ralcorp common stock: a “regular-way” market and an “ex-dividend” market. Shares of Ralcorp common stock that trade on the “regular-way” market will trade with an entitlement to shares of Post common stock distributed pursuant to the distribution. Shares that trade on the ‘‘ex-dividend” market will trade without an entitlement to shares of Post common stock distributed pursuant to the distribution. Therefore, if you sell shares of Ralcorp common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive shares of Post common stock in the distribution. If you sell shares of Ralcorp common stock on the “ex-dividend” market, up to and including through the distribution date, you will still receive the shares of Post common stock that you would be entitled to receive pursuant to your ownership of the shares of Ralcorp common stock.

Reason for Furnishing This Information Statement

This information statement is being furnished by Ralcorp solely to provide information to shareholders of Ralcorp who will receive shares of Post common stock in the separation. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We will not update the information in this information statement except in the normal course of our respective public disclosure obligations and practices.

ARRANGEMENTS BETWEEN RALCORP AND POST

Following the separation, we will be a separate, stand-alone public company and Ralcorp will own no more than 20% of our common stock. See “Unaudited Pro Forma Condensed Combined Financial Statements” and Note 16 of “Notes to Combined Financial Statements” for information concerning historical intercompany payments between us and Ralcorp.

For purposes of governing the ongoing relationships between Ralcorp and us after the separation and to provide for an orderly transition, Ralcorp and we have entered, or will enter prior to the separation into the agreements described in this section. Certain of the agreements summarized in this section have been included as exhibits to the registration statement of which this information statement forms a part, and the following summaries of those agreements are qualified in their entirety by reference to the agreements.

Separation and Distribution Agreement

We intend to enter into a Separation and Distribution Agreement with Ralcorp before the distribution. The Separation and Distribution Agreement will set forth our agreements with Ralcorp regarding the principal actions needed to be taken in connection with our separation from Ralcorp. It will also set forth other agreements that govern certain aspects of our relationship with Ralcorp following the separation.

Business Separation and Internal Reorganization

The Separation and Distribution Agreement will provide that, on or prior to the distribution date:

•	we and Ralcorp will cause to occur an internal reorganization, with the result that we will own, directly or indirectly, all outstanding equity interests of Post Foods, LLC and a subsidiary that is expected to operate the Post cereals business in Canada;

•	we will issue a number of shares of our common stock sufficient to effect the distribution of at least 80% of our common stock to Ralcorp’s shareholders;

•	all net intercompany debt and all intercompany receivables, payables, loans and other accounts between Ralcorp and its subsidiaries, on the one hand, and us and our subsidiaries, on the other hand, in existence immediately prior to the effective time will be satisfied and/or settled;

•	all intercompany agreements and all other arrangements and course of dealings in effect immediately prior to the distribution will be terminated or cancelled, subject to certain exceptions; and

•	we and Ralcorp will use our respective commercially reasonable efforts to obtain any consents, approvals and amendments that are required or appropriate in connection with the transactions.

The Separation and Distribution Agreement will also govern the ownership of intellectual property between us and Ralcorp as of the distribution date.

Representations and Warranties

In general, neither we nor Ralcorp expect to make any representations or warranties with respect to any of the transactions contemplated by the Separation and Distribution Agreement, including, with respect to Ralcorp’s representations and warranties, as to the value, condition, prospects or freedom from encumbrance of, or any other matter concerning any of our subsidiaries or the Post cereals business, the legal sufficiency of any instruments to convey title or assets, or the amount or nature of, or any other matter concerning the liabilities of the Post cereals business. Except as expressly set forth in the Separation and Distribution Agreement, all assets will be transferred on an “as is,” “where is” and “with all faults” basis.

The Distribution

The Separation and Distribution Agreement will govern the rights and obligations of us and Ralcorp regarding the proposed distribution, including with respect to the record date and distribution date, appropriate procedures in connection with the distribution and treatment of fractional shares. Ralcorp will cause the distribution agent to distribute at least 80% of the issued and outstanding shares of our common stock to Ralcorp’s shareholders who hold Ralcorp shares as of the record date.

Conditions

The Separation and Distribution Agreement will provide that the distribution is subject to a number of conditions that must be satisfied or waived by Ralcorp in its sole discretion, as described in “The Separation — Conditions to the Distribution,” Ralcorp may, in its sole discretion, determine the distribution date and the terms of the distribution and may at any time prior to the completion of the distribution decide to abandon or modify the distribution.

Termination

The Separation and Distribution Agreement will provide that it may be terminated by and in the sole discretion of Ralcorp at any time prior to the effective time of the distribution.

Release of Claims

We and Ralcorp will agree to broad releases pursuant to which we will each release the other party, each subsidiary of the other party and their respective successors and assigns, and all persons who at any time prior to the distribution date have been directors, officers or employees of such other party and their respective heirs, executors, administrators, successors and assigns from any claims against any of them that exist or arise from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing on or alleged to have existed on or before the distribution date, including in connection with the transactions and all other activities to implement the distribution. These releases will be subject to certain exceptions set forth in the Separation and Distribution Agreement.

Indemnification

We will agree to indemnify Ralcorp and its subsidiaries and each of their respective affiliates, directors, officers, employees and agents and each of their heirs, executors, successors and assigns from any expenses and losses relating to, arising out of or due to:

•	any failure by us to pay, perform or otherwise promptly discharge any of our liabilities or any contract or arrangement included in the Post cereals business;

•	any liabilities of the Post cereals business and any liabilities allocated to us in the separation, including the liabilities of the Post cereals business assumed by Post Foods, LLC prior to its split off from Kraft;

•	the Post cereals business;

•	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated or necessary to make statements in this information statement or related disclosure documents not misleading, except for certain statements attributable to Ralcorp;

•	any permitted use by us of the Ralcorp trademarks or information owned by, or licensed by a third party to, Ralcorp;

•	any breach by us or our subsidiaries of any covenant or agreement set forth in the Separation and Distribution Agreement or any instrument to effect the transactions under the Separation and Distribution Agreement; and

•	any item or matter for which indemnification by Post is provided in accordance with the Employee Matters Agreement.

Ralcorp will indemnify us and our subsidiaries and each of our and our subsidiaries’ respective affiliates, directors, officers, employees and agents and each of our and our subsidiaries’ heirs, executors, successors and assigns from any expenses and losses relating to, arising out of or due to:

•	the failure of Ralcorp to pay, perform or otherwise promptly discharge any liabilities or contracts of Ralcorp and its affiliates other than liabilities allocated to us in the separation;

•	the business and operations of Ralcorp and any liabilities of Ralcorp which are not allocated to us in the separation;

•	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated or necessary to make statements in this information statement or related disclosure documents not misleading, to the extent relating to certain statements attributable to Ralcorp;

•	any permitted use by Ralcorp of the trademarks or information owned by, or licensed by a third party to, us;

•	any breach by Ralcorp or its subsidiaries of any covenant or agreement set forth in the Separation and Distribution Agreement or any instrument to effect the transactions under the Separation and Distribution Agreement; and

•	any item or matter for which indemnification by Ralcorp is provided in accordance with the Employee Matters Agreement.

The amount of any party’s indemnification obligations will be subject to reduction by any insurance proceeds received by the party being indemnified. The Separation and Distribution Agreement will also specify procedures with respect to claims subject to indemnification and related matters.

Business Opportunities

The Separation and Distribution Agreement will provide that neither we nor Ralcorp nor our respective affiliates will have any duty to refrain from engaging in the same or similar activities or lines of business as the other party or doing business with suppliers or customers of the other party, and both we and Ralcorp acknowledge that neither of us will have any duty to communicate or offer any business opportunities to the other.

Exchange of Information

The Separation and Distribution Agreement will provide that we and Ralcorp will exchange certain information reasonably required to comply with reporting, filing, audit, litigation, tax, regulatory and other obligations, subject to certain exceptions.

Dispute Resolution

As a general rule, we and Ralcorp will agree to arbitration in the event of a dispute, controversy or claim arising out of the Separation and Distribution Agreement, any related ancillary agreements or the transactions contemplated by these agreements.

Further Assurances

We and Ralcorp will agree to use commercially reasonable efforts to take all actions reasonably necessary or advisable to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement, provided that neither party shall be obligated to pay any consideration or out-of-pocket expenses (other than de minimis fees), grant any concession or incur any liability to any third party.

Shareholder’s and Registration Rights Agreement

Prior to the separation, we and Ralcorp will enter into a Shareholder’s and Registration Rights Agreement pursuant to which we will agree that, upon the request of Ralcorp, we will use our reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of our common stock retained by Ralcorp. In addition, Ralcorp will agree to vote any shares of our common stock that it retains immediately after the separation in proportion to the votes cast by our other shareholders. In connection with such agreement, Ralcorp will grant us a proxy to vote its shares of our common stock in such proportion. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from Ralcorp to a person other than Ralcorp, and neither the Shareholder’s and Registration Rights Agreement nor proxy will limit or prohibit any such sale or transfer.

Tax Allocation Agreement

Allocation of Taxes

We and Ralcorp will enter into a tax allocation agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.

In general, under the Tax Allocation Agreement, except as described below, we will be responsible for:

•	all U.S. federal, state, local and foreign income taxes of Post or any of its subsidiaries for any tax period (or the portion thereof) that begins after the date of the distribution, other than such taxes arising as a result of the distribution and certain related transactions (which are discussed below);

•	all taxes arising as a result of the distribution (or certain related transactions) failing to qualify as tax-free for U.S. federal income tax purpose to the extent such taxes arise as a result of (i) any breach on or after the date of the distribution of any representation, warranty, covenant or other obligation of Post or of a subsidiary of Post made in connection with the issuance of the private letter ruling or the tax opinion relating to, among other things, the qualification of the separation and certain related transactions as tax-free for U.S. federal income tax purposes or in the Tax Allocation Agreement, (ii) the inaccuracy of certain representations made in the private letter ruling (or documents in support thereof), or (iii) certain other actions or events, including, without limitation, the acquisition of all or a portion of our common stock or assets by any means whatsoever; any negotiations, understandings, agreements or arrangements by us with respect to transactions or events that cause the distribution and certain related transactions to be treated as part of a plan pursuant to which one or more persons acquire, directly or indirectly, our common stock representing a 50% or greater interest in us; any action or failure to act by us affecting the voting rights of our common stock; our merging or consolidating with any other person or our liquidating or partially liquidating; our ceasing to actively conduct our business during the two-year period after the distribution date; and our taking or failing to take any other action that prevents the distribution and certain related transactions from being tax-free;

•	all non-income taxes imposed on us or any of our subsidiaries that are reportable on a separate tax return that only includes us or any of our subsidiaries; and

•	certain value-added, sales or other transfer taxes incurred in connection with the distribution (and related transactions) or certain non U.S. transfers made in connection therewith.

Under the Tax Allocation Agreement, Ralcorp generally will be responsible for all other taxes of Ralcorp and its subsidiaries (including any taxes of Post and any of its subsidiaries for any tax period (or the portion thereof) that ends on or before the date of the distribution) to the extent that we are not responsible for such taxes under the Tax Allocation Agreement, as summarized above.

Our obligations under the Tax Allocation Agreement are not expected to be limited in amount or subject to any cap. Further, even if we will not be responsible for tax liabilities of Ralcorp and its subsidiaries under the Tax Allocation Agreement, we nonetheless could be liable under applicable tax law for such liabilities.

The Tax Allocation Agreement also will assign responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the Tax Allocation Agreement is expected to provide for cooperation and information sharing with respect to tax matters.

Preservation of the Tax-free Status of the Distribution

Ralcorp and we intend the separation and certain related transactions to qualify as tax-free transactions pursuant to which no gain or loss is recognized by Ralcorp or its shareholders for U.S. federal income tax purposes except to the extent of cash received in lieu of fractional shares. Ralcorp has received a private letter ruling from the IRS and expects to receive an opinion from its outside tax advisor to such effect. In connection with the ruling and the opinion, we made or will make, respectively, certain representations regarding our company and our business and Ralcorp made or will make, respectively, certain representations regarding it and its business.

We also will agree to certain restrictions that are intended to preserve the tax-free status of the separation and certain related transactions. We may take certain actions otherwise prohibited by these covenants if Ralcorp receives a private letter ruling from the IRS or if we obtain, and provide to Ralcorp, an opinion from a U.S. tax counsel or accountant of recognized national standing, in either case, acceptable to Ralcorp in its sole and absolute discretion to the effect that such action would not jeopardize the tax-free status of the separation and certain related transactions.

Under the Tax Allocation Agreement, we will be prohibited from taking or failing to take any action that prevents the distribution and certain related transactions from being tax-free, and for the two-year period following the separation, we will be subject to restrictions with respect to:

•	entering into certain transactions pursuant to which all or a portion of our equity securities or assets would be acquired, whether by merger or otherwise, unless certain conditions are met;

•	issuing equity securities beyond certain thresholds;

•	certain repurchases of our common shares;

•	ceasing to actively conduct our business;

•	amendments to our organizational documents or taking any other action affecting the relative voting rights of our stock; or

•	merging or consolidating with any other person or liquidating or partially liquidating.

We will agree to indemnify Ralcorp and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution to the extent caused by an acquisition of our stock or assets, or other actions of ours as summarized above. This indemnification applies even if Ralcorp has permitted us to take an action that would otherwise have been prohibited under the tax-related restrictions as described above.

Employee Matters Agreement

We intend to enter into an Employee Matters Agreement with Ralcorp that will set forth our agreements with Ralcorp as to certain employment, compensation, labor and benefits matters.

The Employee Matters Agreement will provide for the allocation and treatment of assets and liabilities arising out of Ralcorp’s employee compensation and benefit programs in which our employees participated prior to the distribution. Following the separation, we will provide benefit plans and arrangements in which our employees will participate going forward. Generally, we will assume or retain sponsorship of, and liabilities relating to, employee compensation and benefit programs relating to our current and former employees and all employees who will be transferred to us from Ralcorp in connection with the separation.

Pursuant to the Employee Matters Agreement, we will generally recognize and credit service with us and Ralcorp for all employees who will become our employees following the separation. The employee savings investment plan (“SIP”) that will be maintained by us will accept eligible rollover distributions, including participant loans, from the Ralcorp SIP representing account balances of individuals who are our employees immediately on or after the separation, if elected by such employees in accordance with applicable law and the terms of the plans. Such rollover distributions will be in the form of cash and, as applicable, promissory notes with respect to loans. In general, pursuant to the Employee Matters Agreement, all liabilities relating to health and welfare coverage or claims and workers compensation claims submitted by (or, in the case such coverage is fully insured, incurred by) or on behalf of our employees or their covered dependents under the Ralcorp health and welfare plans on or before the distribution date will remain liabilities of Ralcorp, and all liabilities relating to health and welfare coverage or claims incurred by or on behalf of our employees or their covered dependents after the distribution date will be our liabilities.

The Employee Matters Agreement will provide for the treatment of Ralcorp equity awards. We expect that at the time of the distribution, the outstanding options to purchase Ralcorp stock, as well as any stock appreciation rights, restricted stock equivalent awards or other Ralcorp equity awards, held by Post’s current employees who remain Post employees after the distribution date, will be converted to equity awards that relate solely to Post common stock in a manner designed to reflect the intrinsic value of such awards at the time of separation. At the time of the distribution, the terms of the outstanding options, stock appreciation rights, restricted stock equivalent awards, and other Ralcorp equity award held by the current employees who remain Ralcorp’s employees after the distribution date, former Post employees, and Ralcorp’s former employees, will be appropriately adjusted to reflect the intrinsic value of such awards at the time of separation. In addition, existing performance criteria applicable to performance-based awards will be modified appropriately to reflect the separation.

Transition Services Agreement

We intend to enter into a Transition Services Agreement with Ralcorp, under which Ralcorp or certain of its subsidiaries will provide us with certain services for a limited time to help ensure an orderly transition following the separation.

We anticipate that under the Transition Services Agreement, Ralcorp will provide certain corporate and administrative services, including:

•	information technology;

•	procurement;

•	human resources and benefits;

•	accounting;

•	warehousing, logistics and transportation; and

•	quality and product safety.

We expect that these services will be provided at cost, as determined by Ralcorp in a manner consistent with its cost accounting practices. We estimate the current cost will be approximately $20 million annually, with information technology representing approximately one-half of that amount. We expect to transition away from a majority of Ralcorp services within the first year after the distribution.

Under the planned Transition Services Agreement, we will release and indemnify Ralcorp and its affiliates for losses arising from or relating to the provision or use of any service or product provided under the Transition Services Agreement. We expect that the Transition Services Agreement will become effective on the distribution date, and will remain in effect until the expiration of the last time period for the performance of services thereunder, which we expect generally to be no longer than 24 months from the distribution date.

We expect that both we and Ralcorp will be permitted to terminate the Transition Services Agreement if the other party breaches any of its significant obligations under the agreement and does not cure such breach within 30 days of receiving written notice from the other party.

Commercial Agreements

We and Ralcorp will enter into certain manufacturing agreements, pursuant to which one party will manufacture certain products for the other party or for use by the other party as a component of its own products. These agreements will cover a range of products, and are intended to have arm’s-length terms. In addition, Ralcorp will act as our broker for international sales following the separation.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2011:

•	on a historical basis; and

•	on a pro forma basis to give effect to the pro forma adjustments included in our unaudited pro forma financial information, as follows:

•	the separation transactions described under “The Separation”;

•	the incurrence of $950 million of new indebtedness, which is expected to consist of $175 million aggregate principal amount of borrowings under senior credit facilities with lending institutions and $775 million in aggregate principal amount of senior notes;

•	the distribution of approximately 27.6 million shares of our common stock to holders of Ralcorp common stock, based upon the number of Ralcorp shares outstanding on January 13, 2012 and an additional approximate 6.9 million shares retained by Ralcorp;

•	our anticipated post-separation capital structure; and

•	the settlement of intercompany account balances between us and Ralcorp through cash or contribution to equity.

The information below is not necessarily indicative of what our cash and cash equivalents and capitalization would have been had the separation, distribution and related financing transactions been completed as of September 30, 2011. In addition, it is not necessarily indicative of our future cash and cash equivalents and capitalization. This table should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Condensed Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited combined financial statements and the notes thereto included elsewhere in this information statement.

	As of September 30, 2011
	Actual	As Adjusted(a)
	(In millions)

Cash and cash equivalents(b)	$1.7	$26.7

Debt, including current and long-term:
New senior credit facilities(b)	—	175.0
Senior notes due 2022(b)	—	775.0
Intercompany debt(c)	784.5	—

Total debt	784.5	950.0

Equity:
Common stock	—	0.3
Additional paid-in capital	—	1,324.1
Net investment of Ralcorp	1,501.3	—
Accumulated other comprehensive loss	(3.6)	(3.6)

Total equity	1,497.7	1,320.8

Total capitalization	$2,282.2	$2,270.8

(a)	Assumes the separation occurred as of September 30, 2011.

(b)	As part of the separation, we expect to incur approximately $950 million of new indebtedness, which we expect to consist of $175 million aggregate principal amount of borrowings under a senior secured term loan facility and $775 million in aggregate principal amount of senior notes. We will not receive any proceeds from the senior notes, which we expect to initially issue to Ralcorp in connection with the separation. We expect that approximately $125 million of the proceeds from the term loan facilities will be transferred to Ralcorp in connection with the separation and to directly or indirectly acquire the assets of the Canadian operations of the Post cereals business. Of the remaining $50 million in proceeds, we expect to retain approximately $25 million after payment of fees and expenses relating to the financing transactions. We also expect that Post will have a $175 million revolving credit facility that will be unfunded at the time of the separation. For a description of the expected terms of the credit facilities and senior notes, see “Description of Financing Transactions and Material Indebtedness.”

(c)	Intercompany debt relates to debt obligations assumed by Ralcorp from Kraft in the August 2008 acquisition of Post and other intercompany notes. See Note 12 of “Notes to Combined Financial Statements” for further discussion of intercompany debt. As part of the separation transaction, we expect all intercompany debt to be settled and we expect to incur new indebtedness totaling approximately $950 million. See “Unaudited Pro Forma Condensed Combined Financial Statements” for further discussion.

LISTING AND TRADING OF OUR COMMON STOCK

Market for Our Common Stock

There is currently no public market for our common stock. Subject to the consummation of the separation, our common stock has been approved for listing on the New York Stock Exchange under the symbol “POST.” We cannot assure you as to the price at which our common will trade after the separation (or, on a “when-issued” basis, before the separation). Until our common stock is fully distributed and an orderly market develops in our common stock, the price at which such stock trades may fluctuate significantly. In addition, the combined trading prices of our common stock and Ralcorp common stock held by shareholders after the separation may be less than, equal to or greater than the trading price of the Ralcorp common stock prior to the separation.

Transferability of Our Common Stock

The shares of our common stock that will be distributed to Ralcorp’s shareholders will be freely transferable, unless the holder is considered an “affiliate” of ours under Rule 144 under the Securities Act. Persons who can be considered our affiliates after the separation generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, us, and may include certain of our officers and directors. As of January 13, 2012, after giving effect to the distribution, we estimate that our directors and executive officers will beneficially own 0.5 million shares of our common stock. See “Security Ownership of Certain Beneficial Owners and Management.” In addition, individuals who are affiliates of Ralcorp on the distribution date may be deemed to be affiliates of ours. Our affiliates may sell shares of our common stock received in the distribution only:

•	under a registration statement that the SEC has declared effective under the Securities Act; or

•	under an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144.

In general, under Rule 144 as currently in effect, an affiliate will be entitled to sell, within any three-month period commencing 90 days after the date the registration statement, of which this information statement is a part, is declared effective, a number of shares of our common stock that does not exceed the greater of:

•	1.0% of our common stock then outstanding; or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to restrictions relating to manner of sale and the availability of current public information about us.

We will file registration statements on Form S-8 under the Securities Act to register 6.5 million shares of common stock issuable under our incentive stock plan, 3 million shares under our savings investment plan, and 1 million shares under each of the deferred compensation plan for key employees and executive savings investment plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. The shares covered by the S-8 registration statements will include common stock underlying outstanding stock appreciation rights, as well as shares issuable for the current balances in the savings investment plan, deferred compensation plan and executive savings investment plan. Such registration statements become effective immediately upon filing.

In the future, we may adopt new stock option and other equity-based award plans and issue options to purchase shares of our common stock and other stock-based awards. We currently expect to file a registration statement under the Securities Act to register shares to be issued under these stock plans, and may also register additional shares under our savings investment plan from time to time. Shares issued pursuant to awards after the effective date of the registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

Except for our common stock distributed in the distribution, none of our equity securities will be outstanding on or immediately after the separation. See “Arrangements between Ralcorp and Post — Shareholder’s and Registration Rights Agreement” for a discussion of certain registration rights with respect to our common shares.

DIVIDEND POLICY

Post is a newly formed entity and, therefore, has not paid dividends in the past.

Currently, we do not expect to pay any cash dividends on our common stock for the foreseeable future. Moreover, if we determine to pay any dividend in the future, there can be no assurance that we will continue to pay such dividends.

The terms of our senior credit facilities and senior notes are expected to contain certain restrictions on our ability to declare or pay cash dividends, as discussed in “Description of Financing Transactions and Material Indebtedness.”

SELECTED HISTORICAL CONDENSED COMBINED FINANCIAL DATA

The following table presents our selected historical condensed combined financial data. The statement of operations data and statement of cash flows data for the fiscal years ended September 30, 2011, 2010 and 2009 and the balance sheet data as of September 30, 2011 and 2010 are derived from our audited combined financial statements included elsewhere in this information statement. The statement of operations data for the two months ended September 30, 2008 and the seven months ended August 4, 2008 and the balance sheet data as of September 30, 2009 and September 30, 2008 are derived from our unaudited combined financial statements that are not included in this information statement. The statement of operations data and statement of cash flows data for the years ended December 29, 2007 and December 30, 2006 and the balance sheet data as of December 29, 2007 and December 30, 2006 are derived from our audited combined financial statements that are not included in this information statement.

The selected historical condensed combined financial and other operating data presented below should be read in conjunction with our audited combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement. Our combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as an independent, publicly traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of the separation from Ralcorp and the distribution. For more information regarding these anticipated changes, see “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this information statement.

				Two	Seven
				Months	Months	Year	Year
				Ended	Ended	Ended	Ended
	Year Ended September 30,			Sept. 30,	Aug. 4,	Dec. 29,	Dec. 30,
	2011	2010	2009	2008(e)	2008(f)	2007(f)	2006(f)
(In millions)
Statement of Operations Data
Net sales	$968.2	$996.7	$1,072.1	$184.6	$657.4	$1,102.7	$1,092.8
Cost of goods sold(a)	(516.6)	(553.7)	(570.8)	(127.1)	(370.4)	(639.5)	(636.6)

Gross profit	451.6	443.0	501.3	57.5	287.0	463.2	456.2
Selling, general and administrative expenses(b)	(239.5)	(218.8)	(272.7)	(43.7)	(150.6)	(267.0)	(256.9)
Amortization of intangible assets	(12.6)	(12.7)	(12.6)	(2.2)	—	—	—
Impairment of goodwill and other intangible assets(c)	(503.5)	(19.4)	—	—	—	—	—
Other operating expenses, net	(1.6)	(1.3)	(.8)	—	(2.4)	(15.2)	(9.3)

Operating (loss) profit	(305.6)	190.8	215.2	11.6	134.0	181.0	190.0
Intercompany interest expense	(51.5)	(51.5)	(58.3)	(9.6)	—	—	—
Other expense	(1.7)	—	—	—	—	—	—
Loss on sale of receivables(d)	(13.0)	—	—	—	—	—	—
Equity in earnings of partnership	4.2	2.2	—	—	—	—	—

(Loss) earnings before income taxes	(367.6)	141.5	156.9	2.0	134.0	181.0	190.0
Income tax benefit (provision)	6.3	(49.5)	(55.8)	(1.4)	(48.9)	(64.3)	(68.2)

Net (loss) earnings	$(361.3)	$92.0	$101.1	$.6	$85.1	$116.7	$121.8

Statement of Cash Flows Data
Depreciation and amortization	$58.7	$55.4	$50.6	$9.8	$20.3	$35.2	$34.9
Cash provided (used) by:
Operating activities	143.8	135.6	221.1			141.3	138.8
Investing activities	(14.9)	(24.3)	(36.7)			(19.6)	(32.5)
Financing activities	(132.1)	(112.4)	(183.3)			(121.8)	(136.3)

	Year Ended September 30,				Dec. 29,	Dec. 30,
	2011	2010	2009	2008(e)	2007(f)	2006(f)
(In millions)
Balance Sheet Data
Cash and cash equivalents	$1.7	$4.8	$5.7	$3.2	$—	$—
Working capital (excl. cash and cash equivalents)	(.7)	68.0	39.5	(180.1)	70.1	55.5
Total assets	2,786.2	3,348.0	3,368.1	3,504.6	918.5	914.4
Intercompany debt, including short-term portion	784.5	716.5	716.5	716.5	—	—
Other liabilities	104.9	90.7	78.3	69.6	9.9	8.8
Total equity	1,497.7	2,061.7	2,023.3	1,811.3	636.7	625.6

(a)	In 2011, Post incurred a loss of $7.1 million on economic hedges that did not meet the criteria for cash flow hedge accounting. For more information, see Note 10 of “Notes to Combined Financial Statements.” Post also incurred $1.3, $2.1, and $.8 million of costs recorded in cost of goods sold related to the transitioning of Post into Ralcorp operations during the fiscal years ended September 30, 2010 and 2009 and the two months ended September 30, 2008, respectively (see (b) below). In addition, acquisition accounting for the Post acquisition resulted in a one-time allocation of purchase price to acquired inventory of $23.4 million which was recognized in cost of goods sold in the two months ended September 30, 2008.

(b)	In 2011, Post incurred $2.8 million of costs reported in selling, general and administrative expense related to the separation of Post from Ralcorp. In addition, Post incurred $6.4, $29.5, and $6.9 million of costs reported in selling, general and administrative expense, related to the transitioning of Post into Ralcorp operations during the fiscal years ended September 30, 2010 and 2009 and the two months ended September 30, 2008, respectively. For more information, see Note 16 of “Notes to Combined Financial Statements.”

(c)	For information about the impairment of goodwill and other intangible assets, see “Critical Accounting Policies and Estimates” and Notes 2 and 4 of “Notes to Combined Financial Statements.”

(d)	In fiscal 2011, Post began selling certain of its receivables to Ralcorp pursuant to a Ralcorp accounts receivable securitization program. For more information, see Note 8 of “Notes to Combined Financial Statements.”

(e)	Ralcorp (Successor) acquired Post from Kraft (Predecessor) on August 4, 2008 and changed its fiscal year end to September 30. The data for the two months ended September 30, 2008 represents results for the post-acquisition (Successor) period from August 4, 2008 to September 30, 2008. As a result of the acquisition and the application of purchase accounting, the basis of Post’s assets and liabilities were adjusted to fair value as of the acquisition date.

(f)	The data in these columns represents pre-acquisition financial information based on the fiscal calendar of Kraft (Predecessor).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and accompanying notes included in this information statement.

The following unaudited pro forma condensed combined financial statements are based upon the historical combined financial information of the Post cereals business. The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2011, and the unaudited pro forma condensed combined balance sheet as of September 30, 2011 have been derived from the audited historical consolidated financial statements of the Post cereals business, which are included elsewhere in this information statement. Our historical financial statements include allocations of certain expenses from Ralcorp, which may not be representative of the costs we will incur in the future as an independent, publicly traded company.

The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2011 reflects our results as if the separation and related transactions described below had occurred as of October 1, 2010. The unaudited pro forma condensed combined balance sheet as of September 30, 2011 reflects our financial position as if the separation and related transactions described below had occurred on that date. The unaudited pro forma condensed consolidated financial statements have been prepared to reflect the separation and other transaction related items, including:

•	the separation transactions described under “The Separation”;

•	the incurrence of $950 million of new indebtedness, which is expected to consist of $175 million aggregate principal amount of borrowings under senior credit facilities with lending institutions and $775 million in aggregate principal amount of senior notes;

•	the distribution of approximately 27.6 million shares of our common stock to holders of Ralcorp common stock, based upon the number of Ralcorp shares outstanding on January 13, 2012 and an additional approximate 6.9 million shares retained by Ralcorp;

•	our anticipated post-separation capital structure; and

•	the settlement of intercompany account balances between us and Ralcorp through cash or contribution to equity.

No pro forma adjustments have been included for the Transition Services Agreement, as we expect that the costs for the Transition Services Agreement will be comparable to those included in our historical financial statements. Likewise, no pro forma adjustments have been included related to the Tax Allocation Agreement, the Employee Matters Agreement or certain commercial agreements between us and Ralcorp because we do not expect those adjustments to have a significant effect on our financial statements. Earnings (loss) per share calculations are based on the pro forma weighted-average shares that would have been outstanding during the year ended September 30, 2011 (34.5 million shares) determined by applying the one-for-two distribution ratio to Ralcorp’s basic weighted-average shares outstanding for the corresponding periods. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances.

The operating expenses reported in our carve-out historical statements of operations include allocations of certain Ralcorp costs. These costs include allocation of Ralcorp corporate costs, including information technology, procurement, credit, treasury, legal, finance and other functions. We estimate that our corporate general and administrative expenses will increase annually by approximately $15 million, excluding non-cash expenses, as a result of additional costs required to function as an independent publicly traded company. In addition, we estimate we will incur non-recurring costs of approximately $15.0 to $20.0 million associated with the transition to an independent public company during the 24-month period beginning on the distribution date. We have not adjusted the accompanying unaudited pro forma condensed combined statements of operations to reflect these costs and expenses.

As of September 30, 2011, Post participated in Ralcorp’s derivative instrument program involving commodity contracts (options, futures, and swaps) used as cash flow or economic hedges on raw material and fuel purchases. The fair value of the derivative instruments have not been reflected in Post’s historical balance sheet because Post is not legally a party to the underlying derivative instruments and because there are no significant instruments that are allocable only to Post. As of September 30, 2011, the amount of Ralcorp’s net derivative liability that was related to Post was approximately $10 million. If this amount, together with net deferred gains on closed derivatives, had been settled with Ralcorp as of September 30, 2011, Post would have paid approximately $5.6 million. That amount consists of $7.1 million of losses related to economic hedges already reflected in Post’s statement of operations and approximately $1.5 million of deferred gains related to cash flow hedges not yet reflected in Post’s statement of operations. No adjustments related to such hypothetical settlement have been reflected in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of our results of operations or financial condition had the distribution and our anticipated post-separation capital structure been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly owned company during such periods.

Unaudited Pro Forma Condensed Combined Statement of Operations

	Year Ended September 30, 2011
	Post	Pro Forma		Post
	Historical	Adjustments		Pro Forma
	(In millions except per share data)

Net Sales	$968.2	$—		$968.2
Cost of goods sold	(516.6)	—		(516.6)

Gross Profit	451.6	—		451.6
Selling, general and administrative expenses	(239.5)	(3.7	)(a)	(243.2)
Amortization of intangible assets	(12.6)	—		(12.6)
Impairment of goodwill and other intangible assets	(503.5)	—		(503.5)
Other operating expenses, net	(1.6)	—		(1.6)

Operating Loss	(305.6)	(3.7)		(309.3)
Intercompany interest expense	(51.5)	51.5	(b)	—
Interest expense	—	(69.9	)(b)	(69.9)
Other expense	(1.7)	1.7	(b)	—
Loss on sale of receivables	(13.0)	13.0	(a)	—
Equity in earnings of partnership	4.2	(4.2	)(c)	—

Loss before Income Taxes	(367.6)	(11.6)		(379.2)
Income tax benefit	6.3	4.0	(d)	10.3

Net Loss	$(361.3)	$(7.6)		$(368.9)

Loss per Share
Basic				$(10.69)
Diluted				$(10.69)
Weighted-average Shares Outstanding (in millions of shares)
Basic				34.5 (e)
Diluted				34.5 (e)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of September 30, 2011
	Post	Pro Forma		Post
	Historical	Adjustments		Pro Forma
	(In millions)

Assets
Current Assets
Cash and cash equivalents	$1.7	$25.0	(f)	$26.7
Receivable from Ralcorp	41.3	(41.3	)(a)	—
Receivables, net	10.1	41.3	(a)	51.4
Inventories	66.6	—		66.6
Deferred income taxes	3.8	—		3.8
Prepaid expenses and other current assets	4.0	—		4.0
Intercompany notes receivable	7.8	(7.8	)(i)	—

Total Current Assets	135.3	17.2		152.5
Property, net	412.1	—		412.1
Goodwill	1,429.2	—		1,429.2
Other intangible assets, net	748.6	—		748.6
Investment in partnership	60.2	(60.2	)(g)	—
Other assets	.8	25.0	(h)	25.8

Total assets	$2,786.2	$(18.0)		$2,768.2

Liabilities and Equity
Current Liabilities
Short-term intercompany debt	$68.0	$(68.0	)(i)	$—
Accounts payable	28.8	—		28.8
Other current liabilities	37.5	(6.6	)(i)	30.9

Total Current Liabilities	134.3	(74.6)		59.7
Long-term intercompany debt	716.5	(716.5	)(i)	—
Long-term debt	—	950.0	(h)	950.0
Deferred income taxes	332.8	—		332.8
Other liabilities	104.9	—		104.9

Total Liabilities	1,288.5	158.9		1,447.4

Equity
Common stock	—	0.3	(j)	0.3
Additional paid-in capital	—	1,324.1	(k)	1,324.1
Net investment of Ralcorp	1,501.3	(1,501.3	)(k)	—
Accumulated other comprehensive loss	(3.6)	—		(3.6)

Total Equity	1,497.7	(176.9)		1,320.8

Total Liabilities and Equity	$2,786.2	$(18.0)		$2,768.2

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(a)	Post Foods, LLC entered into an agreement on November 4, 2010 to sell all of the trade receivables of Post Foods, LLC to a wholly owned subsidiary of Ralcorp Holdings, Inc. named Ralcorp Receivables Corporation (RRC) as part of a Ralcorp financing arrangement. The purchase price calculation includes a discount factor of 1.18%, which resulted in a loss on sale of receivables of $13.0 million during the year ended September 30, 2011. Post received a fee of $3.7 million from RRC to service the receivables for that period (recorded as a reduction of “selling, general and administrative expenses”). Upon separation from Ralcorp, Post will no longer sell receivables to RRC; accordingly pro forma adjustments have been made to remove the effects of the related historical transactions. For the purposes of preparing the pro forma balance sheet, adjustments to “receivable from Ralcorp” and “receivable, net” assume that trade receivables sold to RRC that remain outstanding at separation are sold back to Post at the original discounted purchase price.

(b)	For the purposes of preparing the unaudited pro forma condensed combined financial information, we have assumed that indebtedness totaling approximately $950.0 million will be incurred by Post in conjunction with the separation from Ralcorp. The debt is expected to consist of $175.0 million aggregate principal amount of borrowings under senior credit facilities with lending institutions and $775.0 million in aggregate principal amount of senior notes. In addition, we have assumed that Post will have a $175.0 million revolving credit facility that will be unfunded at the time of the separation. We have assumed that the borrowings under senior credit facilities will have a variable interest rate of 2.30% and a term of five years and the senior notes will have a fixed rate of 8% and a term of ten years. Post may elect to enter into interest rate swaps to convert some or all of the senior notes to variable rate; however, the pro forma financial statements reflect the assumption of a fixed rate of interest for the period reported. Estimated debt issuance costs related to the new debt instruments total approximately $5.0 million with respect to the senior credit facilities and $20.0 million with respect to the senior notes, which are expected to be capitalized and amortized over the respective financing terms. The pro forma adjustments to “interest expense” include incremental interest expense, non-use fees for the unfunded revolving credit facility and amortization of debt issuance costs, while the pro forma adjustments to “intercompany interest expense” remove historical intercompany interest expense related to “short-term intercompany debt” and “long-term intercompany debt,” discussed in note (i) below. The adjustment to “other expense” removes the impact of a loss on foreign currency translation on intercompany debt denominated in Canadian dollars, which will also be settled at separation as described in note (i) below. An increase in the assumed interest rates of 12.5 basis points would increase pro forma annual interest expense by approximately $1.2 million.

(c)	Post Foods Canada Corp. and another Ralcorp entity are the only partners in a Canadian partnership. The historical financial statements reflect Post’s portion (48.15%) of the partnership’s earnings on an equity basis. The pro forma adjustment removes Post’s “equity in earnings of partnership” as Post will no longer participate in the partnership upon separation from Ralcorp.

(d)	The provision for income taxes included in our historical financial statements was determined as if Post filed separate, stand-alone income tax returns. Income tax impacts of pro forma adjustments have been estimated at Post’s incremental effective income tax rate (approximately 34.5%), which reflects our best estimate of its statutory income tax rates for all tax jurisdictions.

(e)	Pro forma weighted-average basic shares outstanding are based on 55.2 million of Ralcorp common shares outstanding on September 30, 2011, adjusted for the distribution ratio of one share of Post common stock for every two shares of Ralcorp common stock and an additional approximate 6.9 million shares retained by Ralcorp. Pro forma weighted-average diluted shares outstanding were calculated as the total of pro forma weighted-average basic shares outstanding and the dilutive shares related to equity awards held by Post employees. At the time of the distribution, Ralcorp equity awards held by current Post employees who remain Post employees after the distribution date, will be converted to equity awards that relate solely to Post common stock in a manner designed to reflect the intrinsic value of such awards at the time of separation, as described in “The Separation — Treatment of Stock Options and Other Equity Awards.” The effects of including 0.1 million of potentially dilutive stock based instruments were anti-dilutive and therefore excluded from the calculation of pro forma diluted loss per share.

(f)	Post expects to retain $25.0 million from the proceeds from the issuance of debt totaling approximately $950.0 million. Post will not receive any proceeds from the issuance of the senior notes to Ralcorp. The remaining $150.0 million of proceeds are expected to be used to pay debt issuance costs totaling $25 million (as described in note (b) above) and to pay Ralcorp for equity interests in or net assets of the Post cereals business and settlements described in notes (g) and (i) below.

(g)	The pro forma adjustment removes Post’s “investment in partnership” which will be divested upon (or before) separation from Ralcorp.

(h)	Pro forma adjustments to “long-term debt” and “other assets” reflect the assumed indebtedness and related debt issuance costs, as described in note (b) above.

(i)	Pro forma adjustments to “intercompany notes receivable,” “short-term intercompany debt,” “long-term intercompany debt” and “other current liabilities” reflect the settlement of all intercompany notes and accrued intercompany interest at separation.

(j)	The pro forma adjustment to “common stock” reflects the issuance of Post common stock to shareholders of Ralcorp in the ratio of one share of Post stock for every two shares of Ralcorp stock as of the distribution date and an additional approximate 6.9 million shares retained by Ralcorp. The par value of Post’s stock is assumed to be $0.01 per share.

(k)	The pro forma adjustment represents the reclassification of Ralcorp’s net investment in Post (“net investment of Ralcorp”) to “Additional paid-in capital” and equity adjustments related to the pro forma adjustments described in notes (f), (g), (h) and (i) above. For more information, see “Description of Financing Transactions and Material Indebtedness.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to provide investors with an understanding of the historical performance of Post and its financial condition. This discussion and analysis presents the factors that had a material effect on the results of operations of Post during the fiscal years ended September 30, 2011, 2010 and 2009.

The financial statements of Post for these periods have been derived from Ralcorp’s historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocations and estimates in these financial statements are based on assumptions that we believe are reasonable. However, the financial statements do not necessarily represent the financial position or results of operations of Post had it been operated as a separate independent entity. See “Critical Accounting Policies and Estimates” below as well as Note 2 of “Notes to Combined Financial Statements.”

You should read this discussion in conjunction with the historical combined financial statements of Post and the notes to those statements and the unaudited pro forma condensed combined financial data and the notes to the pro forma condensed combined financial data of Post included elsewhere in this information statement.

The following discussion and analysis contains forward-looking statements. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

We are a leading manufacturer, marketer and distributor of branded ready-to-eat cereals in the United States and Canada. We are the third largest seller of ready-to-eat cereals in the United States with 11.2% market share (based on retail sales) for the 52-week period ended November 26, 2011, according to A.C. Nielsen. Our products are manufactured through a flexible production platform consisting of four owned primary facilities and sold through a variety of channels such as grocery stores, mass merchandisers, club stores, drug stores, convenience stores and foodservice establishments. Our portfolio of brands includes diverse offerings such as Honey Bunches of Oats, Shredded Wheat, Grape-Nuts, Raisin Bran, Golden Crisp, Alpha-Bits, Honeycomb, Pebbles, Pebbles Treats and Great Grains. We have leveraged the strength of our brands, category expertise, leadership, and over a century of institutional knowledge to create a diverse portfolio of cereals that enhance the lives of consumers.

From 1925 to 1929, our predecessor, Postum Cereal Company, acquired over a dozen companies and expanded its product line to more than 60 products. The company changed its name to General Foods Corporation and over several decades introduced household names such as Post Raisin Bran (1942), Honeycomb (1965), Pebbles (1971) and Honey Bunches of Oats (1990). General Foods was acquired by Philip Morris Companies in 1985, and subsequently merged with Kraft in 1989. In 2008, the Post cereals business was split off from Kraft and combined with Ralcorp Holdings, Inc.

On July 14, 2011, Ralcorp’s Board of Directors announced that they had unanimously agreed in principle to separate the Post cereals business from Ralcorp in a tax-free spin-off to Ralcorp shareholders. We believe the separation will enable us to focus on strategies specific to the branded cereal business in order to stabilize the business, improve innovation and provide greater flexibility.

Business Drivers and Measures

In operating our business and monitoring its performance, we consider a number of performance measures and operational factors and to factors affecting the ready-to-eat cereal industry as whole as further discussed below.

•	Our business is characterized by intense competition among large manufacturers of branded, private label and value ready-to-eat cereals. In recent years, the ready-to-eat cereal category has not grown, and in some years has declined, which has tended to intensify this competition. We expect this strong competitive environment to continue in the future. During fiscal year 2011, we experienced a 9% decline in volume compared to fiscal year 2010 as well as a significant decline in our market share. We believe this decline was primarily the result of a reduction in the level and effectiveness of our trade spending and increases in our list prices at a time when consumers were increasingly price conscious given the recessionary environment. We have instituted programs which we believe will stabilize and ultimately reverse this market share trend by improving the value offered by our products through new pricing strategies, improved marketing programs, a focus on product quality and expanding the distribution of our products into currently underrepresented sales channels.

•	The primary components of our costs of goods sold include raw materials (agricultural commodities including wheat, oats, sugar, fruit and almonds), packaging (linerboard cartons, corrugated boxes, plastic containers, and carton board) and freight and distribution (a combination of common carriers and inter-modal rail). In 2011, we experienced increases in our raw material commodity costs and we expect our commodity prices to continue to increase in 2012.

•	Our selling, general and administrative costs consist primarily of advertising and promotion, marketing, general office and research and development costs. During 2011, these costs increased primarily as a result of increased advertising and promotion spending. One of our key strategies is to continue to invest in advertising, promotion and marketing that builds our iconic brands.

Seasonality

Demand for ready-to-eat cereal has generally been approximately level throughout the year, although demand for certain promotional products may be influenced by holidays, changes in seasons, or other events.

Impairment of Intangible Assets

We perform an assessment of indefinite life assets (including goodwill and brand trademarks) during the fourth quarter in conjunction with the annual forecasting process. In addition, intangible assets are reassessed as needed when information becomes available that is believed to negatively impact the fair market value of an asset.

In the third quarter of 2011, a non-cash trademark impairment charge of $32.1 million was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks based on reassessments triggered by the announced separation of Post from Ralcorp. The trademark impairment was due to reductions in anticipated future sales as a result of competition and a reallocation of advertising and promotion expenditures to higher-return brands.

In the fourth quarter we recorded additional non-cash impairment charges totaling $471.4 million. These charges consisted of a goodwill impairment of $364.8 million and trademark impairment charges of $106.6 million (primarily related to the Honey Bunches of Oats, Post Selects, and Post trademarks). Based upon a preliminary review of the Post cereals business conducted by the newly appointed Post management team in October 2011, sales declines in the fourth quarter and continuing into October, and weakness in the branded ready-to-eat cereal category and the broader economy, we determined that additional strategic steps were needed to stabilize the business and the competitive position of its brands. The impact of these steps is the reduction of expected net sales growth rates and profitability of certain brands in the near term, thereby resulting in the goodwill and trademark impairments.

In the fourth quarter of fiscal 2010, a trademark impairment loss of $19.4 million was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks. The trademark impairment was due to a reallocation of advertising and promotion expenditures to higher-return brands and reductions in anticipated sales-growth rates based on the annual forecasting process completed in the fourth quarter.

See further discussion of impairments under “Critical Accounting Policies and Estimates” and in Notes 2 and 4 in “Notes to Combined Financial Statements” contained herein.

Transition and Integration Costs

Post incurred significant costs in fiscal years ended September 30, 2010 and 2009 and the two months ended September 30, 2008 related to the August 2008 acquisition by Ralcorp. The costs include transitioning Post into Ralcorp operations, including decoupling the cereal assets of Post from those of other operations of Kraft (the former owner), developing stand-alone Post information systems, developing independent sales, logistics and purchasing functions for Post, and other significant integration undertakings. While a portion of those costs are capitalized, the expense portion totaled $7.7 million and $31.6 million for fiscal 2010 and 2009, respectively, and is reflected in selling, general and administrative expenses. No transition and integration costs were incurred during fiscal 2011.

For more information about transition and integration costs, see Note 16 of “Notes to Combined Financial Statements.”

Separation Costs

In preparation for Post’s separation from Ralcorp, Post incurred approximately $2.8 million of costs during the fiscal year ended September 30, 2011. The costs, which are reflected in selling, general and administrative expenses, primarily consisted of legal and accounting fees, other outside service fees and employee severance.

Derivative Financial Instruments and Hedging

Post participates in Ralcorp’s derivative financial instrument and hedging program, but did not hold any derivative financial instruments of its own during the fiscal years ended September 30, 2011, 2010 and 2009. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting changes in fair values or anticipated cash flows of the hedged item or transaction (and it meets all other requirements under Topic 815 of the Accounting Standards Codification). Certain of Ralcorp’s commodity-related derivatives do not meet the criteria for cash flow hedge accounting or simply are not designated as hedging instruments; nonetheless, they are used to manage the future cost of raw materials and are economic hedges. Changes in the fair value of such derivatives, to the extent they relate to Post, are recognized immediately in the Post statement of operations. During fiscal year 2011, Post recognized $7.1 million of expense in cost of sales related to economic hedges.

For more information about derivative financial instruments and hedging, see Notes 2 and 10 of “Notes to Combined Financial Statements.”

Non-GAAP Measures

The non-GAAP financial measures presented herein and discussed below do not comply with accounting principles generally accepted in the United States, or GAAP, because they are adjusted to exclude (include) certain cash and non-cash income and expenses that would otherwise be included in (excluded from) the most directly comparable GAAP measure in the statement of operations. These non-GAAP financial measures, which are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the methods of calculation, should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP. As further discussed below, these non-GAAP measures supplement other metrics used by management and investors to evaluate the business and facilitate the comparison of operations over time.

•	Adjusted EBITDA, as presented herein, is defined as earnings before interest, income taxes, depreciation, and amortization, excluding impairment of goodwill and other intangible assets, adjustments for economic hedges, and transition, integration and separation costs. We believe our board of directors, management and investors can use Adjusted EBITDA to assess Post’s performance because it allows comparison of operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense), items largely outside the control of the management team (such as income taxes), asset base (such as depreciation, amortization, and impairments), derivatives accounting that is not representative of the economic effect of hedges, and irregular or non-recurring costs (such as transition, integration and separation costs).

•	Adjusted Gross Profit (as a percentage of net sales) is an additional measure to help investors compare gross margins between periods, without the effects of adjustments for economic hedges and transaction and integration costs.

•	Adjusted Selling, General & Administrative Expenses (as a percentage of net sales) is an additional measure to help investors compare SG&A between periods, without the effects of transition, integration and separation costs.

•	Adjusted Operating Profit (as a percentage of net sales) is an additional measure to help investors compare operating margins between periods, without the effects of goodwill and other intangible asset impairments, transition, integration and separation costs and adjustments for economic hedges.

Recent Developments

For information regarding preliminary unaudited selected financial data for the first quarter of fiscal 2012, see “Summary — Recent Developments — Preliminary Unaudited Selected Financial and Other Data for the First Quarter of Fiscal 2012.”

Results of Operations

The following discussion compares our operating results for the fiscal year ended September 30, 2011 with fiscal 2010 and also fiscal 2010 with fiscal 2009. We report year-end results, like Ralcorp, as of September 30 of each year. The following table summarizes key data that we believe are important for you to consider as you read the analysis below.

	Year Ended September 30,			Year Ended September 30,
	2011	2010	% Change	2010	2009	% Change
	(Dollars in millions)

Net Sales	$968.2	$996.7	(3)%	$996.7	$1,072.1	(7)%
Operating (Loss) Profit	(305.6)	190.8	(260)%	190.8	215.2	(11)%
Net (Loss) Earnings	(361.3)	92.0	(493)%	92.0	101.1	(9)%
Adjusted EBITDA	256.0	275.5	(7)%	275.5	297.4	(7)%

Adjusted EBITDA	$256.0	$275.5		$275.5	$297.4
Intercompany interest expense	(51.5)	(51.5)		(51.5)	(58.3)
Income tax benefit (provision)	6.3	(49.5)		(49.5)	(55.8)
Depreciation and amortization	(58.7)	(55.4)		(55.4)	(50.6)
Impairment of goodwill and other intangible assets(a)	(503.5)	(19.4)		(19.4)	—
Transition, integration and separation costs(b)	(2.8)	(7.7)		(7.7)	(31.6)
Adjustments for economic hedges(c)	(7.1)	—		—	—

Net (Loss) Earnings	$(361.3)	$92.0		$92.0	$101.1

(a)	Represents non-cash expense for the impairment of goodwill and certain indefinite-lived trademark intangible assets. For more information about the impairment of goodwill and other intangible assets, see “Critical Accounting Policies and Estimates” and Notes 2 and 4 of “Notes to Combined Financial Statements.”

(b)	Represents certain costs incurred during 2011 to effect the separation of Post from Ralcorp and costs incurred in 2010 and 2009 to transition and integrate the Post business into Ralcorp after the acquisition from Kraft. See Note 16 of “Notes to Combined Financial Statements” for further discussion.

(c)	Represents a non-cash expense for mark-to-market adjustments on derivatives used to manage commodity price exposures that do not meet the criteria for cash flow hedge accounting.

Net Sales

Volume changes for the fiscal years ended September 30, 2011 and 2010 relative to comparable amounts for the prior year period were as follows:

	Year Ended September 30,
	2011	2010

Honey Bunches of Oats	(6)%	7%
Pebbles	(2)%	(6)%
Other	(14)%	(6)%
Total	(9)%	(1)%

Fiscal 2011 Compared to 2010

Net sales decreased $28.5 million or 3% in fiscal 2011, as the impact of a 9% decline in overall volumes was partially offset by higher net selling prices (driven primarily by an 18% reduction in trade spending). Volumes were down across most of the Post brand portfolio driven by lower trade spending compared to the trade spending levels a year ago and competitive promotional activity. Other factors impacting net sales include a 12% increase for Great Grains (fueled by a national advertising campaign to support the brand) and unfavorable effects of foreign exchange rate changes ($4.9 million).

Fiscal 2010 Compared to 2009

Net sales decreased $75.4 million or 7% in fiscal 2010 compared to fiscal 2009 driven by a 1% volume decline and lower net selling prices as a result of increased trade promotion spending. Volume increases resulting from strong gains for Honey Bunches of Oats (up 7%) were more than offset by single digit volume declines across most of the brand portfolio driven primarily by the impact of product downsizing for Pebbles and other kids cereals that occurred late in fiscal 2009. Net sales benefitted from new product extensions within the Honey Bunches of Oats (Pecan Bunches) and Pebbles (including Cupcake and Marshmallow Pebbles) brands as well as carryover pricing and downsizing initiatives from 2009. The industry’s ready-to-eat cereal category declined in the low single digits during the fiscal year, as all branded competitors, including Post, aggressively used trade promotions to compete on pricing and protect market share. This competitive environment was an extension of what was seen in fiscal 2009 where Post’s sales volumes were negatively impacted by a reduction in promotional activity relative to the competition, particularly during the second half of fiscal 2009.

Margins

	Year Ended September 30,
	2011	2010	2009
	(% of net sales)

Gross Profit	46.6%	44.4%	46.8%
Selling, general and administrative expenses	(24.7)%	(22.0)%	(25.4)%
Amortization of intangible assets	(1.3)%	(1.3)%	(1.2)%
Impairment of goodwill and other intangible assets	(52.0)%	(1.9)%	—%
Other operating expenses, net	(.2)%	(.1)%	(.1)%

Operating Profit (Loss)	(31.6)%	19.1%	20.1%

Adjusted Gross Profit	47.4%	44.6%	47.0%
Adjustments for economic hedges	(.7)%	—%	—%
Transition and integration costs	—%	(.1)%	(.2)%

Gross Profit	46.6%	44.4%	46.8%

Adjusted Selling, General & Administrative Expenses	(24.4)%	(21.3)%	(22.7)%
Transition, integration and separation costs	(.3)%	(.6)%	(2.8)%

Selling, general and administrative expenses	(24.7)%	(22.0)%	(25.4)%

Adjusted Operating Profit	21.5%	21.9%	23.0%
Adjustments for economic hedges	(.7)%	—%	—%
Transition, integration and separation costs	(.3)%	(.8)%	(2.9)%
Impairment of intangible assets	(52.0)%	(1.9)%	—%

Operating Profit (Loss)	(31.6)%	19.1%	20.1%

Fiscal 2011 Compared to 2010

Gross profit margins were negatively impacted by $7.1 million mark-to-market losses on commodity derivatives that did not qualify for hedge accounting (economic hedges) in fiscal 2011 and $1.3 million of transition and integration costs in fiscal 2010. Excluding the effect of these items, adjusted gross profit margins were 47.4% in fiscal 2011, up from 44.6% for fiscal 2010. Gross profit margins benefitted significantly from 18% lower trade spending. This benefit was partially offset by unfavorable manufacturing costs due to unfavorable fixed cost absorption from lower production volumes and higher raw material costs (primarily sugar, nuts, wheat, corn and packaging costs).

Selling, general and administrative expenses (SG&A) as a percentage of net sales were negatively impacted by $6.4 million of transition and integration costs in 2010 and by $2.8 million of Post separation costs in 2011. Excluding the effect of these items, SG&A as a percentage of net sales increased from 21.3% in 2010 to 24.4% in 2011, driven primarily by higher advertising costs. The increase in advertising costs (up $28.7 million) was primarily due to the national advertising campaign to support the Great Grains brand re-launch as well as modest increases behind Pebbles and Honey Bunches of Oats.

In addition to the matters discussed above, operating profit margin was negatively impacted by the impairment of goodwill and other intangible assets, costs incurred to effect Post’s separation from Ralcorp and adjustments for economic hedges for fiscal 2011, and by impairment of intangible assets and transition and integration costs for fiscal 2010. Excluding the effect of these items, adjusted operating profit margin decreased from 21.9% to 21.5%.

For more information on impairment charges, see “Critical Accounting Policies and Estimates” and Notes 2 and 4 of “Notes to Combined Financial Statements.” For more information on transition, integration and separation costs see Note 16 of “Notes to Combined Financial Statements.”

Fiscal 2010 Compared to 2009

Gross profit margins declined from 46.8% in 2009 to 44.4% in 2010. The overall decline in gross profit margin was driven by lower net selling prices due to increased trade promotion spending in fiscal 2010. These declines were partially offset by favorable raw material costs (notably wheat, corn, rice, nuts, oil and oats, offset partially by higher costs for sweeteners), reduced operating expenses and decreased transition and integration costs.

SG&A expenses as a percentage of net sales were positively impacted by reduced levels of transition and integration costs in 2010 when compared to 2009. Excluding the effect of this item, SG&A as a percent of sales decreased from 22.7% in 2009 to 21.3% in 2010, driven primarily by lower advertising costs. Advertising costs declined $29.5 million compared to prior year as Post shifted resources from advertising to trade promotion spending (included as a reduction to net sales) in order to compete with branded competitors. Other factors positively impacting SG&A as a percentage of sales include lower bad debt expense, incentive compensation, and licensing royalty fees, offset partially by higher warehousing costs and corporate administrative charges from Ralcorp as Post migrated off the transition services agreement with Kraft.

In addition to the items discussed above, operating profit margin was negatively impacted by the impairment of intangible assets in fiscal 2010 and transition and integration costs in both years. Excluding these items, adjusted operating profit margin decreased from 23.0% to 21.9%.

For more information about transition and integration costs, see Note 16 of “Notes to Combined Financial Statements.”

Intercompany Interest Expense

Intercompany interest expense was $51.5 million for the fiscal years ended September 30, 2011 and 2010. Average long-term intercompany debt levels remained virtually unchanged during these time periods, and consisted of debt obligations assumed by Ralcorp from Kraft in the August 2008 acquisition and other intercompany notes. Intercompany interest expense decreased $6.8 million, or 12%, from $58.3 million in 2009 to $51.5 million in 2010. The decrease in intercompany interest expense year over year is primarily due to the extinguishment of term loans totaling $300.0 million during August 2009. At the time of the separation of Post from Ralcorp, we expect to settle all intercompany debt and related intercompany accrued interest. In connection with the separation, we expect to incur significant new third party indebtedness. See the “Unaudited Pro Forma Condensed Combined Financial Statements” earlier in this document for further discussion and further discussion below in “Liquidity and Capital Resources.”

Loss on Sale of Receivables

On November 4, 2010, Post entered into an agreement to sell, on an ongoing basis, all of the trade accounts receivable of Post Foods, LLC to a wholly owned, bankruptcy-remote subsidiary of Ralcorp Holdings, Inc. named Ralcorp Receivables Corporation (RRC). The accounts receivable of Post Foods Canada Corp. were not incorporated into the agreement and are not being sold to RRC. The purchase price of the receivables sold is calculated with a discount factor of 1.18%. For more information, see Note 8 of “Notes to Combined Financial Statements.” We terminated our agreement with RRC in December 2011.

Equity in Earnings of Partnership

On February 1, 2010, Post Foods Canada Corp. received an equity contribution from its parent company in the form of a 48.15% ownership interest in a Canadian partnership named RAH Canada Limited Partnership. The earnings of the partnership are derived from interest on loans to the partners. Post accounts for its investment in the partnership using the equity method, recognizing its share of the partnership’s earnings each period. For more information, see Note 18 of “Notes to Combined Financial Statements.”

Income Taxes

Income taxes were a benefit of $6.3 million for the fiscal year ended September 30, 2011 compared to an expense of $49.5 million in the prior fiscal year, driven primarily by lower earnings before taxes. The effective income tax rate was approximately 1.7% (negative) for fiscal year 2011, down from 35.0% in the prior year. The effective tax rate for 2011 was significantly affected by the $364.8 million non-deductible goodwill impairment loss discussed above. Excluding the goodwill impairment charge and the effect of the Domestic Production Activities Deduction (DPAD) discussed below, the effective tax rate for 2011 would have been 28.6%. For the year ended September 30, 2010, income taxes declined $6.3 million, or 11%, from 2009, driven primarily by lower earnings before taxes. The effective income tax rate was approximately 35.0% for the year ended September 30, 2010, down only slightly from 35.6% in the prior year.

For both 2011 and 2010, the effective tax rate has been favorably impacted by the effects of the DPAD, and also impacted by minor effects of shifts between the relative amounts of domestic and foreign income. The DPAD is a U.S. federal deduction of a percentage of taxable income from domestic manufacturing. Taxable income is affected by not only pre-tax book income, but also temporary differences in the timing and amounts of certain tax deductions, including significant amounts related to impairments of trademark intangible assets, depreciation of property, and postretirement benefits. In addition, for fiscal 2011, the DPAD percentage was increased from 6% to 9% of qualifying taxable income.

Liquidity and Capital Resources

Our financial resources have historically been provided by Ralcorp, which has managed cash and cash equivalents on a centralized basis. Under Ralcorp’s centralized cash management system, cash requirements are provided directly by Ralcorp and cash generated by Post is generally remitted directly to Ralcorp. Transaction systems (e.g. payroll, employee benefits, and accounts payable) used to record and account for cash disbursements are generally provided by Ralcorp. Cash receipts associated with our business have been transferred to Ralcorp on a daily basis and Ralcorp has funded our cash disbursements. On November 4, 2010, Post entered into an agreement to sell trade accounts receivable of Post Foods, LLC to a wholly owned subsidiary of Ralcorp Holdings, Inc. named Ralcorp Receivables Corporation (RRC). As of September 30, 2011, RRC owed Post $41.3 million (recorded as Receivable from Ralcorp) related to the sale of receivables. Upon separation from Ralcorp, Post will no longer sell receivables to RRC and we expect any receivable balances sold to RRC that remain outstanding at separation will be sold back to Post at the original discounted purchase price. Intercompany debt was $784.5 million and $716.5 million at September 30, 2011 and 2010, respectively. In addition, at September 30, 2011, Post had $7.8 million of intercompany notes receivable from Ralcorp affiliates. Post expects that all intercompany accounts between Post and Ralcorp will be settled immediately prior to the separation and that after the separation, there will be no further loans from or notes receivable from Ralcorp and its affiliates.

As part of the separation, we expect to incur approximately $950 million of new indebtedness, which we expect to consist of $175 million aggregate principal amount of borrowings under a senior secured term loan facility and $775 million in aggregate principal amount of senior notes. We will not receive any proceeds from the senior notes, which we expect to initially issue to Ralcorp in connection with the separation. We expect that approximately $125 million of the proceeds from the term loan facilities will be transferred to Ralcorp in connection with the separation and to directly or indirectly acquire the assets of the Canadian operations of the Post cereals business. Of the remaining $50 million in proceeds, we expect to retain approximately $25 million after payment of fees and expenses relating to the financing transactions. We also expect that Post will have a $175 million revolving credit facility that will be unfunded at the time of the separation. For further discussion, see “Contractual Obligations.”

We expect that Ralcorp will transfer the senior notes to certain financial institutions, which we refer to as “exchange counterparties,” in order to satisfy certain outstanding 90-day term loan obligations of Ralcorp held by the exchange counterparties. We refer to this transfer as a “debt exchange.” As a result of these financing transactions, Ralcorp will receive in connection with the separation approximately $125 million in cash from us and approximately $775 million in cash from the proceeds of the 90-day term loan. We expect that the exchange counterparties may subsequently transfer our senior notes obtained from Ralcorp in the debt exchange. For a description of the expected terms of the credit facilities and senior notes, see “Description of Financing Transactions and Material Indebtedness.”

Effective as of the distribution date, Ralcorp expects to transfer to Post certain defined benefit pension and other post retirement benefit plans. For more information about defined benefit pension and post retirement benefit plans, see Note 14 of “Notes to Combined Financial Statements.”

Historically, we have generated and expect to continue to generate positive cash flows from operations, supported by favorable operating income margins. We believe our cash flows from operations and our future credit facilities will be sufficient to satisfy our future working capital, research and development activities, capital expenditures, pension contributions and other financing requirements for the foreseeable future. Our ability to generate positive cash flows from operations is dependent on general economic conditions, competitive pressures, and other business and risk factors described elsewhere in this information statement. If we are unable to generate sufficient cash flows from operations, or otherwise to comply with the terms of our credit facilities, we may be required to seek additional financing alternatives.

Short-term financing needs are primarily for financing of working capital and required prepayments of the term loan facility, which are expected to be minimal over the next 12 months. Long-term financing needs will depend largely on potential growth opportunities, including acquisition activity.

The following tables show recent cash flow and capitalization data, which is discussed below.

	Year Ended September 30,
	2011	2010	2009
	(In millions)

Cash provided by operating activities	$143.8	$135.6	$221.1
Cash used by investing activities	(14.9)	(24.3)	(36.7)
Cash used by financing activities	(132.1)	(112.4)	(183.3)
Effect of exchange rate changes on cash	.1	.2	1.4

Net (decrease) increase in cash and cash equivalents	$(3.1)	$(.9)	$2.5

	Year Ended September 30,
	2011	2010	2009
	(In millions)

Cash and cash equivalents	$1.7	$4.8	$5.7
Working capital excluding cash and cash equivalents	(.7)	68.0	39.5
Intercompany debt, including short-term portion	784.5	716.5	716.5
Total Ralcorp equity	1,497.7	2,061.7	2,023.3

Operating Activities

Fiscal 2011 Compared to 2010

Cash provided by operating activities for fiscal 2011 increased $8.2 million when compared to fiscal 2010. The increase is due to favorable changes in working capital, payment of $13.6 million to Kraft in fiscal 2010 related to the transition services agreement (TSA), a $2.0 million distribution to Post Canada from RAH Limited Partnership (see Note 18 in “Notes to Combined Financial Statements”), partially offset by lower net earnings (excluding the impact of the non-cash impairment of goodwill and other intangible assets and deferred income taxes). Changes in working capital were primarily driven by a prior year decrease in levels of accrued obligations related to trade spending, the payment to Kraft in 2010 as noted above and a larger reduction in inventory in 2010 compared to the current year.

Fiscal 2010 Compared to 2009

The decrease in net cash provided by operating activities in 2010 compared to 2009 is due primarily to the final cash settlement of the Kraft TSA in fiscal 2010 and a net increase in working capital (excluding cash and current debt). In 2008 and 2009, Kraft on our behalf collected cash from our customers and paid our vendors under a TSA, resulting in a net receivable balance from Kraft of $49.1 million in 2008 and a net payable balance to Kraft of $13.6 million at the end of fiscal 2009. During 2009, these items positively impacted cash flows by $62.7 million. Working capital was negatively impacted by lower advertising and promotion accruals in 2010 (driven by reduced spending in 2010 versus 2009), partially offset by lower trade receivables and inventory levels.

Investing Activities

Net cash used for investing activities was $14.9 million for fiscal 2011, down $9.4 million from the prior fiscal year due to a reduction in the amount of capital spending.

Capital expenditures decreased $12.4 million from fiscal 2009 to $24.3 million for fiscal 2010. Fiscal 2009 included several capital projects related to decoupling the Post business from Kraft following the acquisition by Ralcorp in August 2008.

Financing Activities

Changes in cash used in financing activities for the years ended September 30, 2011, 2010 and 2009 are primarily due to transfers to and from Ralcorp. The components of net transfers include cash deposits from Post to Ralcorp and cash borrowings received from Ralcorp used to fund operations or capital expenditures and allocations of Ralcorp’s corporate expenses (see Note 16 of “Notes to Combined Financial Statements”). On September 28, 2011, Post entered into a promissory note payable to Ralcorp in the principal amount of $68.0 million. In addition, Ralcorp repaid term loans attributable to the acquisition of Post totaling $300 million during fiscal 2009.

Contractual Obligations

In the normal course of business, we enter into contracts and commitments which obligate us to make payments in the future. The table below sets forth our significant future obligations by time period as of September 30, 2011. The table does not include amounts related to debt expected to be issued by Post at the date of separation (described above). For consideration of the table below, “Less Than 1 Year” refers to obligations due between October 1, 2011 and September 30, 2012, “1-3 Years” refers to obligations due between October 1, 2012 and September 30, 2014, “3-5 Years” refers to obligations due between October 1, 2014 and September 30, 2016, and “More Than 5 Years” refer to any obligations due after September 30, 2016.

		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(In millions)

Intercompany debt(a)	$1,132.3	$172.3	$95.2	$95.2	$769.6
Operating lease obligations(b)	10.2	3.3	5.7	1.2	—
Purchase obligations(c)	165.6	139.5	25.5	0.4	0.2
Deferred compensation obligations(d)	0.8	—	—	—	0.8
Benefit obligations(e)	116.8	0.9	2.6	4.3	109.0

Total	$1,425.7	$316.0	$129.0	$101.1	$879.6

(a)	Intercompany debt obligations include principal payments and intercompany interest payments based on interest rates at September 30, 2011. See Note 12 of “Notes to Combined Financial Statements” for details. In connection with the separation transaction, we expect all intercompany balances with Ralcorp, including intercompany debt, will be settled. As discussed in the “Unaudited Pro Forma Condensed

Combined Financial Statements” section earlier in this document, we expect to incur $950 million of new indebtedness at the time of the separation consisting of $775 million of senior unsecured notes and a $175 million senior secured term loan. In addition, we expect to have a $175 million revolving credit facility which will be unfunded at the time of the separation. The table below reflects, on an as-adjusted basis, the estimated contractual obligations under the senior unsecured notes and senior secured term loan assuming the separation occurred as of September 30, 2011.

		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(In millions)

Long-term debt, as adjusted	$950.0	$8.8	$43.7	$122.5	$775.0
Interest on long-term debt, as adjusted	635.0	65.9	130.9	128.2	310.0

Total	$1,585.0	$74.7	$174.6	$250.7	$1,085.0

We expect our new senior secured term loan to bear interest at a floating rate, which would have been approximately 2.30% at September 30, 2011, based on the one month LIBOR rate and a spread of 200 basis points. We expect the senior unsecured notes will bear interest at a fixed rate of 8.00%. Because the senior secured term loan will bear interest as a variable rate of interest, actual interest payments over time will differ from those set forth above. We expect the maturities of our senior secured term loan and senior unsecured notes to be 5 years and 10 years, respectively. The senior secured term loan is expected to require quarterly amortization payments equal to the following percentages of the initial principal balances: 5% in year one, 10% in year two; 15% in year three; 20% in year 4; and 50% in year five.

(b)	Operating lease obligations consist of minimum rental payments under noncancelable operating leases, as shown in Note 13 of “Notes to Combined Financial Statements.”

(c)	Purchase obligations are legally binding agreements to purchase goods or services that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

(d)	Deferred compensation obligations have been allocated to time periods based on existing payment plans for terminated employees and the estimated timing of distributions to current employees based on age.

(e)	Benefit obligations consist of future payments related to pension and other postretirement benefits as estimated by an actuarial valuation and shown in Note 14 of “Notes to Combined Financial Statements.”

Inflation

Inflationary pressures have had an adverse effect on Post through higher raw material and fuel costs, as discussed above. We believe that inflation has not had a material adverse impact on our operations in the years ended September 30, 2011, 2010 and 2009, but could have a material impact in the future if inflation rates were to significantly exceed our ability to achieve price increases.

Currency

Certain sales and costs of our Canadian operations were denominated in Canadian dollars. Consequently, profits from this business can be impacted by fluctuations in the value of the Canadian dollars relative to U.S. dollars.

Off Balance Sheet Arrangements

As of September 30, 2011, we did not have any material off balance sheet arrangements that would be reasonably likely to have a material impact on our financial position or results of operations. At the time of the separation, we expect to enter into an agreement to indemnify Ralcorp from various exposures, including any tax liability that may arise as a result of the separation. See “Arrangements between Ralcorp and Post” discussed earlier in this document for further discussion.

Critical Accounting Policies and Estimates

The following discussion is presented pursuant to the United States Securities and Exchange Commission’s Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies.” The policies below are both important to the representation of Post’s financial condition and results and require management’s most difficult, subjective or complex judgments.

Under generally accepted accounting principles in the United States, we make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues, and expenses as well as the disclosure of contingent liabilities. We base estimates on past experience and on various other assumptions that are believed to be reasonable under the circumstances. Those estimates form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Throughout the periods covered by the financial statements, the operations of Post were conducted and accounted for as part of Ralcorp. The Post financial statements were derived from Ralcorp’s historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocations and estimates in the financial statements are based on assumptions that we believe are reasonable. The financial statements do not necessarily represent our financial position had our business been operated as a separate independent entity.

Under Ralcorp’s centralized cash management system, cash requirements are provided directly by Ralcorp, and cash generated by us is generally remitted directly to Ralcorp. Transaction systems (e.g., payroll, employee benefits, and accounts payable) used to record and account for cash disbursements are generally provided by Ralcorp. Ralcorp also provides us centralized demand planning, order management, billing, credit and collection functions. These sales and customer service functions operate on a regional basis and are customer rather than business or product focused. Transaction systems (e.g., revenues, accounts receivable, and cash application) used to record and account for cash receipts are also provided by centralized Ralcorp organizations. These Ralcorp systems are generally designed to track assets/liabilities and receipts/payments on a business specific basis.

Net revenues in the combined statements of operations represent net sales directly attributable to us, including sales to other Ralcorp entities. Costs and expenses in the combined statements of operations represent direct and allocated costs and expenses related to us. Costs for certain functions and services performed by centralized Ralcorp organizations have been allocated to us based on reasonable activity bases (generally volume, revenues, net assets, or a combination as compared to total Ralcorp and Post amounts) or other reasonable methods. The combined statements of operations include expense allocations for:

•	certain fixed and variable manufacturing, shipping, distribution, and related systems and administration costs;

•	certain Ralcorp corporate administrative expenses; and

•	certain variable and fixed selling expenses for the Ralcorp customer service functions, including systems and sales administrative expenses.

Revenue is recognized when title of goods is transferred to the customer, as specified by the shipping terms. Net sales reflect gross sales, including amounts billed to customers for shipping and handling, less sales discounts and trade allowances (including promotional price buy downs and new item promotional funding). Customer trade allowances are generally computed as a percentage of gross sales. Products are generally sold with no right of return except in the case of goods which do not meet product specifications or are damaged and related reserves are maintained based on return history. If additional rights of return are granted, revenue recognition is deferred. Estimated reductions to revenue for customer incentive offerings are based upon customer redemption history.

Inventories are generally valued at the lower of average cost (determined on a first-in, first-out basis) or market value and have been reduced by an allowance for obsolete product and packaging materials. The estimated allowance is based on a review of inventories on hand compared to estimated future usage and sales.

If market conditions and actual demands are less favorable than projected, additional inventory write-downs may be required.

We review long-lived assets, including leasehold improvements, property and equipment, and amortized intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

Trademarks with indefinite lives are reviewed for impairment during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate the trademark may be impaired. The trademark impairment tests require us to estimate the fair value of the trademark and compare it to its carrying value. The estimated fair value is determined using an income-based approach (the relief-from-royalty method), which requires significant assumptions for each brand, including estimates regarding future revenue growth, discount rates, and appropriate royalty rates. In our recent tests, we assumed a discount rate of 9% and royalty rates ranging from 0% to 8% based on consideration of several factors for each brand, including profit levels, research of external royalty rates by third party experts, and the relative importance of each brand to the Company. Revenue growth assumptions are based on historical trends and management’s expectations for future growth by brand. The discount rate is based on industry market data of similar companies, and includes factors such as the weighted average cost of capital, internal rate of return, and weighted average return on assets. The failure in the future to achieve revenue growth rates, an increase in the discount rate, or a significant change in the trademark profitability and corresponding royalty rate assumed would likely result in the recognition of a trademark impairment loss.

In June 2011, a trademark impairment loss of $32.1 million was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks based on reassessments triggered by the announced separation of Post from Ralcorp. The trademark impairment was due to reductions in anticipated future sales as a result of competition, lack of consumer response to advertising and promotions for these brands, and further reallocations of advertising and promotion expenditures to higher-return brands. These factors, particularly the lower than expected revenues during 2011 and further declines in market share, led us to lower royalty rates for both the Shredded Wheat and Grape-Nuts brands as well as further reduce future sales growth rates, resulting in a partial impairment of both brands.

Based upon a preliminary review of the Post business conducted by the newly appointed Post management team in October, sales declines in the fourth quarter and continuing into October, and weakness in the branded ready-to-eat cereal category and the broader economy, management determined that additional strategic steps were needed to stabilize the business and the competitive position of its brands. The impact of these steps was a reduction of expected net sales growth rates and profitability of certain brands in the near term. Consequently, an additional trademark impairment loss of $106.6 million was recognized in the quarter ended September 30, 2011, primarily related to the Honey Bunches of Oats, Post Selects, and Post trademarks. Holding all other assumptions constant, if the discount rate had been one-quarter percentage point higher, if the sales growth rates for each period had been one-quarter percentage point lower, or if the royalty rates had been one-quarter percentage point lower, the impairment of all indefinite-lived trademarks at September 30, 2011 would have been $22 million to $53 million higher. Excluding the five brands with related impairment charges in September 2011, each of our other material indefinite-lived trademarks had estimated fair values which exceeded their carrying values by at least 10% with the exception of the Grape-Nuts trademark which had an estimated fair value approximately equal to its carrying value.

In the fourth quarter of fiscal 2010, a trademark impairment loss of $19.4 million was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks. The trademark impairment was due to a reallocation of advertising and promotion expenditures to higher-return brands and reductions in anticipated sales-growth rates based on the annual forecasting process completed in the fourth quarter.

As noted above, assessing the fair value of our indefinite lived trademarks includes, among other things, making key assumptions for estimating revenue growth rates and profitability (and corresponding royalty rates) by brand. These assumptions are subject to a high degree of judgment and complexity. We make every effort to estimate revenue growth rates and profitability by brand as accurately as possible with the information available at the time the forecast is developed. However, changes in the assumptions and estimates may affect the estimated fair value of the individual trademark, and could result in additional impairment charges in future periods. Factors that have the potential to create variances in the estimated fair value of each trademark include but are not limited to (i) fluctuations in forecasted sales volumes, which can be driven by multiple external factors affecting demand, including macroeconomic factors, competitive dynamics in the ready-to-eat cereal category, changes in consumer preferences, and consumer responsiveness to our promotional and advertising activities; (ii) product costs, particularly commodities such as wheat, corn, rice, sugar, nuts, oats, corrugated packaging and diesel, and other production costs which could negatively impact profitability and corresponding royalty rate; and (iii) interest rate fluctuations and the overall impact of these changes on the appropriate discount rate.

Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. In the fourth quarter of fiscal 2011, we early adopted ASU No. 2011-8 “Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” We conduct a goodwill impairment qualitative assessment during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate that goodwill may be impaired. The goodwill impairment qualitative assessment requires us to perform an assessment to determine if it is more likely than not that the fair value of the business is less than its carrying amount. The qualitative assessment considers various factors, including the macroeconomic environment, industry and market specific conditions, financial performance, cost impacts, and issues or events specific to the business. If adverse qualitative trends are identified that could negatively impact the fair value of the business, we perform a “step one” goodwill impairment test. The “step one” goodwill impairment test requires us to estimate the fair value of our business and certain assets and liabilities. The estimated fair value was determined using a combined income and market approach with a greater weighting on the income approach (75% of the calculation). The income approach is based on discounted future cash flows and requires significant assumptions, including estimates regarding future revenue, profitability, and capital requirements. The market approach (25% of the calculation) is based on a market multiple (revenue and EBITDA which stands for earnings before interest, income taxes, depreciation, and amortization) and requires an estimate of appropriate multiples based on market data.

As a result of the announcement on July 14, 2011 that the board of directors had approved an agreement in principal to separate Post and Ralcorp in a tax-free spin-off to Ralcorp shareholders, we initiated and completed impairment tests on Post intangible assets earlier than our normal (fourth quarter) annual testing process would require. While two Post trademarks were impaired as a result of a reduction in revenue growth rates for those brands as described above, our goodwill was not impaired because the estimated fair value of the business exceeded its carrying value by approximately 5%.

In late September and October 2011, a new management team was named at Post (including William Stiritz as Chief Executive Officer, Robert Vitale as Chief Financial Officer, and James Holbrook as Executive Vice President of Marketing) in advance of the anticipated spin-off of the business from Ralcorp. The new management team conducted an extensive business review of Post during this time.

The revised business outlook of the new Post management team (as described in the discussion of the trademark impairment loss for the quarter ended September 30, 2011, above) triggered an additional “step one” goodwill impairment analysis. Because Post’s carrying value was determined to be in excess of its fair value in our step one analysis, we were required to perform “step two” of the impairment analysis to determine the amount of goodwill impairment to be recorded. The amount of the impairment is calculated by comparing the implied fair value of the goodwill to its carrying amount, which requires us to allocate the fair value determined in the step one analysis to the individual assets and liabilities of the business. Any remaining fair value would represent the implied fair value of goodwill on the testing date. Based on the step two analysis, we recorded a pre-tax, non-cash impairment charge of $364.8 million to reduce the carrying value of goodwill.

As of September 30, 2011, after consideration of the impairment discussed above, we had a revised goodwill balance of $1,429.2 million. For the calculation of fair value of our business, we assumed future revenue growth rates ranging from 0.6% to 3.3% with a long-term (terminal) growth rate of 3% and applied a discount rate of 8.5% to cash flows. Revenue growth assumptions (along with profitability and cash flow assumptions) were based on historical trends for the reporting unit and management’s expectations for future growth. The discount rate was based on industry market data of similar companies, and included factors such as the weighted average cost of capital, internal rate of return, and weighted average return on assets. For the market approach, we used a weighted average multiple of 10.0 and 8.5 times projected fiscal 2012 and 2013 EBITDA, respectively, and a multiple of 2.4 and 2.0 times projected fiscal 2012 and 2013 revenue, respectively, based on industry market data. An unfavorable change in forecasted operating results and cash flows, an increase in discount rates based on changes in cost of capital (interest rates, etc.), or a decline in industry market EBITDA and revenue multiples may reduce the estimated fair value below the new carrying value and would likely result in the recognition of an additional goodwill impairment loss. Holding all other assumptions constant, if the net sales growth rate for all future years had been one-quarter percentage point lower or the discount rate had been one-quarter percentage point higher, the goodwill impairment charge at September 30, 2011 would have been $76 million to $122 million higher, or if the EBITDA multiple for 2012 and 2013 had been 0.5 times lower or if the revenue multiple for 2012 and 2013 had been 0.2 times lower, the impairment would have been $15 million to $24 million higher.

As noted above, assessing the fair value of goodwill for our business includes, among other things, making key assumptions for estimating future cash flows and appropriate industry market multiples (both EBITDA and revenue). These assumptions are subject to a high degree of judgment and complexity. We make every effort to estimate future cash flows as accurately as possible with the information available at the time the forecast is developed. However, changes in the assumptions and estimates may affect the estimated fair value of goodwill, and could result in additional impairment charges in future periods. Factors that have the potential to create variances in the estimated fair value of goodwill include but are not limited to (i) fluctuations in forecasted sales volumes, which can be driven by multiple external factors affecting demand, including macroeconomic factors, competitive dynamics in the ready-to-eat cereal category, and changes in consumer preferences, (ii) consumer responsiveness to our promotional and advertising activities; (iii) product costs, particularly commodities such as wheat, corn, rice, sugar, nuts, oats, corrugated packaging and diesel, and other production costs which could negatively impact profitability; (iv) interest rate fluctuations and the overall impact of these changes on the appropriate discount rate; and (v) changes in industry and market multiples of EBITDA and revenue.

Ralcorp maintains all debt obligations on a consolidated basis to fund and manage operations. During the periods presented in these financial statements, Post had no direct debt obligations; however, Ralcorp has followed the policy of applying debt and related interest expense to the operations of Post based upon net debt assumed in the acquisition of Post from Kraft in August 2008 (see Note 12 of “Notes to Combined Financial Statements”).

Pension assets and liabilities are determined on an actuarial basis and are affected by the estimated market-related value of plan assets; estimates of the expected return on plan assets, discount rates, and future salary increases; and other assumptions inherent in these valuations. We annually review the assumptions underlying the actuarial calculations and make changes to these assumptions, based on current market conditions and historical trends, as necessary. Differences between the actual return on plan assets and the expected return on plan assets and changes to projected future rates of return on plan assets will affect the amount of pension expense or income ultimately recognized. The other postretirement benefits liability (partially subsidized retiree health and life insurance) is also determined on an actuarial basis and is affected by assumptions including the discount rate and expected trends in healthcare costs. Changes in the discount rate and differences between actual and expected healthcare costs will affect the recorded amount of other postretirement benefits expense. For both pensions and postretirement benefit calculations, the assumed discount rate is determined by projecting the plans’ expected future benefit payments as defined for the projected benefit obligation or accumulated postretirement benefit obligation, discounting those expected payments using a theoretical zero-coupon spot yield curve derived from a universe of high-quality (rated AA or better by Moody’s Investor Service) corporate bonds as of the measurement date, and solving for the single equivalent discount rate that results in the same present value. A 1% decrease in the assumed discount rate (from 5.05% to 4.05% for U.S. pension; from 5.13% to 4.13% for U.S. other postretirement benefits; from

5.15% to 4.15% for Canadian pension; and from 5.26% to 4.26% for Canadian other postretirement benefits) would have increased the recorded benefit obligations at September 30, 2011 by approximately $5.4 million for pensions and approximately $20.6 million for other postretirement benefits. The expected return on plan assets was determined based on historical and expected future returns of the various asset classes, using the target allocations of the plans. A 1% decrease in the assumed return on plan assets (from 8.75% to 7.75% for U.S. and from 6.25% to 5.25% for Canadian) would have increased the net periodic benefit cost for the pension plans by approximately $.2 million. In separating amounts in the U.S. plans between Post and Ralcorp, liabilities were calculated directly based on the participants of each group. Plan contributions were allocated based on target liability plus normal cost (for funding) for each group. Investment earnings were allocated based on beginning of year projected benefit obligation for each group. Actual benefit payments were allocated based on expected benefit payments for each group. See Note 14 of “Notes to Combined Financial Statements” for more information about pension and other postretirement benefit assumptions.

Prior to October 1, 2009, liabilities for workers’ compensation claims specific to Post employees were estimated based upon details of current claims, historical trends, and expected trends determined on an actuarial basis. Effective October 1, 2009, Post transferred the liability for these claims to a captive insurance company that is a wholly owned subsidiary of Ralcorp for an initial premium payment to the captive. Since that date, Post carries insurance for workers compensation claims through the captive insurance company. Ralcorp maintains a centralized self-insured plan for employee healthcare costs. Ralcorp charges Post monthly for claims paid which relate to Post employees. The liability for claims incurred but not yet reported is maintained by Ralcorp.

Post employees have historically participated in equity plans of Ralcorp. Stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period for awards expected to vest. Determining the fair value of share-based awards at the grant date requires judgment, including estimating the expected term, expected stock price volatility, risk-free interest rate, and expected dividends. In addition, judgment is required in estimating the amount of share-based awards that are expected to be forfeited before vesting. For equity awards, the original estimate of the grant date fair value is not subsequently revised unless the awards are modified, but the estimate of expected forfeitures is revised throughout the vesting period and the cumulative stock-based compensation cost recognized is adjusted accordingly. For liability awards, the fair value is remeasured at the end of each reporting period. See Note 15 of “Notes to Combined Financial Statements” for more information about stock-based compensation and our related estimates.

We estimate income tax expense based on taxes in each jurisdiction. We estimate current tax exposures together with temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These temporary differences result in deferred tax assets and liabilities. We believe that sufficient income will be generated in the future to realize the benefit of most of our deferred tax assets. Where there is not sufficient evidence that such income is likely to be generated, we establish a valuation allowance against the related deferred tax assets. We are subject to periodic audits by governmental tax authorities of our income tax returns. These audits generally include questions regarding our tax filing positions, including the amount and timing of deductions and the allocation of income among various tax jurisdictions. We evaluate our exposures associated with our tax filing positions, including state and local taxes, and record reserves for estimated exposures. As of September 30, 2011, three years (2008, 2009, and 2010) were subject to audit by the Internal Revenue Service, various state and local taxing authorities, and the Canadian Revenue Agency. See Note 5 of “Notes to Combined Financial Statements” for more information about estimates affecting income taxes.

Recently Issued Accounting Standards

See Note 3 of “Notes to Combined Financial Statements” for a discussion regarding recently issued accounting standards.

Qualitative and Quantitative Disclosures About Market Risk

Commodity Price Risk

In the ordinary course of business, Post is exposed to commodity price risks relating to the acquisition of raw materials and fuels. We participate in Ralcorp’s derivative financial instrument program, which includes futures contracts, options and swaps, to manage certain of these exposures when it is practical to do so. For more information, see Note 10 of “Notes to Combined Financial Statements.”

Foreign Currency Risk

Post has foreign currency exchange rate risk related to its Canadian entity, whose functional currency is the Canadian dollar.

Interest Rate Risk

Post has interest rate risk related to the debt held by Ralcorp attributed to Post. Changes in interest rates impact fixed and variable rate debt differently. For fixed rate debt, a change in interest rates will only impact the fair value of the debt, whereas a change in the interest rates on variable rate debt will impact interest expense and cash flows. At September 30, 2011, financing arrangements attributed to Post included $764.5 million of fixed rate debt and $20 million of variable rate debt. For more information, see Note 12 of “Notes to Combined Financial Statements.”

Following the separation, the risks related to our business will also include certain market risks that may affect our debt and other financial instruments. In particular, we will face the market risks associated with interest rate movements on our outstanding debt. Following the separation, we will be highly leveraged. We expect to incur approximately $950 million in long-term debt in connection with the separation. Approximately $175 million of this debt is expected to bear interest at a floating rate, and we will consider entering into a fixed-to-floating interest rate swap with respect to some, or all, of our $775 million principal amount of senior notes. Accordingly, a substantial portion of our long-term debt could be subject to an element of market risk from changes in interest rates. A one-percent increase or decrease in the interest rate applicable to us would result in a $1 million increase or decrease in our annual interest expense for every $100 million of floating rate debt we may incur. We expect to regularly assess market risks and to establish policies and business practices to protect against the adverse effects of these exposures.

BUSINESS

Overview

We are a leading manufacturer, marketer and distributor of branded ready-to-eat cereals in the United States and Canada. We are the third largest seller of ready-to-eat cereals in the United States with an 11.2% share of retail sales for the 52-week period ended November 26, 2011, based on information from A.C. Nielsen. Our products are manufactured through a flexible production platform consisting of four owned primary facilities and sold through a variety of channels such as grocery stores, mass merchandisers, club stores, and drug stores. Our portfolio of brands includes diverse offerings such as Honey Bunches of Oats, Pebbles, Great Grains, Grape-Nuts, Shredded Wheat, Raisin Bran, Golden Crisp, Alpha-Bits, and Honeycomb. We have leveraged the strength of our brands, category expertise, and over a century of institutional knowledge to create a diverse portfolio of cereals that enhance the lives of consumers.

For more than 115 years, Post has produced great tasting, high quality and nutritious cereal products that have defined the breakfast experience for generations of families. Post began in 1895, when Charles William (C.W.) Post made his first batch of “Postum,” a cereal beverage, in Battle Creek, Michigan. Two years later in 1897, Post introduced Grape-Nuts cereal, one of the first ready-to-eat cold cereals, which we continue to offer consumers today.

From 1925 to 1929, our predecessor, Postum Cereal Company, acquired over a dozen companies and expanded its product line to more than 60 products. The company changed its name to General Foods Corporation and over several decades introduced household names such as Post Raisin Bran (1942), Honeycomb (1965), Pebbles (1971) and Honey Bunches of Oats (1990). General Foods was acquired by Philip Morris Companies in 1985, and subsequently merged with Kraft in 1989. In 2008, the Post cereals business was split off from Kraft and combined with Ralcorp.

The Post cereals business generated net sales of $968.2 million, $996.7 million and $1,072.1 million and net (loss) income of $(361.3) million (or $89.8 million excluding the after-tax impact of non-cash goodwill and other intangible asset impairment charges of $451.1 million), $92.0 million and $101.1 million during the fiscal years ended September 30, 2011, 2010 and 2009, respectively.

Competitive Strengths

We believe our key competitive strengths are our attractive, stable category, portfolio of iconic brands, our flexible and scalable manufacturing and distribution network, a business model with significant cash flow generation and our experienced management team.

Attractive, Stable Category.  The ready-to-eat cereal category is one of the most prominent categories in the food industry with retail sales of approximately $9 billion for the 52-week period ended November 26, 2011, based on information available from A.C. Nielsen. We believe that ready-to-eat cereals provide a simple and convenient way to deliver tasty and nutritious food to children and adults alike and will continue to be an important part of the American diet. Despite weak economic conditions, ready-to-eat cereals continue to appeal to a wide range of consumers who seek value in addition to taste, health, performance and convenience.

Cereal continues to be a significant part of having breakfast at home. Eating at home is considered more affordable, aligning with consumer trends and the aging population. Based on information from the NPD Group, 76% of breakfast meals are eaten at home and ready-to-eat cereal accounts for approximately 25% of in-home breakfasts. Based on information available from the NPD Group, ready-to-eat cereal is consumed approximately 2.4 times more frequently than the next in-home breakfast food category.

Cereal is an important category to retailers, given both its absolute size of approximately $9 billion and the frequency of purchase. In addition, it is highly promoted and as such we believe it is considered a key center-of-store destination category by retailers.

Portfolio of Iconic Brands.  Since 1895, our cereals have been staples among U.S. households. Today, Post is an approximately $1 billion brand based on our average net sales for the last three fiscal years, and the number three competitor by market share in the approximately $9 billion (based on retail sales for the 52-week period ended November 26, 2011) ready-to-eat cereal category. For the 52-week period ended November 26, 2011, we had an 11.2% market share of the ready-to-eat cereal category, based on information available from A.C. Nielsen, led by Honey Bunches of Oats, the third largest brand of ready-to-eat cereal in the United States by market share. Our diverse portfolio of brands spans the balanced (Honey Bunches of Oats, Great Grains, Post Selects), sweetened (Pebbles, Honeycomb, Golden Crisp, Waffle Crisp, Alpha-Bits) and unsweetened (Raisin Bran, Shredded Wheat, Grape-Nuts) sub-categories. Our products continue to have strong aided brand awareness: based on information from GfK Custom Research North America, 9 out of 10 consumers recognize each of our Honey Bunches of Oats, Honeycomb, and Cocoa and Fruity Pebbles brands. We believe that Post’s launch of the Pebbles Treats snack bar demonstrates the growth potential of our brands into adjacent product categories in the cereal aisle.

Flexible and Scalable Manufacturing and Distribution Network.  We operate approximately 2.7 million square feet of owned manufacturing space across four primary facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Our manufacturing locations are equipped with high-speed, highly automated machinery. Numerous locations have rail receiving capabilities for grains and bulk receiving capabilities for all major liquid raw materials. The Battle Creek location also has milling capability. Additionally, the three locations in the United States have both indoor and outdoor space available for expansion. We believe that our flexible manufacturing capabilities allow us to effectively manage our production assets, thereby minimizing our capital investment and working capital requirements. We manufacture virtually all of our end products, allowing us to control the manufacturing process, improve the quality of our existing products, introduce new products and enhance margins.

We distribute products through five distribution centers strategically-located in Battle Creek, Michigan; Columbus, Ohio; Olive Branch, Mississippi; Redlands, California; and Cedar Rapids, Iowa. We own and operate the Battle Creek center; the remaining four distribution centers are third-party owned and operated.

We are currently supported by a demand and revenue management department responsible for the administration and fulfillment of customer orders. The majority of our products are shipped from production, warehouse and distribution facilities by contract and common carriers. Currently, we distribute products to customers in the same vehicles as Ralston Foods, Ralcorp’s private label ready-to-eat cereal business, providing scale benefits and a better cost profile. We expect to continue with this arrangement for the foreseeable future.

Strong Business Model with Attractive Cash Flow.  We have generated significant cash flow from operations, with cumulative free cash flows (defined as cash provided by operating activities of $501 million minus capital expenditures of $76 million) of $425 million from October 1, 2008 to September 30, 2011. We believe our strong financial performance is attributable to our margin profile, efficient working capital management and modest capital expenditure requirements. We believe that our ability to generate substantial cash flow from operations will give us the flexibility to invest in cost-saving projects, pursue strategic acquisitions, pay down debt or return capital to our shareholders.

Experienced Management Team.  Our management team has substantial consumer products experience and a proven track record of acquisitions, operations success and brand management. Most of the members of our senior management are new to Post and the cereal market, but have extensive experience in the consumer products industry with companies such as Nestlé Purina, Ralston Purina and Procter & Gamble. Furthermore, our Board of Directors is led by Chairman William Stiritz, whose long and distinguished career includes notable leadership positions such as CEO of Ralston Purina (1981), Chairman of Ralston Purina (1982), Chairman of Ralcorp (1994), CEO and Chairman of Agribrands (1998) and Chairman of Energizer (2000), as well as execution experience on more than 14 spin and divestiture transactions during his leadership tenure.

Growth Strategy

Our strategy is to leverage and build the strength of our brands through ongoing and impactful marketing support in order to grow our revenues and market share. We intend to expand our platform of iconic brands by identifying organic opportunities to extend those brands into new product lines or markets. In addition, we intend to pursue acquisition opportunities that can strengthen our current portfolio of branded products or enable us to expand into complementary categories, geographic regions or distribution channels.

Multiple Organic Growth Opportunities.

Ready-To-Eat Cereal New Product Introductions.  Innovation and developing new cereals that enhance the lives of consumers is core to growth in the ready-to-eat cereal category. Gross sales from our new products launched since 2007 represent approximately 10% of our fiscal 2011 gross sales. Our history chronicles over a century of creative leadership that includes the introduction of Grape-Nuts, one of the first ready-to-eat cold cereals, the marketing of Pebbles, featuring Fred Flintstone, an early example of co-branding, and the development of more than 10 different flavor varieties of Honey Bunches of Oats since 1990. We anticipate continued growth opportunities through innovation, which we intend to pursue through ongoing research and development investment.

Growth Among Hispanic Consumers.  Based on information from A.C. Nielsen for the 52-week period ended November 26, 2011, Honey Bunches of Oats is the second highest ranked ready-to-eat cereal brand by market share among Hispanics, with a share of the ready-to-eat cereal category among Hispanic consumers that is more than twice its share among non-Hispanic consumers. The U.S. Census Bureau estimates that by 2050 approximately 30% of U.S. residents will be of Hispanic origin. We plan to build on this strong position in our Honey Bunches of Oats brand through research and development initiatives.

Other Cereal Aisle Opportunities.  The broader cereal aisle, which includes the ready-to-eat cereal category together with the adjacent cereal and snack bar categories, generated retail sales of approximately $13.5 billion for the 52-week period ended November 27, 2011 based on information from IRI. We believe we can continue to grow our sales by expanding further into these adjacent product categories with new products that capitalize on our brand equity. The industry has rewarded extensions into adjacent cereal and snack bar categories, as evidenced by Pebbles Treats, which we introduced in 2011, Rice Krispies Treats (Kellogg), Fiber One (General Mills), and Quaker (Quaker Oats). We believe that our focus on leveraging institutional knowledge to meet evolving consumer tastes will help our continued prominence on grocery shelves and breakfast tables alike.

We are also focused on increasing our sales by extending the distribution of our products into underrepresented sales channels, such as dollar store, club store, foodservice and drug store channels.

Acquisition opportunities.  Our acquisition and business development strategy will focus on businesses and brands with product offerings that can strengthen our current portfolio of branded products or enable us to expand into complementary categories, geographic regions or distribution channels. We aim to improve scale in our operations, thereby increasing marketing and distribution efficiencies, and enhance our presence with key retailers. We believe that the fragmented nature of the consumer foods market will continue to provide opportunities for growth through acquisitions of complementary businesses.

Stabilizing Business Enhanced by Re-Focused Organization.  While generating substantial cash flow, we believe that Post has not performed as well as Ralcorp had expected. From fiscal 2009 to fiscal 2011, net sales and operating profit (loss) declined from $1,072 million to $968 million and from $215 million to $(306) million (or $198 million excluding $504 million of non-cash goodwill and other intangible asset impairment charges), respectively. Similarly, our market share declined from 12.2% to 11.2% from fiscal 2009 to the 52-week period ended November 26, 2011, based on retail sales information available from A.C. Nielsen.

Our management believes it has identified the root causes of the decline and has developed a plan to reverse it. First, under Kraft’s ownership, sales management was part of Kraft’s in-house sales force, which we believe was generally considered one of the best in the consumer packaged goods industry. Upon the separation from Kraft, Post adopted a primarily broker sales strategy. We believe this resulted in a less focused sales effort as well as a loss in terms of general retail presence and its resulting scale benefits. Second, in addition to other centralized systems and processes from which Post benefitted, Kraft utilized a powerful proprietary tool for managing trade spending. Once this became unavailable to Post, we believe trade spending became erratic and lacked measurement discipline. As a result, the return on investment (“ROI”) on trade programs fell sharply. Post shifted focus to Post’s Diamond Brands (Honey Bunches of Oats, Pebbles and Great Grains) to the detriment of the remaining brands. Finally, since mid-2008, Post has increased average pricing at more than twice the rate reported by A.C. Nielsen for the ready-to-eat cereal category (16% vs. 7%) while at the same time reducing total advertising and consumer spending support by 5%. We believe this resulted in an unfavorable shift in consumer value perception and contributed to the decline in market share.

Through our spin-off from Ralcorp, we believe we can reverse the market share erosion and create substantial value for shareholders through the continued operation of Post as a stand-alone entity. We believe there are significant revenue opportunities in ready-to-eat cereals and adjacent categories, and as a stand-alone entity we believe Post will benefit from a more focused scope of operations, an increased ability to incentivize management, better access to capital as a pure play company, and an improved ability to pursue organic growth and acquisitions. We believe our experienced senior management team will help coordinate and focus the resources to enable us to address these opportunities. Key strategies will include:

•	strengthening our selling approach by upgrading coverage for the largest accounts;

•	driving merchandising and improving trade spending ROI by more effective use of deployed analytics and more effective programming;

•	improving the overall value proposition of the Post brands by improving the quality of the products and new pricing strategies;

•	continuously innovating around relevant themes, gaps in consumer demand and licensing opportunities; and

•	improving marketing effectiveness by reorganizing the marketing department to put business leaders in charge of all brands, retooling our agency roster, increasing our use of social and digital media, and increasing our use of public relations.

Industry

The ready-to-eat cereal category is one of the strongest categories in the food industry, with annual sales of approximately $9 billion based on information available from A.C. Nielsen. Ready-to-eat cereals provide a simple and convenient way to deliver tasty and nutritious food to children and adults alike and continue to be an important part of the American diet. Based on information from the NPD Group, 76% of breakfast meals are eaten at home and ready-to-eat cereal accounts for approximately 25% of in-home breakfasts. Based on information available from the NPD Group, ready-to-eat cereal is consumed approximately 2.4 times more frequently than the next in-home breakfast food category. In addition, ready-to-eat cereals continue to appeal to a wide range of consumers despite weak economic conditions as consumers seek greater value in addition to taste and convenience.

The ready-to-eat cereal category represents approximately two-thirds of the total cereal aisle which had annual revenues of approximately $13.5 billion for the 52-week period ended November 27, 2011, based on information available from IRI. The Post cereals business is the third largest seller of ready-to-eat cereals in the United States based on market share, with a market share of approximately 11.2% based on retail sales for the 52-week period ended November 26, 2011, based on information available from A.C. Nielsen. Significant advertising and consumer promotions and extensive product proliferation distinguish the ready-to-eat cereal category from other food categories.

Products

We market and sell ready-to-eat cereal products in three different categories:

Sweetened.  Our sweetened products include Pebbles, a leading brand among children and adolescents, Honeycomb, Golden Crisp, Alpha-Bits and Waffle Crisp. These products appeal to consumers seeking a wholesome sweet or sweet treat product and contain colorful, “eye-catching” packaging and graphics.

Balanced.  Our balanced products include Honey Bunches of Oats, Post Selects, Great Grains and Shreddies, our largest brand in Canada. These products appeal to consumers within multiple demographic categories, offering great-tasting and nutritious products with unique blends of tastes and textures.

Unsweetened.  Our unsweetened products include Post Shredded Wheat, Post Raisin Bran and Grape-Nuts. These well-established products appeal to consumers focused on nutrition and offer a number of recognized health benefits.

In addition, in fiscal 2011, we took advantage of the distinct Pebbles brand strength with consumers to launch Pebbles Treats, our first product outside the ready-to-eat cereal category. Since its introduction, Pebbles Treats has gained a 14% market share of the treats category in measured channels for the 39-week period ended October 1, 2011 based on information available from A.C. Nielsen.

The Company leverages the strength of its brands, category expertise, and over a century of institutional knowledge to create a diverse portfolio of cereals that enhance consumer satisfaction.

Honey Bunches of Oats

Honey Bunches of Oats is one of the largest brands in the ready-to-eat cereal market, currently the third largest brand of ready-to-eat cereal in the United States with a 4.8% market share of retail sales for the 52-week period ended November 26, 2011, based on information available from A.C. Nielsen. In the category, only Cheerios (General Mills) and Special K (Kellogg) are larger. Honey Bunches of Oats was first launched in 1989 and has experienced substantial growth over the past 20+ years. The brand has been supported with strong marketing programs and R&D driven new product introductions. Honey Bunches of Oats is also the second highest ranked ready-to-eat cereal brand by market share among Hispanics, based on information from A.C. Nielsen, driven by the taste profile of the product as well as strong marketing campaigns.

We believe significant growth potential exists for Honey Bunches of Oats in the ready-to-eat cereal category through continued new product innovation, ongoing quality improvements and consistent marketing support. In addition, we believe we can leverage the Honey Bunches of Oats trademark and our research and development capabilities to expand into adjacent product categories in the cereal aisle.

Pebbles

Pebbles was first launched in 1971 and has been a consistently strong performer for Post in the sweetened sub-category of the ready-to-eat cereal category, with a 2.0% market share of retail sales for the 52-week period ended November 26, 2011, based on information available from A.C. Nielsen. Cocoa and Fruity Pebbles have strong aided brand awareness with 9 out of 10 consumers recognizing the brand, based on information from GfK Custom Research North America. Pebbles has also experienced success among Hispanic consumers, and is the eighth-largest ready-to-eat brand by market share among the Hispanic demographic for the 52 week period ended November 26, 2011 based on information available from A.C. Nielsen.

In fiscal 2010, we extended the Pebbles brand name into other parts of the cereal aisle with the launch of Pebbles Treats. In 2012, we plan to continue to expand the distribution of Pebbles Treats through the introduction of additional pack sizes. In addition to continued marketing support on the Pebbles brand, we plan to continue to release “Limited Edition” cereals during the year to provide news and excitement for the brand.

Great Grains

We believe Great Grains has been well received in the marketplace since its re-launch in fiscal 2011 and we plan to continue our focus on growing awareness and continuing the brand’s momentum. In fiscal 2011, Great Grains volume grew 14% and net sales increased by 12% versus the prior year driven by the strong advertising campaign launched in support of the brand. We plan to continue to invest in the Great Grains brand through innovation and optimization of advertising and packaging.

Other Key Brands

Grape-Nuts was one of the first ready-to-eat cereals, originally commercialized in 1897. The iconic brand continues to be a highly profitable and important part of the Post portfolio. We also plan on investing and continuing to build great brands, such as Honeycomb, Raisin Bran, Alpha-Bits, and Golden Crisp. We plan on stabilizing the Shredded Wheat business by building penetration among adults through new advertising, promotion and a public relations plan focused on strong health and wellness attributes.

Marketing

We believe that our marketing efforts are fundamental to the success of our business. Advertising and marketing expenses were $117.3 million, $88.6 million and $118.1 million during the fiscal years ended September 30, 2011, 2010 and 2009, respectively. Our marketing program is designed to build consumer awareness of our brands and consumer loyalty to our products. We develop marketing strategies specific to each existing or new product line. Our marketing efforts are focused on building brand awareness, attracting new consumers to and increasing consumption of our ready-to-eat cereal products. Our consumer-targeted marketing campaigns include television and print advertisements, coupon offers, co-marketing arrangements with complementary consumer product companies and co-op advertising with select retail customers. Our internet and social media efforts are an important component of our overall marketing and brand awareness strategy. We use these tools both to educate consumers about the nutritional value of our products as well as for product promotion and consumer entertainment.

Sales Organization

We sell our products primarily to grocery, mass merchandise, supercenters, club store, and drug store customers through a 31-person internal sales staff. We also utilize broker, distribution or similar arrangements for sales of products outside the United States.

Our sales organization collaborates with customers to develop strong merchandising programs to help drive the sale of Post products. We believe cereal is a core staple for consumers and drives shopping frequency, making it a key center-of-store, highly promoted destination category for retailers. Our sales organization works to develop strong merchandising programs to meet customer needs, such as prominent in-store merchandising displays, which also helps drive overall sales for Post. Additionally, we collaborate with retailers on integrated marketing efforts and share shopper insights to help generate sales.

As part of Kraft, we believe Post benefitted from the scale and strength of the Kraft sales force, but struggled to receive sales force focus as it competed across the vast Kraft portfolio. The transition from a Kraft sales organization to a Post direct / broker organization occurred in mid-2009 and, based on our assessment, caused significant disruptions to the business. With new sales leadership in 2011, we have invested heavily behind a strong sales organization, with augmented analytical capabilities. Post’s new sales leadership has implemented a consistent, customer-focused approach to selling Post cereals.

Over the past year, we have undertaken major efforts to strengthen our sales team. Initiatives have included transitioning key customers from broker to direct, increasing sales headcount by 50%, building internal shopper insight capabilities, and improving trade return on investment performance and analytical capabilities.

Research and Development

We have a team of 47 research and development, quality and packaging development professionals, 38 of whom are located at our Battle Creek, Michigan facility. Our research and development capabilities span ingredients, grains and packaging technologies; product and process development, as well as analytical support; bench-top and pilot plant capabilities; and research support to operations.

We incurred expenses of approximately $7.6 million, $7.7 million and $6.5 million during the fiscal years ended September 30, 2011, 2010 and 2009, respectively, for research and development activities.

Manufacturing, Distribution and Administrative Facilities

Our products are manufactured in the United States and Canada primarily in four manufacturing facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario described in more detail below.

We distribute our products through five distribution centers strategically-located in Battle Creek, Michigan; Columbus, Ohio; Olive Branch, Mississippi; Red Lands, California; and Cedar Rapids, Iowa. Our sales staff is supported by a demand and revenue management department responsible for the administration and fulfillment of customer orders. The majority of our products are shipped from our production, warehouse and distribution facilities by contract and common carriers.

Our Battle Creek, Michigan location, which has its roots back to the late 1800’s, is one of the largest ready-to-eat cereal manufacturing facilities in the United States, comprised of approximately 1.9 million square feet of owned manufacturing space located on 68 acres. The location supports a wide array of manufacturing techniques, including gun puffing, extrusion, batch cooking and continuous cooking, has rail access for grain receiving and allows for approximately 1.5 million bushels of grain storage and milling capabilities.

Our Jonesboro, Arkansas location, which was built in 1993, comprises approximately 320,000 square feet of owned manufacturing space located on 80 acres. This location produces high-speed, highly-automated products using batch cooking and shredding manufacturing techniques and has rail access for grain receiving and storage.

Our Modesto, California location, which was built in 1976, comprises approximately 282,000 square feet of owned manufacturing space located on 80 acres. This location, which serves the western region of the United States, supports continuous cooking, baking and extrusion manufacturing techniques and has rail access for grain receiving and storage.

Our Niagara Falls, Ontario location, which was built in the early 1900’s, comprises approximately 190,000 square feet of owned manufacturing space located on 6.6 acres. This location supports batch cooking and shredding manufacturing capabilities.

We use a variety of widely-used ready-to-eat cereal manufacturing processes in multiple facilities, providing a flexible manufacturing platform that may facilitate growth, operational flexibility and opportunities for cost-optimization. All of our manufacturing facilities manufacture products which are sold in the United States, Canada and other parts of the world. We consider all of our manufacturing facilities to be in good condition and suitable for our present needs.

In addition, we lease approximately 28,000 square feet of administrative office space in Parsippany, New Jersey. Following the separation, we intend to maintain our executive offices in St. Louis, Missouri in an owned office building with approximately 29,000 square feet of space.

Sourcing and Inventory Management

Raw materials used in our business consist of ingredients and packaging materials. The principal ingredients are agricultural commodities, including wheat, oats, other grain products, soybean and other vegetable oils, fruits, almonds and other tree nuts, cocoa, corn syrup and sugar. The principal packaging materials are linerboard cartons, corrugated boxes, plastic containers and cartonboard.

We purchase raw materials from local, regional, national and international suppliers. The prices paid for raw materials can fluctuate widely due to weather conditions, labor disputes, government policies and regulations, industry consolidation, economic climate, energy shortages, transportation delays, commodity market prices, currency fluctuations, or other unforeseen circumstances. The supply of raw materials can be negatively impacted by the same factors that can impact their cost. We continuously monitor worldwide supply and cost trends of these raw materials to enable us to take appropriate action to obtain ingredients and packaging needed for production. Although the prices of the principal raw materials can be expected to fluctuate, we believe such raw materials to be in adequate supply and generally available from numerous sources.

Cereal processing ovens are generally fueled by natural gas or propane, which are obtained from local utilities or other local suppliers. Electricity and steam (generated in on-site, gas-fired boilers) are also used in our processing facilities. Short-term standby propane storage exists at several plants for use in the event of an interruption in natural gas supplies. Oil may also be used to fuel certain operations at various plants in the event of natural gas shortages or when its use presents economic advantages. In addition, considerable amounts of diesel fuel are used in connection with the distribution of our products.

Trademarks and Intellectual Property

We own a number of trademarks that are critical to the success of our business, including Post®, Honey Bunches of Oats®, Post Selects®, Great Grains®, Spoon Size® Shredded Wheat, Grape-Nuts®, and Honeycomb®. Our trademarks are in most cases protected through registration in the United States and most other markets where the related products are sold.

Our Pebbles® products are sold under trademarks that have been licensed from a third party pursuant to a long-term license agreement that covers the sale of all Pebbles branded cereal products in the United States, Canada and several other international markets.

Similarly, we own several patents in North America. While our patent portfolio as a whole is material to our business, no one patent or group of related patents is material to our business. In addition, we have proprietary trade secrets, technology, know-how processes, and other intellectual property rights that are not registered.

Seasonality

Demand for ready-to-eat cereal has generally been approximately level throughout the year, although demand for certain promotional products may be influenced by holidays, changes in seasons, or other events.

Customers

We have enjoyed long and stable relationships with key customers across all major channels of distribution, including retail chains, mass merchandisers, grocery wholesalers, warehouse club stores, drug stores and foodservice distributors across the U.S. and Canada. The Post name and its many brands have long been a staple in many U.S retailers.

Our top ten customers represent approximately 56% of gross sales for fiscal year 2011, and our largest customer, Wal-Mart, accounted for approximately 22% of gross sales.

Post continues to focus on increasing its sales by extending distribution of its products into underrepresented sales channels, such as dollar store, club store, foodservice and drug store channels.

Competition

We face intense competition from large manufacturers of branded ready-to-eat cereal, as well as manufacturers of private brand and value brand ready-to-eat cereals. Top branded ready-to-eat cereal competitors include Kellogg, General Mills and Quaker Oats (owned by PepsiCo). Leading private brand and value brand manufacturers of ready-to-eat cereal include Malt-O-Meal and Gilster Mary Lee. Following the separation, we will also be competing with Ralcorp, which continues to manufacture private brand ready-to-eat cereals. We believe that pressure from private brand manufacturers is minimized, however, due to the promotional nature of the ready-to-eat cereal category.

The ready-to-eat cereal industry is highly sensitive to both pricing and promotion. In addition, our customers do not typically commit to buy predetermined amounts of products. Competition is based upon product quality, price, effective promotional activities, and the ability to identify and satisfy emerging consumer preferences. The ready-to-eat cereal industry is expected to remain highly competitive in the foreseeable future.

Future growth opportunities are expected to depend on our ability to implement strategies for competing effectively in the ready-to-eat cereal industry, including strategies relating to enhancing the performance of our employees, maintaining effective cost control programs, developing and implementing methods for more efficient manufacturing and distribution operations, and developing successful new products, while at the same time maintaining high product quality, aggressive pricing and promotion of our products.

Regulation

We are subject to regulation by federal, state, local and foreign governmental entities and agencies. Our activities in Canada are subject to local and national regulations similar to those applicable to our business in the United States. As a producer of goods for human consumption, our operations must comply with stringent production, storage, distribution, labeling and marketing standards administered by the Food and Drug Administration, Department of Commerce and Federal Trade Commission in the United States as well as similar regulatory agencies in Canada. Products that do not meet these regulatory standards may be considered to be adulterated and/or misbranded and subject to recall. These federal agencies as well as states and some local governments may license and inspect plants and warehouses and also enforce prohibitions against misbranded and adulterated food. From time to time, changes in regulations can lead to costly label format modifications and product formulation changes. In the event such changes cause us to use different ingredients, the cost of goods sold may also increase. In many instances, we may not be able to offset the increased cost by increasing prices.

Our facilities, like those of similar businesses, are subject to certain safety regulations including regulations issued pursuant to the U.S. Occupational Safety and Health Act in the United States and similar regulatory agencies in Canada. These regulations require us to comply with certain manufacturing safety standards to protect our employees from accidents. We believe that we are in compliance with all employee safety regulations.

Our operations are also subject to various federal, state and local laws and regulations with respect to environmental matters, including air quality, waste water pretreatment, storm water, waste handling and disposal, and other regulations intended to protect public health and the environment. In the United States, the laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and Superfund, which imposes joint and several liability on each responsible party. Our Canadian facility is subject to local and national Canadian regulations similar to those applicable to us in the United States.

The Environmental Protection Agency and related environmental governmental agencies have issued notice that Post may be liable for improper air emissions at the Modesto, California facility. We anticipate we will be indemnified for a significant portion of any remediation and penalties by the previous owners of the facilities. We believe that we have adequate reserves to cover any remaining unindemnified liability that may result from these investigations.

We accrue for environmental remediation obligations on an undiscounted basis when amounts are probable and can be reasonably estimated. The accruals are adjusted as new information develops or circumstances change. Recoveries of environmental remediation costs from third parties are recorded as assets when their receipt is deemed probable. While it is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters and future capital expenditures for environmental control equipment, in our opinion, based upon the information currently available, the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities and any indemnified costs, should not have a material effect on our consolidated results of operations, financial position, capital expenditures or other cash flows.

Most of the food commodities on which our business relies are subject to governmental agricultural programs. These programs have substantial effects on prices and supplies and are subject to Congressional and administrative review.

Employees

We expect to have approximately 1,300 employees following the separation, of which approximately 1,100 are expected to be located in the United States and approximately 200 in Canada. Currently, approximately 63% of our employees are unionized. We, or Ralcorp on our behalf, have entered into several collective bargaining agreements on terms that we believe are typical for the industries in which we operate. Most of the unionized workers at our facilities are represented under contracts which expire at various times throughout the next several years. As these agreements expire, we believe that the agreements can be renegotiated on terms satisfactory to us. We believe that our relations with employees and their representative organizations are good.

We negotiate with our unions at a frequency determined by our labor contracts. We are in active negotiations at our Niagara Falls facility. The current collective bargaining agreement expired on January 10, 2012. We continue to operate under the previous contract while negotiations continue. Historically the Niagara Falls facility has negotiated well past contract expiration to achieve an agreement. We are confident that the company and the union will work collaboratively to achieve a new collective bargaining agreement.

The Niagara Falls facility is our smallest facility. In the event of a work stoppage, we have contingency plans in place that utilize the plant’s capabilities in conjunction with our ability to manufacture cereals in other locations to ensure customer service and mitigate disruption to the business.

Legal Proceedings

A variety of legal proceedings relate to the Post cereals business. After the separation, we will generally be responsible for claims against Ralcorp related to the Post cereals business. We cannot predict with certainty the results of these proceedings. However, we believe that the final outcome of these proceedings is not reasonably likely to materially affect our financial position, cash flows, or results of operations.

CORPORATE GOVERNANCE AND MANAGEMENT

Our Directors and Executive Officers

Set forth below is certain information concerning the board of directors and the executive officers of the Company upon completion of the separation. Some of our directors will include persons who are currently serving on the board of directors of Ralcorp; however, none of our directors or executive officers will continue as directors or executive officers of Ralcorp after the distribution date.

Name	Age	Position

William P. Stiritz	77	Chairman of the Board of Directors and Chief Executive Officer
David R. Banks	74	Director
Terence E. Block	63	Director and President, Chief Operating Officer
Jay W. Brown	66	Director
Edwin H. Callison	57	Director
Gregory L. Curl	63	Director
William H. Danforth	85	Director
Robert E. Grote III	68	Director
David P. Skarie	65	Director
James L. Holbrook	52	Executive Vice President, Marketing
Robert V. Vitale	45	Chief Financial Officer
Jeff A. Zadoks	46	Corporate Controller

William P. Stiritz will serve as our chairman of the board of directors and our chief executive officer. Mr. Stiritz is a private equity investor and has served as the chairman of the board of directors of Ralcorp Holdings, Inc. since 1994. Mr. Stiritz will retire from Ralcorp’s board of directors upon the consummation of the separation. Since prior to 2005, Mr. Stiritz has been a partner at Westgate Group LLC, a consumer-oriented private equity firm which has been inactive since December 2007 other than remaining escrow obligations. Mr. Stiritz was Chairman Emeritus of the board of directors of Energizer Holdings, Inc. from January 2007 to May 2008 and chairman of the board of directors of Energizer Holdings from 2000 to 2007. Mr. Stiritz served as a Director of Vail Resorts, Inc. from 1997 to 2009. In addition, he has served as Director Emeritus of Reliance Bancshares, Inc. since August 2009. Mr. Stiritz has extensive managerial expertise, including as chairman at a number of public and private companies, experience in financial operations, as well as diverse industry experience and expertise with large multinational corporations.

David R. Banks will serve as a director of the Company. Mr. Banks is a private equity investor and has served on the board of directors of Ralcorp since 2001. Prior to 2001, he served as chairman and chief executive officer of Beverly Enterprises, Inc., an operator of nursing facilities and rehabilitation clinics. He also served as a director of Nationwide Health Properties from 1985 until July 2011. Mr. Banks will retire from Ralcorp’s board of directors upon the completion of the separation. Mr. Banks has expertise and background in the global services industry, including as chief executive officer, chief operating officer and chairman of public and private companies.

Terence E. Block has served as president and chief operating officer since January 1, 2012, and will serve as a member of the board of directors. Mr. Block was the president of North American Pet Foods for Nestle Purina PetCare Company from January 2002 until December 2011. Prior to serving as president at Nestle Purina, Mr. Block was the chief operating officer of North American Pet Foods for the former Ralston Purina (now Nestle Purina). Beginning in 1993, he served as executive vice president of Pet Products for Ralston Purina and vice president of marketing of Dog Food for Ralston Purina. He initially joined Ralston Purina in 1977 as part of the marketing group and held a number of different marketing positions during his tenure at Ralston Purina. Prior to joining Ralston Purina, he worked for Proctor & Gamble and Pet Incorporated. He has also been a member of the board of directors for the Pet Food Institute, serving as the chairman from 2006 to 2009. Mr. Block earned his undergraduate degree from Earlham College and his M.B.A. from Washington University in St. Louis. Mr. Block has deep marketing, sales, and operating experience leading multi-billion dollar consumer packaged goods businesses. Mr. Block is also experienced in re-engineering large organizations and in the integration of acquisitions into operating companies.

Jay W. Brown is a retired senior executive with a long general management career in large consumer-oriented businesses. Since prior to 2005, Mr. Brown has been a partner at Westgate Equity Partners, LLC, a consumer-oriented private equity firm, which has been inactive since December 2007 other than remaining escrow obligations. At Westgate, Mr. Brown was responsible for operational management of portfolio companies. Prior to forming Westgate in 1998, Mr. Brown was a senior executive with the Ralston Purina Company, running several divisions of the multi-dimensional food and agribusiness company, including serving as president and chief executive officer of Protein Technologies International, a leading supplier of soy-based proteins to the food and paper processing industries, Continental Baking Company, a subsidiary of Ralston Purina and of Tri-Union Seafoods (a/k/a Van Camp Seafood Company), a provider of stable seafood products. Mr. Brown served as a director and chairman of the compensation committee of Jack in the Box Inc. from 1997 to 2003 and as a director of Agribrands International from 1998 to 2001. Mr. Brown has expertise and background in the food and consumer products industries, particularly in mergers and acquisitions, including as a chief executive officer, board member, and investor.

Edwin H. Callison has been senior vice president of Wirtz Beverage Group, a leading national distributor of luxury and premium wine, spirits and beer brands, since June 2008 and from 2003 to June 2008, he served as vice president and general manager for Judge & Dolph’s Spectrum division. Prior to 2003, he spent more than 20 years in various leadership positions with Callison Distributing in Belleville, Illinois. Mr. Callison serves on the board of directors of the Wine and Spirits Wholesalers of America and the Wine and Spirits Distributors of Illinois. Mr. Callison has expertise and background in sales, marketing, operations and logistics.

Gregory L. Curl has been president of the investment company, Temasek Holdings, since September 2010, following a banking career of over 35 years. From 1997 until January 2010, he served as vice chairman of corporate development and chief risk officer at Bank of America Corporation, leaving Bank of America Corporation ultimately in March 2010. Prior to that, Mr. Curl served in a number of senior executive capacities. Mr. Curl has over 35 years of expertise and background in the financial services industry, particularly in mergers and acquisitions.

Dr. William H. Danforth has been a life trustee since July 2005 and chancellor emeritus since 1995 of Washington University in St. Louis. He served as chancellor of the university from 1971 until his retirement in 1995. Dr. Danforth served as a director of Ralcorp from 1994 to 1999 and of Ralston Purina Company from 1969 until 2001, when Nestlé S.A. acquired the company. Dr. Danforth has expertise and background in management and the food industry.

Robert E. Grote III is, and has been for the past five years, a retired executive. Prior to 1998, Mr. Grote spent more than twenty years in management. He served as general counsel and VP Administration for Washington Steel Corporation. Mr. Grote also served on the board of directors of Washington Steel Corporation. Mr. Grote later ran two Pittsburgh, PA non-profit organizations: Pittsburgh Center for the Arts and Central Blood Bank. Mr. Grote has expertise and background in legal affairs, employee relations and management.

David P. Skarie served as co-chief executive officer and president of Ralcorp from September 2003 until his retirement in December 2011. Mr. Skarie has also served on the board of directors of Ralcorp since 2003. Mr. Skarie will retire from Ralcorp’s board of directors upon the completion of the separation. Mr. Skarie has expertise and background in the consumer industry, including as a chief executive officer.

James L. Holbrook has served as executive vice president, marketing since October 2011. He served as chief executive officer of EMAK Worldwide, Inc., a family of marketing services agencies, from 2005 through September 2011. EMAK and its administrative subsidiary filed for bankruptcy in 2010 and emerged from bankruptcy in 2011 with a restructured balance sheet and as a private company. Prior to joining EMAK, Mr. Holbrook was CEO for a portfolio of agencies at the Interpublic Group, one of the world’s largest advertising and marketing holding companies. From 1996 to 2004, Mr. Holbrook was CEO and part-owner of Zipatoni, a marketing agency, which was later sold to Interpublic in 2001. Mr. Holbrook began his career at Procter & Gamble and then Ralston Purina (now Nestle Purina). He earned his undergraduate degree from Vanderbilt University and his M.B.A. from Washington University in St. Louis.

Robert V. Vitale has served as our chief financial officer since November 1, 2011. He has served as president and chief executive officer of AHM Financial Group, LLC, a diversified provider of insurance brokerage and wealth management services, since 2006. Prior to joining AHM Financial Group, Mr. Vitale was the chairman of the board of directors and the majority shareholder of The Bargain Shop, Inc., a Toronto-based deep value retail chain. Since prior to 2005, Mr. Vitale has been a partner at Westgate Group LLC, a consumer-oriented private equity firm which has been inactive since December 2007 other than remaining escrow obligations. Mr. Vitale has also managed the corporate finance department at Boatmen’s Bancshares, Inc. Mr. Vitale began his career in 1987 with KPMG. He is a certified public accountant, and he earned his undergraduate degree from St. Louis University and his M.B.A. from Washington University in St. Louis.

Jeff A. Zadoks has served as our corporate controller since October 24, 2011 and will serve as the company’s principal accounting officer. Mr. Zadoks most recently served as senior vice president and chief accounting officer at RehabCare Group, Inc., a leading provider of post-acute care in hospitals and skilled nursing facilities, from February 2010 to September 2011, and as vice president and corporate controller from December 2003 until January 2010. Prior to his work at RehabCare Group, Mr. Zadoks was corporate controller of MEMC Electronic Materials, Inc., a semiconductor and solar wafer manufacturing company. Mr. Zadoks earned his undergraduate degree from the University of Illinois and is a certified public accountant and a certified management accountant.

Structure of the Board of Directors

We expect that at the time of the distribution, our articles of incorporation and bylaws will provide for a board of directors that is divided into three classes as equal in size as possible. The classes will have three-year terms, and the term of one class will expire each year in rotation at that year’s annual meeting. The initial terms of the Class I, Class II and Class III directors will expire in 2013, 2014 and 2015, respectively. The proposed Class I directors are expected to include Mr. Curl, Dr. Danforth, and Mr. Skarie, the proposed Class II directors are expected to include Mr. Banks, Mr. Block and Mr. Grote, and the proposed Class III directors are expected to include Mr. Brown, Mr. Callison and Mr. Stiritz. We expect that the size of the board of directors can be changed by a vote of its members and will be set at nine members immediately following the separation. We expect that vacancies on the board of directors may be filled by a majority of the remaining directors. A director elected to fill a vacancy, or a new directorship created by an increase in the size of the board of directors, would serve for the remainder of the full term of the class of directors in which the vacancy or newly created directorship occurred. However, we expect that the board of directors will, as a matter of policy, submit the nomination of a director elected to fill a vacancy to the vote of our shareholders at the next annual meeting.

Director Independence

We expect that upon consummation of the separation, our board of directors will adopt, as part of our corporate governance guidelines, categorical independence standards for our directors based on the New York Stock Exchange listing standards and the SEC rules and regulations. The guidelines will contain the categorical standards our board uses to make its determination as to the materiality of the relationships of each of our directors. We expect that our board will have at least a majority of independent directors as defined in the New York Stock Exchange listing standards and the SEC rules and regulations.

Executive Sessions of Independent Board Members

We expect that the independent members of the board of directors will meet regularly without the presence of management. If there are any non-management directors who are not independent, the independent members will meet at least twice a year. These sessions will normally be held following or in conjunction with regular board meetings. We expect to name a director to act as the presiding director during executive sessions.

Committees of the Board of Directors

We expect that our board of directors will have the following four committees: Audit, Corporate Governance and Compensation, Executive, and Strategy and Financial Oversight. Our committees will operate under written charters, which together with other corporate governance documents, as described below under “— Corporate Governance Documents” will be available under the Corporate Governance section of our website.

Audit Committee

The Audit Committee’s primary responsibilities will be to monitor and oversee (a) the quality and integrity of our financial statements and financial reporting, (b) the independence and qualifications of our independent auditors, (c) the performance of our independent audit, (d) our systems of internal accounting, financial controls and disclosure controls, and (e) compliance with legal and regulatory requirements, codes of conduct and ethics programs.

The members of our Audit Committee will be independent directors as defined in the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. At least one member of the audit committee will qualify, in the judgment of the board of directors, as “audit committee financial expert” and each member of the Audit Committee will be “financially literate.”

Corporate Governance and Compensation Committee

The Corporate Governance and Compensation Committee is expected to (a) determine the compensation level of the corporate officers, as well as certain other highly-compensated key employees, (b) review management’s Compensation Discussion and Analysis relating to our executive compensation programs and approve the inclusion of the same in our proxy statement and/or annual report, (c) issue a report confirming the committee’s review and approval of the Compensation Discussion and Analysis for inclusion in our proxy statement and/or annual report, (d) administer and make recommendations with respect to incentive compensation plans and stock-based plans and (e) review and oversee risks arising from or in connection with our compensation policies and programs for all employees. The Corporate Governance and Compensation Committee is also expected to review and revise, as necessary, our corporate governance guidelines.

The members of our Corporate Governance and Compensation Committee will be independent directors as defined in the New York Stock Exchange listing standards.

Executive Committee

We expect to have an Executive Committee, which would be entitled to exercise all board authority in the intervals between board meetings, to the extent such authority is in compliance with our corporate governance guidelines and does not infringe upon the duties and responsibilities of other board committees.

Strategy and Financial Oversight Committee

The Strategy and Financial Oversight Committee is expected to periodically review financial and strategic matters with management during periods between board meetings.

Nomination Process for Election of Directors

We expect that the Corporate Governance and Compensation Committee will have the responsibility for assessing the need for new directors to address specific requirements or to fill a vacancy. The committee will, from time to time, initiate a search for a new candidate seeking input from our chairman and from other directors. The committee might retain an executive search firm to identify potential candidates. All candidates will need to meet the requirements that we will specify in our corporate governance guidelines. Candidates who will meet those requirements and otherwise qualify for membership on our board of directors are identified, and the committee will initiate contact with preferred candidates. We expect that the committee will regularly report to the board of directors on the progress of the committee’s efforts. The committee will meet to consider and approve final candidates who will then be presented to the board of directors for consideration and approval. Our chairman or the chairman of the Corporate Governance and Compensation Committee would extend an invitation to join the board of directors.

Although we have not adopted a formal policy on diversity, we expect that our board of directors will consider the diversity, age, skills, and experience of the candidates in the context of the overall needs of the board of directors and evaluate diversity in a broad sense, recognizing the benefits of racial and gender diversity, but also considering the breadth of backgrounds, professional skills, and business experiences that directors and candidates may bring to our board of directors.

The committee is expected to rely primarily on recommendations from management and members of the board of directors to identify director nominee candidates. However, we expect that the committee will consider timely written suggestions from shareholders. Such suggestions and the nominee’s consent to being nominated, together with appropriate biographical information (including principal occupation for the previous five years, business and residential addresses, and educational background) and other relevant information outlined in our bylaws, will be required to be submitted in writing to our corporate secretary in compliance with our bylaws.

Compensation Committee Interlocks and Insider Participation

Our Corporate Governance and Compensation Committee will be composed of independent directors. We anticipate that no member of our Corporate Governance and Compensation Committee will be a former or current officer or employee of us or any of our subsidiaries. In addition, we anticipate that none of our executive officers will serve (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers serves on the Corporate Governance and Compensation Committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers serves on our board of directors.

Role of the Board of Directors in Risk Oversight

The board of directors will be responsible for the oversight of risk, while management will be responsible for the day-to-day management of risk. The board of directors, directly and through its committees, will carry out its oversight role by regularly reviewing and discussing with management the risks inherent in the operation of our business and applicable risk mitigation efforts. Management will meet regularly to discuss our business strategies, challenges, risks and opportunities and will review those items with the board of directors at regularly scheduled meetings.

We do not believe that our expected compensation policies and practices will encourage excessive and unnecessary risk-taking. The anticipated design of our compensation policies and practices will encourage employees to remain focused on both short- and long-term financial and operational goals. For example, we expect that our cash bonus plans will measure performance on an annual basis but will be based on a wide variety of factors and will be subject to the Corporate Governance and Compensation Committee’s judgment and discretion. In addition, we expect that our equity awards will typically vest over a number of years, which we believe encourages employees to focus on sustained stock price appreciation over an extended period of time instead of on short-term financial results.

Communication with the Board of Directors

Our board of directors will adopt policies designed to allow shareholders and other interested parties to communicate directly with an individual director or with the independent or non-management directors as a group. Any interested party may write to the individual director or group by sending such communication to our corporate secretary. Our corporate secretary will forward shareholder communications to our chairman and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding our governance or operations, our corporate secretary will use his or her discretion to refrain from forwarding the following: sales literature; defamatory material regarding us and/or our directors; incoherent or inflammatory correspondence, particularly when such correspondence is repetitive and was addressed previously in some manner; and other correspondence unrelated to the board of directors’ corporate governance and oversight responsibilities.

Director Compensation

Following the separation, director compensation will be determined by our board of directors with the assistance of the committee responsible for executive compensation, which we expect to be the Corporate Governance and Compensation Committee. It is anticipated that the compensation of directors will consist of an annual retainer, an annual equity award, annual fees for serving as a committee chair, fees for attending board and committee meetings, and other types of compensation as determined by the board of directors from time to time. We also expect that we will pay the premiums on directors’ and officers’ liability and travel accident insurance policies insuring our directors, and expect to reimburse directors for their expenses incurred in connection with board meetings.

We adopted the Post Holdings, Inc. Deferred Compensation Plan for Non-Management Directors effective January 1, 2012, in which participants may elect to defer all or a portion of their compensation. Participants’ accounts will be credited or debited for earnings or losses based on the earnings, gains and loses on the investment funds selected by the participant. Participants’ deferrals credited to the Post Holdings, Inc. Common Stock Fund will be credited with an additional amount equal to 33 1/3 % of the deferral. A participant’s account is fully vested at all times and will be distributed upon his or her separation from service in the form previously elected (lump sum or annual installments over five or ten years). Amounts invested in the stock fund are distributed in shares of Post common stock, unless otherwise determined by the Corporate Governance and Compensation Committee. Up to 1,000,000 shares of common stock are expected to be authorized for issuance under the Deferred Compensation Plan for Non-Management Directors. Amounts previously credited to a participant’s account under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors will be credited to our Deferred Compensation Plan for Directors a separate bookkeeping subaccount. Mr. Stiritz’s accounts under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors will also be credited to our Deferred Compensation Plan for Non-Management Directors using a separate bookkeeping subaccount despite the fact that Mr. Stiritz’s will not be a non-management director of Post. However, Mr. Stiritz will not otherwise be eligible to make deferrals under our non-management directors plan, and will instead be eligible to make deferrals under the deferred compensation programs for management or highly compensated employees as described below.

Corporate Governance Documents

Overview

We expect to adopt various documents setting forth principles of corporate governance, standards of business conduct, and principles of ethics supporting our goal of creating long-term shareholder value and conducting our business with integrity and an unrelenting passion for providing value to our customers and their consumers. We expect that all of our corporate governance materials, including our corporate governance guidelines, our standards of business conduct, and our director code of ethics and board committee charters, will be published under the Corporate Governance section of our website. These materials are expected to be available also in print to any shareholder without charge upon request to our corporate secretary. We expect that our board of directors will regularly review these materials, Missouri law, the rules and listing standards of the New York Stock Exchange (NYSE) and SEC rules and regulations, as well as best practices suggested by recognized governance authorities, and modify the materials as warranted.

Corporate Governance Guidelines

We expect to adopt corporate governance guidelines that will set forth our practices and policies with respect to the composition of board of directors and selection of directors, meetings, executive sessions, and committees of our board of directors, the expectations we have of our directors, selection of the Chief Executive Officer, management succession, and board of directors’ self-evaluation.

Code of Ethics

We expect to adopt written standards of business conduct, applicable to all corporate officers and employees, setting forth our expectations for the conduct of business by corporate officers and employees. We also expect that our directors will adopt, and will be required to abide by, a directors’ code of ethics. We intend to post any waivers from these documents relating to any of our corporate officers or directors on our website.

Conflicts of Interest

We expect to adopt a conflict of interest policy, as described in “Certain Relationships and Related Party Transactions.”

EXECUTIVE COMPENSATION

Relationship with Ralcorp

In connection with the separation, we will enter into the Employee Matters Agreement with Ralcorp covering a number of compensation and benefits matters relating to our employees. In general, our employees currently participate in various Ralcorp’s incentive compensation, retirement, welfare and other employee benefit plans. Following the separation, it is anticipated that our employees generally will participate in similar plans and programs to be established and maintained by us; however, our employee benefit plans and programs have not yet been finalized, and are subject to adjustment for our industry and business situation.

Historical Compensation of Our Named Executive Officers

As described in “Corporate Governance and Management — Our Directors and Executive Officers,” Mr. Stiritz will become our chairman and chief executive officer, Mr. Block our president and chief operating officer, Mr. Vitale our chief financial officer and Mr. Holbrook our executive vice president, marketing. At this time, we cannot predict who will be our “named executive officers” other than Mr. Stiritz and Mr. Vitale, i.e., which executive officers will be among the three other most highly compensated executive officers after the separation. Additionally, compensation arrangements with Messrs. Stiritz, Block, Vitale and Holbrook have not been finalized. We are not disclosing historical compensation information with respect to our expected named executive officers, since we do not believe such disclosure would accurately reflect the compensation plans and philosophies that we intend to implement as a separate publicly traded company and, in the case of Messrs. Stiritz, Block, Vitale and Holbrook, such individuals were not employees of Post during fiscal 2011. We intend to develop our own compensation plans and programs and anticipate that each of our executive officers will be covered by these programs following the separation. A more detailed description of our expected compensation programs can be found below under the heading “Compensation Discussion and Analysis.”

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the executive compensation policies applied by Ralcorp to its corporate officers during fiscal 2011, and the ways in which we anticipate that our compensation policies will differ after we become an independent public company. While our programs initially will be largely the same as those applicable to executives of Ralcorp, we anticipate that, following the separation, our compensation committee will develop programs it deems appropriate for our business. We have already adopted certain nonqualified deferred compensation plans, as described below.

Overview and Compensation Philosophy

Ralcorp believes that its success in creating long-term value for its shareholders depends on its ability to closely align the interests of its corporate officers with the interests of its shareholders. Ralcorp’s compensation programs are designed to attract, motivate and retain its corporate officers. Ralcorp encourages sustained long-term profitability and increased shareholder value by linking corporate officer compensation to its achievement of financial and operating performance. Ralcorp uses equity-based awards and other mechanisms to align the long-term interests of its corporate officers with those of its shareholders. Ralcorp has designed elements of its executive compensation program to increase the likelihood that it will retain key employees.

Ralcorp has determined the type and amount of compensation for each corporate officer after considering a variety of factors, including the officer’s position and level of responsibility within the company, comparative market data and other external market-based factors. Ralcorp’s compensation committee uses this information when establishing compensation in order to achieve a comprehensive package that emphasizes pay-for-performance and is competitive in the marketplace.

Ralcorp’s compensation committee believes that an effective executive compensation program should encompass the following fundamental objectives:

•	compensation should be competitive;

•	compensation should vary with performance;

•	compensation should align the long-term interests of its corporate officers with those of its shareholders; and

•	compensation should provide a retention incentive.

We anticipate that following the separation we will have a similar compensation philosophy and expect to design our executive compensation program around these same beliefs.

Compensation Process

Ralcorp’s compensation committee uses current compensation levels, performance, future leadership potential and succession planning, among other factors, in determining appropriate compensation levels for its corporate officers.

Annually, Ralcorp’s compensation committee reviews the design of its executive compensation program. In doing so, Ralcorp’s compensation committee assesses whether compensation programs used in prior years have successfully achieved its compensation objectives. Ralcorp’s compensation committee also considers the extent to which its compensation program is designed to achieve its long-term financial and operating goals.

Role of Management

Ralcorp’s human resources group reviews published compensation surveys and publicly disclosed compensation information reported by entities within Ralcorp’s peer group described below. Ralcorp’s human resources group then uses the information to develop compensation ranges (salaries, bonus awards and equity awards) for positions similar to those held by Ralcorp’s corporate officers that meet Ralcorp’s compensation philosophy. The group recommends annual adjustments to salaries for each corporate officer, ensuring that salaries are designed to take into account competitive practices at peer companies. The co-chief executive officers provide to the chairman of Ralcorp’s compensation committee and Towers Watson, the compensation consultant for Ralcorp’s compensation committee, recommendations of salary adjustments, annual bonus payments, incentive awards and equity awards for the corporate officers. The recommendations are designed to reflect the compensation committee’s compensation philosophy. Any further adjustments are made by Ralcorp’s compensation committee based on the financial or operating performance of the company as a whole and of relevant business units. Prior to making compensation recommendations to the entire committee, Ralcorp’s co-chief executive officers review the proposed compensation recommendations with the committee’s chairman. The co-chief executive officers also review with Ralcorp’s compensation committee the performance of each corporate officer. The committee reviews the compensation recommendations as well as feedback from Towers Watson and has the full authority to exercise its discretion in modifying any recommended adjustments or awards to the corporate officers.

We anticipate that our compensation committee will operate in the same manner as the Ralcorp compensation committee, by seeking input from the management as appropriate, but making the final decisions with regard to the executive compensation independently.

Role of Compensation Consultant

Ralcorp’s compensation committee has retained Towers Watson to provide it with advice on executive compensation matters since 2004. Annually, Towers Watson reviews the recommendations made by Ralcorp’s co-chief executive officers with respect to cash compensation and long-term incentive compensation and advises the committee on competitive compensation practices and other executive compensation developments. We expect that our compensation committee will use the services of a compensation consultant, who will advise on matters such as peer companies, program design and appropriate mix of compensation.

Peer Group

Ralcorp’s 2011 peer group was composed of 17 U.S.-based public companies in the food and consumer packaged goods industries with a median revenue of approximately $3.8 billion. For fiscal 2011, these companies included Brown-Forman Corp.; Campbell Soup Co.; Church & Dwight Co. Inc.; The Clorox Co.; Constellation Brands, Inc.; Corn Products Intl Inc.; Del Monte Foods Co.; Energizer Holdings, Inc.; Flowers Foods, Inc.; The Hershey Co.; Hormel Foods Corp; The J.M. Smucker Company; McCormick & Co.; Newell

Rubbermaid Inc.; Seaboard Corp.; Spectrum Brands, Inc.; and TreeHouse Foods Inc. Ralcorp’s compensation committee regularly reviews the composition of the peer group to determine its appropriateness.

The peer group review conducted for fiscal 2011 confirmed that the base salaries of Ralcorp’s corporate officers were below the median of the base salaries paid to executives within the peer group who perform similar functions. However, the variable elements of compensation (cash bonuses, restricted awards and stock appreciation rights) allow the corporate officers to earn compensation that, when combined with their base salaries, could generate total compensation at or higher than (depending on improvements in Ralcorp’s share price) the median levels and would reflect Ralcorp’s long-term improved performance.

We anticipate that our compensation committee will compare our executive compensation programs and levels with our peer companies. Our compensation committee will determine the peer companies in cooperation with management and the compensation consultant.

Elements of the Compensation Program

Ralcorp’s compensation program is comprised of the following components:

•	base salary;

•	annual cash bonus;

•	long-term compensation;

•	participation in certain retirement plans and deferred compensation; and

•	certain limited perquisites.

Ralcorp aims to provide overall cash compensation packages that have a greater variable element than competitive norms, i.e., salaries below industry medians, augmented by performance-based annual cash bonuses and long-term equity and cash awards that, in the aggregate, provide recipients the opportunity to achieve total compensation packages that exceed industry medians. The total compensation package is designed to reward all corporate officers for improved shareholder value, compensate corporate officers for services performed during the fiscal year and provide an incentive to remain employed with Ralcorp. We anticipate that our compensation program will have a similar mix of compensation elements; however the significance of individual components, which has not been determined at this time, may vary based on our industry and business situation.

Base Salary

Ralcorp provides each corporate officer with an annual base salary. Base salaries depend on the profitability of the officer’s business unit, individual performance, quality of business plans and ability to address competitive or operating challenges. For the officers who are in corporate functions, overall company financial performance is also considered. Ralcorp’s compensation committee usually attempts to set base salary levels at or below the median level for executives holding positions of similar responsibility and complexity at corporations as reflected in public filings and published surveys.

We expect that when our compensation committee determines base salary levels, it will consider factors that are similar to the factors considered by Ralcorp’s compensation committee, including external market data for similar positions, the relative value of each position to Post and each officer’s individual performance. We anticipate that our compensation committee will review the base salary of each executive officer annually.

Annual Cash Bonus

Ralcorp’s compensation committee has historically provided corporate officers the opportunity to earn additional cash compensation through an annual cash bonus. Ralcorp’s compensation committee uses its judgment and discretion in determining whether to award a cash bonus to a corporate officer. The amount of each bonus is not computed through specific mathematical formulas or based on performance goals. Rather, the committee evaluates a variety of factors including the following: the corporate officer’s total compensation package; the financial performance of the corporate officer’s business unit relative to the business plan (including such measures as sales volume, revenues, costs, cash flow and operating profit); Ralcorp’s overall financial performance (including the measures of business unit operating profit with respect to division presidents and earnings per share for corporate officers who are in corporate roles); the corporate officer’s individual performance (including the quality of strategic plans, organizational and management development, participation in evaluations of potential acquisitions and similar manifestations of individual performance); and the business environment for the corporate officer’s business unit. In determining bonus amounts, Ralcorp’s compensation committee considers the recommendations made by Ralcorp’s co-chief executive officers, which are based on bonus targets set prior to the beginning of the fiscal year. The bonus targets are set at levels Ralcorp’s compensation committee deems appropriate in light of Ralcorp’s compensation philosophy.

Following the separation, we currently expect to adopt a bonus program similar to the Ralcorp bonus program described above. We expect that our annual cash bonus program will link annual bonus payments to company performance and each individual executive’s performance for the year. We anticipate that our compensation committee will consider performance metrics that are similar to those currently used by Ralcorp, including earnings per share when assessing our performance. In addition to company performance metrics, we anticipate that our compensation committee will also consider individual performance and other relevant factors, including the marketplace for executive talent and the competitiveness of our annual cash bonus program relative to our peers, in determining annual cash bonus targets and payments. However, the annual bonus program will be finalized by the compensation committee in the future.

Long-Term Compensation

Our long-term compensation program is comprised of long-term equity compensation and long-term cash compensation. The Post Holdings, Inc. 2012 Long-Term Incentive Plan, which we refer to as “Post LTIP,” will provide for the grant of long-term equity compensation in the form of options, restricted stock awards, restricted stock units, performance shares, stock appreciation rights and other stock based awards.

•	Stock options entitle the recipient to purchase a specified number of shares of Post common stock after a specified period of time at an option price, which will not be less than the fair market value of the common stock on the date of grant.

•	Restricted stock awards consist of grants of shares of Post common stock that are restricted and may not be sold, pledged, transferred or otherwise disposed of until the lapse or release of such restrictions. Individuals holding restricted stock awards may exercise full voting rights and are entitled to receive dividends during the restriction period.

•	Restricted stock units represents a grant of units representing shares of Post common stock. Upon vesting, cash or shares of Post common stock will be issued. Individuals with restricted stock units do not have any voting or dividend rights with respect such award.

•	Performance shares refer to contingent awards of a specified number of performance shares or units, with each performance share or unit equivalent to one or more shares of Post common stock or a fractional share. Recipients earn a variable percentage of the performance shares or units awarded based on the achievement of specified performance objectives.

•	Stock appreciation rights allow recipients to receive a number of shares of Post common stock equal in value to the difference between the exercise price and the fair market value at the date of exercise, less all applicable taxes.

Unlike Ralcorp’s incentive stock plan, the Post LTIP does not specify minimum vesting periods. Rather, any applicable vesting schedule is specified in the underlying award agreement.

Post believes that granting options and stock appreciation rights ensures a corporate officer’s compensation is linked directly to shareholder value since the officer receives no benefit from the option or appreciation right unless shareholders have benefited from an appreciation in the value of Post’s common stock. The vesting of stock-based award under the Plan may be accelerated upon the occurrence of certain events, as provided in the relevant award agreement.

We expect that long-term equity incentive awards will be a critical element in the mix of compensation, linking compensation of our executives to long-term increases in the market price of our common stock, and therefore align the interests of our executives to those of our shareholders.

The total number of shares of Post common stock that may be delivered under the Post LTIP is 6,500,000, plus any shares that are forfeited, withheld to pay taxes, expired or are canceled without delivery of shares of Post common stock, including shares of Post common stock that are issuable upon vesting or exercise of awards issued in substitution of Ralcorp equity awards held by our employees. The number of Post common stock that will relate to such converted Post equity awards will be calculated in a manner designed to reflect the intrinsic value of such awards at the time of the separation. Because the conversion formula is based on future trading prices of Post common stock, the precise number of Post common stock that the converted equity awards will relate to is currently not known. See Note (e) to the “Unaudited Pro Forma Condensed Combined Statement of Operations” table and “The Separation — Treatment of Stock Options and Other Equity Awards.”

Deferred Compensation

We have adopted the Post Holdings, Inc. Executive Savings Investment Plan and the Deferred Compensation Plan for Key Employees, effective January 1, 2012. Participation in the plans is limited to management or highly compensated employees. The plans are unfunded and no funds are set aside by us to pay plan benefits. Amounts previously credited to a participant’s account under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees and Ralcorp Holdings, Inc. Executive Savings Investment Plan will be credited to our corresponding deferred compensation programs using a separate bookkeeping subaccount.

Under the Executive Savings Investment Plan, eligible employees affected by the IRS qualified plan limits may defer between 2-6% of compensation, with such contributions matched by us at 100%. The matching contributions vest 25% of each year of service, and vesting does not accelerate upon the participant’s retirement, disability, death or involuntary termination other than for cause or in the event of a change in control of our company. Eligible employees may also defer between 1-44% of compensation and/or amounts refunded under the Post Holdings, Inc. Savings Investment Plan as a result of nondiscrimination testing results; however, these additional deferrals are not matched by us. A participant’s prior service recognized under the Ralcorp Holdings, Inc. Executive Savings Investment Plan as of the separation will be counted for vesting purposes under our Executive Savings Investment Plan. Amounts credited to Executive Savings Investment Plan are deemed invested in accordance with a participant’s direction among several investment funds, including a Post Holdings, Inc. Common Stock Fund. Up to 1,000,000 shares of common stock are expected to be authorized for issuance under the Executive Savings Investment Plan. Amounts deemed invested in the stock fund are distributed in shares of Post common stock, unless otherwise determined by the Corporate Governance and Compensation Committee.

Pursuant to the Deferred Compensation Plan, eligible employees may defer all or a portion of his annual bonus, performance-based compensation and other compensation, as may be determined by the Corporate Governance and Compensation Committee, for payment in January of the year following the year the bonus would have been paid, the performance period ends or the forfeiture condition lapses (as applicable) or on the last day of a calendar month that is at least three years after the bonus would have been paid, the performance period ends or the forfeiture condition lapses (as applicable). Amounts credited to deferred compensation accounts under the Deferred Compensation Plan are deemed invested in accordance with a participant’s direction among several investment funds. The committee may provide a matching contribution equal to a percentage of the participant’s compensation deferred under the Deferred Compensation Plan and credited to the Post Holdings, Inc. Common Stock Fund. Up to 1,000,000 shares of common stock are expected to be authorized for issuance under the Deferred Compensation Plan for Key Employees. Any such matching contributions vest over a five-year period, subject to an acceleration of vesting due to the participant’s retirement, disability, death or involuntary termination other than for cause or in the event of a change in control of our company. Distribution is made in a lump sum payment; however, any portion of the deferred amount invested in the Common Stock Fund will be paid in the form of stock. Income taxes on the amounts deferred under the plans and any investment gains are deferred until distributed. Amounts invested in the stock fund are distributed in shares of Post common stock, unless otherwise determined by the Corporate Governance and Compensation Committee.

The Post Holdings, Inc. Supplemental Retirement Plan, effective January 1, 2012, provides additional retirement benefits to select management and highly compensated employees affected by certain benefits limitations under the Post Holdings, Inc. Retirement Plan that is available to our employees generally. The amount of a participant’s supplemental retirement benefits will equal the value of any additional benefit he or she would have received under the general retirement plan for services performed after the spin-off but for any benefit limitations. Coverage also extends to certain of our current and former employees to the extent their accrued benefits under the Ralcorp Holdings, Inc. Supplemental Retirement Plan are converted into accrued benefits under our Supplemental Retirement Plan. The amount of their supplemental retirement benefit will equal the value of the supplemental retirement benefit determined under the Ralcorp’s plan as in effect at the time of the separation. Supplemental retirement benefits are payable as a life annuity with monthly payments beginning on the later of (1) the first day of the month coinciding with or immediately following the participant’s separation from service or (2) the first day of the month nearest to the participant’s attainment of age 55 (subject to a lump sum distribution for small benefits). In addition, the Corporate Governance and Compensation Committee or our chief executive officer may grant a supplemental retirement award under the Supplemental Retirement Plan, which shall be payable in equal monthly installments for the life of the participant beginning at his or her retirement at age 62 or later (reduced for early retirement at or after age 55).

Perquisites

Ralcorp provides corporate officers with limited perquisites and other personal benefits that Ralcorp believes are reasonable and consistent with Ralcorp’s overall compensation philosophy. These benefits help retain and attract superior employees for key positions. The Ralcorp compensation committee reviews the levels of perquisites and other benefits periodically.

In the event of death of a retired corporate officer, eligible beneficiaries would be provided a death benefit in an amount equal to 50% of the earnings recognized under Ralcorp’s benefit plans for the officer during the last full year of employment. This benefit is not presently insured or funded. The long-term disability plan is available to certain regular employees and imposes a limit of $10,000 per month (60% of a maximum annual salary of $200,000) on the amount paid to a disabled employee. In addition, the executive long-term disability plan provides additional benefits to the corporate officers in the event they become disabled. The executive long-term disability plan will provide a supplemental benefit equal to 60% of the difference between the corporate officer’s previous year’s earnings recognized under Ralcorp’s benefit plans and $200,000, with appropriate taxes withheld. The supplemental benefit is grossed up for income taxes.

Ralcorp’s executive health plan provides eligible employees and their eligible dependents with supplemental health insurance coverage. The executive health plan provides reimbursement for up to $10,000 per illness annually, for covered out-of-pocket expenses not reimbursed by Ralcorp’s sponsored health plan. Ralcorp’s compensation committee believes this encourages the corporate officers to proactively address health issues. Ralcorp also pays for its corporate officers to receive an annual physical exam.

Ralcorp’s corporate officers are entitled to receive reimbursement for eligible financial planning, tax and estate planning. The first year’s allowance is $7,500 ($10,000 for co-chief executive officers) with subsequent annual allowances of $5,000 ($6,000 for co-chief executive officers). The benefit is provided to corporate officers given Ralcorp’s belief that good financial planning and tax preparation by a professional reduces the time and attention the corporate officer would otherwise spend on their personal financial affairs and affords them more time to focus on their job responsibilities.

We expect that our executives will be offered limited perquisites that will be similar to the perquisites offered to Ralcorp executives described above.

Management Continuity Agreements

We expect to enter into management continuity agreements with our key executives. The agreement promotes stability and continuity of senior management in the event of an actual or anticipated change of control. Our board of directors authorized these agreements in recognition of the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly designed change in control agreement protects shareholder interest by providing (i) incentives to remain with the company despite uncertainties while a transaction is under consideration or pending and (ii) assurance of severance benefits for terminated employees. Under the agreement, a key executive may receive (i) a lump sum severance payment (equal to 12, 24 or 36 months of base pay depending on the circumstances of the termination), (ii) continued participation in certain welfare benefit plans or equivalent benefits, (iii) a lump sum cash payment equal to the difference between the present values of the participant’s actual benefits under our retirement plan and the supplemental retirement plan and what the participant would have been entitled to if he or she had remained employed for 12, 24 or 36 additional months (based on same period applicable to severance payment), (iv) outplacement assistance and (v) reimbursement for certain litigation expenses.

Stock Ownership Guidelines

Ralcorp has established stock ownership guidelines which are applicable to all non-employee directors and all corporate officers. Ralcorp’s board of directors believes that it is in Ralcorp’s best interests and the best interests of its shareholders to align the financial interests of the executives and non-employee directors with those of the shareholders. Each of Ralcorp’s co-chief executive officers and directors is expected to own shares of common stock valued at five times the base salary or annual retainer, and each of the other corporate officers is expected to own stock valued at two times the base salary. The guidelines became effective on October 1, 2010, and participants are expected to comply with the ownership requirements within five years of adoption. Ralcorp’s compensation committee is responsible for monitoring the application of the stock ownership guidelines and may modify the guidelines in its discretion, including as a result of dramatic or unexpected changes in the market value of Ralcorp common stock. Ralcorp’s compensation committee has the discretion to enforce these stock ownership guidelines on a case-by-case basis.

We expect that our compensation committee will adopt stock ownership guidelines for our executives following the separation. Our officers will have to comply with the stock ownership thresholds following a five-year transition period during which they are expected to acquire the required number of shares of our common stock.

Deductibility of Certain Executive Compensation

Section 162(m) of Internal Revenue Code of 1986, as amended, sets a limit on deductible compensation of $1,000,000 per person, per year for the chief executive officer and the next three highest-paid executives (excluding the chief financial officer). However, the deductible does not apply if the compensation is strictly performance based. It has been the general intention of Ralcorp’s compensation committee to meet the requirements for deductibility, and we expect that our compensation committee will have a similar intent. However, like the Ralcorp compensation committee, we expect that our compensation committee will be entitled to approve compensation that may not be fully deductible. We believe this flexibility would enable us to respond to changing business conditions or to an executive’s exceptional individual performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the distribution, all of the outstanding shares of our common stock will be owned beneficially and of record by Ralcorp. After the distribution, Ralcorp will own up to 20% of our common stock.

This table shows the number and percentage of shares of our common stock that is expected to be owned of record and beneficially following the distribution by each expected director and each expected executive officer of Post, and the expected directors and executive officers as a group. The table also shows the name, address and the number and percentage of shares owned by persons who we believe will be the beneficial owner more than five (5%) percent of our common stock at the time of the distribution, based on publicly available information. All information in the table is based upon information available to Ralcorp as of January 13, 2012 as to the ownership of Ralcorp common stock and is presented as if the separation has occurred prior to the dates of ownership information used in the table. Unless indicated otherwise, each beneficial owner is expected to have sole voting and dispositive power with respect to the shares included.

			Other
	Shares	Exercisable	Stock-Based	% of Shares
Beneficial Owner	Beneficially Owned	Options/SARs	Items	Outstanding(1)

Ralcorp(2)	6,900,000			(2)
800 Market Street St. Louis, Missouri 63101
Capital Research Global Investors(3)	2,015,450			5.8%
333 South Hope Street Los Angeles, CA 90071
BlackRock, Inc.(4)	1,922,095			5.6%
40 East 52nd Street New York, NY 10022
David R. Banks	3,000	—	—	*
Terence E. Block	—	—	—	—
Jay W. Brown	—	—	—	—
Edwin H. Callison	—	—	—	—
Gregory L. Curl	—	—	—	—
William H. Danforth	100,499	—	—	*
Robert E. Grote III	—	—	—	—
David P. Skarie	27,365	—	655 (5)	*
James L. Holbrook	150	—	—	*
William P. Stiritz	370,838	—	—	1.1%
Robert V. Vitale	—	—	—	—
Jeff A. Zadoks	—	—	—	—
All Executive Officers and Directors as a Group (12 persons)	501,852	—	—	1.5%

*	Represents less than 1% of the shares outstanding.

(1)	Based on 34.5 million shares of Post common stock, which is calculated by applying the distribution ratio of one share of Post common stock for every two shares of Ralcorp common stock to the number of Ralcorp common stock outstanding as of January 13, 2012, and includes the shares retained by Ralcorp following the distribution.

(2)	Ralcorp will retain up to 20%, or approximately 6.9 million shares, of Post common stock following the separation. Ralcorp will agree to vote any shares of our common stock that it retains immediately after the separation in proportion to the votes cast by our other shareholders. In connection with such agreement, Ralcorp will grant us a proxy to vote its shares of our common stock in such proportion. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from Ralcorp to a person other than Ralcorp, and neither the Shareholder’s and Registration Rights Agreement nor proxy will limit or prohibit any such sale or transfer. For additional information regarding arrangements relating to the Post common shares retained by Ralcorp, see “Arrangements between Ralcorp and Post — Shareholder’s and Registration Rights Agreement.”

(3)	Pursuant to Schedule 13G filed on February 10, 2011 with respect to Ralcorp common stock. Capital Research Global Investors, a division of Capital Research and Management Company (“CRMC”) reported that it is deemed to be the beneficial owner of 4,030,900 shares of Ralcorp common stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Based on the filings made by Capital Research Global Investors, we are unable to identify the natural persons with voting and/or dispositive power over the shares held by such entity.

(4)	Pursuant to Schedule 13G/A filed on February 8, 2011 with respect to Ralcorp common stock. BlackRock, Inc. (“BlackRock”) reported on such Schedule 13G/A the beneficial ownership of 3,844,190 shares of Ralcorp common stock as a parent holding company or control person, and identified the following subsidiaries which acquired the shares of Ralcorp common stock being reported by BlackRock: BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, ackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Asset Management Ireland Limited, and BlackRock International Limited and BlackRock Investment Management (UK) Limited. BlackRock’s report indicated that none of these entities owned 5% or greater of Ralcorp’s outstanding shares. Based on the filings made by BlackRock, we are unable to identify the natural persons with voting and/or dispositive power over the shares held by such entity.

(5)	Represents share equivalents held indirectly in the savings investment plan. Shares in the savings investment plan are held in a separate fund in which participants acquire units. The fund also holds cash and short-term investments. The shares reported for a participant approximate the number of shares in the fund allocable to that participant and fluctuate due to the cash in the fund and the price of our common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We expect to adopt a written conflict of interest policy that, together with the written standards of business conduct described above and the written code of conduct for directors, will prevent each director and corporate officer from engaging in any transaction that could be deemed a conflict of interest.

We expect to distribute directors’ and officers’ questionnaires at the beginning of each year in accordance with the Company’s annual disclosure procedures (which procedures are expected to follow the long-standing practice of Ralcorp, but will not be initially evidenced by a separate written policy document) in order to identify any potential conflicts of interest and transactions with related persons. Within the questionnaire, directors and corporate officers will be asked to identify and describe any transaction, or series of similar transactions, since the beginning of the prior fiscal year, or any proposed transaction, or series of similar transactions, to which we or any of our subsidiaries was or is to be a participant, in which the dollar amount involved exceeded $120,000 and in which (i) such director or corporate officer, (ii) any other director or corporate officer, (iii) any nominee for election as a director, (iv) any person known to such director or corporate officer to own of record or beneficially more than 5% of our common stock, (v) any member of the director’s or corporate officer’s immediate family, or (vi) any entity which is owned or controlled by the foregoing persons, or any entity in which the foregoing persons has a substantial ownership interest or control of such entity had, or will have, a direct or indirect material interest. We expect our management will initially review the responses provided within the questionnaires to determine any necessary course of action.

We expect that our Audit Committee will be responsible for reviewing transactions in which one or more directors or corporate officers may have an interest. The Audit Committee will act pursuant to our written Audit Committee Charter, giving the committee the authority to oversee compliance with legal and regulatory requirements, codes of conduct and ethics programs established by the Company, and is expected to follow the current practice and procedures of Ralcorp in its deliberations. If the Audit Committee determines that a director or officer has a direct or indirect material interest in a transaction involving us, the Audit Committee will either approve, ratify or disapprove the transaction. In doing so, we expect that the Audit Committee will follow the current practice of Ralcorp, which will initially not be evidenced in a separate written policy, but is consistent with our conflict of interest policy, standards of business conduct and the code of conduct for directors, and consider all relevant facts and circumstances, including the following:

•	whether the terms of the transaction are no less favorable to us than terms generally available to unaffiliated third party under similar circumstances;

•	the materiality of the director’s or officer’s interest in the transaction, including any actual or perceived conflicts of interest; and

•	the importance of the transaction and the benefit (or lack thereof) of such transaction to us.

We expect that the Audit Committee will not approve or ratify such transaction unless, after considering all facts and circumstances, including the factors listed above, it will determine that the transaction is in, or is not inconsistent with, the best interests of our company and our shareholders. In the event management, in the normal course of reviewing payable records, determines an interested transaction exists which was not approved by the Audit Committee, management will be expected to present the transaction to the Audit Committee for consideration.

The Audit Committee is expected to pre-approve certain transactions in which a corporate officer or director may have an interest including (i) transactions involving competitive bids, (ii) certain charitable contributions and (iii) certain banking-related services. No director will be permitted to participate in the approval of an interested transaction for which such director is a related party. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for management to following in its ongoing dealings with the related party.

Mr. Stiritz has indicated that he may, directly or through an affiliated entity, purchase some of our senior notes transferred by the exchange counterparties, as described in “Description of Financing Transactions and Material Indebtedness — Ralcorp Debt Exchange.”

For information regarding arrangements between Ralcorp and Post, see “Arrangements between Ralcorp and Post.”

DESCRIPTION OF FINANCING TRANSACTIONS AND MATERIAL INDEBTEDNESS

Financing Transactions in Connection with the Distribution

As part of the separation, we expect to incur a total of $950 million in new indebtedness. We expect that this indebtedness will consist of:

•	$175 million in senior credit facilities with lending institutions; and

•	$775 million in senior notes, which we refer to as the “senior notes.”

Ralcorp Debt Exchange

As part of the separation, we expect to incur approximately $950 million of new indebtedness, which we expect to consist of $175 million aggregate principal amount of borrowings under a senior secured term loan facility and $775 million in aggregate principal amount of senior notes. We will not receive any cash proceeds from the senior notes, which we expect to initially issue to Ralcorp in connection with the separation. We expect that approximately $125 million of the proceeds from the term loan facilities will be transferred to Ralcorp in connection with the separation and to directly or indirectly acquire the assets of the Canadian operations of the Post cereals business. Of the remaining $50 million in proceeds, we expect to retain approximately $25 million after payment of fees and expenses relating to the financing transactions. We also expect that Post will have a $175 million revolving credit facility that will be unfunded at the time of the separation.

We expect that Ralcorp will transfer the senior notes to certain financial institutions, which we refer to as “exchange counterparties,” in order to satisfy certain outstanding 90-day term loan obligations of Ralcorp held by the exchange counterparties. We refer to this transfer as a “debt exchange.” As a result of these financing transactions, Ralcorp will receive in connection with the separation approximately $125 million in cash from us and approximately $775 million in cash from the proceeds of the 90-day term loan. We expect that the exchange counterparties may subsequently transfer our senior notes obtained from Ralcorp in the debt exchange.

Senior Credit Facilities

Following the separation, we will have senior credit facilities that will provide for an aggregate amount of approximately $350 million in financing, and which we expect to consist of the following:

•	a revolving credit facility in a principal amount of approximately $175 million; and

•	term loan facilities in an aggregate principal amount of approximately $175 million.

We refer to the revolving credit facility and the term loan facilities collectively as the senior credit facilities. We expect the terms of senior credit facilities will include the following:

•	maturity on the fifth anniversary of the closing date;

•	interest at LIBOR or the base rate plus an applicable margin, with the applicable margin for LIBOR borrowings ranging from 1.50% to 2.00% per annum based on our consolidated leverage ratio;

•	required amortization repayment of the following percentages of outstanding term loan principal: 5% in year 1, 10% in year 2, 15% in year 3, 20% in year 4 and 50% in year 5;

•	mandatory prepayments in the event of certain asset sales, receipt of insurance proceeds, incurrence of certain indebtedness and excess cash flow;

•	an accordion feature allowing, under certain circumstances, the maximum principal amount of the senior credit facilities to be increased by up to $250.0 million, provided the aggregate increase in the revolving credit facility does not exceed $100 million;

•	customary representations and warranties that are made at closing and upon each borrowing under the senior credit facilities;

•	customary affirmative and negative covenants for agreements of this type, including delivery of financial and other information, compliance with laws, maintenance of ratings, further assurances, limitations on Post and its subsidiaries with respect to indebtedness, liens, fundamental changes, restrictive agreements, prepayments and amendments of indebtedness, dispositions of assets, acquisitions and other investments, sale leaseback transactions, conduct of business, transactions with affiliates, dividends and redemptions or repurchases of stock, and capital expenditures; and

•	financial covenants pertaining to (a) a maximum leverage ratio initially set at 5.50 to 1.00 and stepping down to 5.25 to 1.00, 5.00 to 1.00 and then to 4.75 to 1.00 and (b) a minimum interest expense coverage ratio initially set at 2.50 to 1.00 and then increasing to 2.75 to 1.00.

We expect the credit facilities will be secured by security interests and liens on substantially all of our assets.

We expect that the revolving credit facility will be available for working capital and for general corporate purposes. As of the distribution date, we expect to have outstanding indebtedness in the amount of $175 million under our credit facilities, and will have transferred a portion of the proceeds of such indebtedness to Ralcorp or its affiliates.

Senior Notes

In connection with the separation, we expect to issue approximately $775 million in aggregate principal amount of our Senior Notes due 2022 under an indenture between us and Wells Fargo Bank, N.A., as trustee.

Guarantees.  The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Post Foods, LLC and all of our future domestic subsidiaries, if any. The guarantees of the guarantor subsidiaries are subject to release in limited circumstances only upon the occurrence of certain customary conditions.

Ranking and Subordination.  The notes and the subsidiary guarantees are unsecured, senior obligations. Accordingly, they will be: equal in right of payment with all of our and the subsidiary guarantors’ existing and future senior unsecured indebtedness; senior in right of payment to any of our and the subsidiary guarantors’ future subordinated indebtedness; effectively subordinated to all of our and the subsidiary guarantors’ existing and future secured indebtedness, including indebtedness under our new credit facilities, to the extent of the value of the collateral securing such indebtedness; and effectively subordinated to all future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us).

Optional Redemption.  We may redeem some or all of the notes on or after the fifth anniversary of the separation date at the redemption prices described in the indenture governing the notes, plus accrued and unpaid interest.

Change of Control.  Upon the occurrence of certain specific change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase.

Certain Covenants.  The indenture governing the notes, among other things, will limit our ability and the ability of our restricted subsidiaries to: borrow money or guarantee debt; create liens; pay dividends on or redeem or repurchase stock; make specified types of investments and acquisitions; enter into or permit to exist contractual limits on the ability of our subsidiaries to pay dividends to us; enter into new lines of business; enter into transactions with affiliates; and sell assets or merge with other companies. If in the future the notes have an investment grade credit rating by both Moody’s Investors Services, Inc. and Standard & Poor’s Ratings Services, certain of these covenants will, thereafter, no longer apply to the notes for so long as the notes are rated investment grade by the two rating agencies.

Default.  The indenture provides for customary events of default that include, among other things (subject in certain cases to customary grace and cure periods): (i) non-payment of principal or interest; (ii) breach of certain covenants contained in the indenture or the notes, (iii) defaults in failure to pay certain other indebtedness or the acceleration of certain other indebtedness prior to maturity, (iv) the failure to pay certain final judgments, (v) the failure of certain guarantees to be enforceable and (vi) certain events of bankruptcy or insolvency. Generally, if an event of default occurs (subject to certain exceptions), the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

We may enter into a fixed-to-floating interest rate swap with respect to our senior notes.

DESCRIPTION OF CAPITAL STOCK

We have summarized below the material terms of our capital stock that are expected to be in effect following the distribution. You are encouraged to read our articles of incorporation and bylaws that we expect to be in effect following the distribution, and which are filed as exhibits to the registration statement of which this information statement is a part, for greater detail on the provisions that may be important to you.

We expect that on the distribution date, our authorized capital stock will consist of 300 million shares of common stock, $0.01 par value per share and 50 million shares of preferred stock, $0.01 par value per share. Based on the number of outstanding shares of Ralcorp common stock as of January 13, 2012, we expect there to be approximately 34.5 million shares of Post common stock issued and outstanding and no shares of Post preferred stock issued and outstanding. Subject to the consummation of the separation, our common stock has been approved for listing on the New York Stock Exchange under the symbol “POST.”

Our Common Stock

The holders of our common stock will be entitled to one vote for each share held of record on the applicable record date on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the our board of directors with respect to any shares of our preferred stock, the holders of such shares will exclusively possess all voting power. Our articles of incorporation do not provide for cumulative voting in the election of directors or any preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of our common stock on the applicable record date will be entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to such holders.

Our articles of incorporation, bylaws and Shareholder Protection Rights Agreement contain certain provisions which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control. Our articles of incorporation also contain certain supermajority voting requirements, as described below under “— Anti-Takeover Provisions in Our Articles of Incorporation and Bylaws.”

Our Preferred Stock

Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix, by resolution, the voting powers, which may be full or limited or no voting powers, designations, preferences and relative, participating, optional or other special rights and the qualifications and limitations or restrictions thereof of the shares constituting any series, without any further vote or action by the shareholders. Any shares of preferred stock so authorized and issued could have priority over the our common stock with respect to dividend and/or liquidation rights. Our board of directors is expressly authorized to determine, for each class or series of preferred stock the following information:

•	the number of shares constituting such series of preferred stock and the designation thereof;

•	the rate and times at which, and the conditions, if any, under which dividends will be payable on shares of that series, the status of those dividends as cumulative or non-cumulative, and the priority of payments;

•	the voting rights pertaining to shares of the series;

•	whether or not the shares of the series are convertible into or exchangeable for other securities, including common stock, and the price and other terms and conditions of conversion or exchange;

•	the price or prices, times, terms and conditions upon which the shares of the series may be redeemed;

•	the terms of a sinking fund, if any, to be provided for such shares;

•	the rights which the holders of shares of the series have in the event of our voluntary or involuntary liquidation, dissolution, or winding up;

•	whether to include, from time to time, any additional shares of preferred stock in the series; and

•	any other relative powers, preferences and rights, and any qualifications, limitations or restrictions thereof.

Authorizing the board of directors to establish preferred stock eliminates delays associated with seeking shareholder approval of the creation of a particular class or series of preferred stock. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued at any time, including in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging, delaying or preventing an acquisition of us at a price which many shareholders find attractive. These provisions could also make it more difficult for our shareholders to effect certain corporate actions, including the election of directors. We have no present plans to issue any shares of preferred stock.

Preferred Stock Purchase Rights

We will, before the distribution date, enter into a Shareholder Protection Rights Agreement, or the “rights agreement,” with Computershare Trust Company, N.A., as the rights agent. Under the rights agreement, each of our shareholders, except as described below, will be entitled to purchase from us one one-ten thousandth of a share of Series A Junior Participating Cumulative Preferred Stock, par value $0.01 per share at a price of $100.00 per one one-ten thousandth of a share of preferred stock, subject to adjustment.

The rights agreement will provide that until the earlier to occur of (i) the close of business on the tenth business day following the date of public announcement or the date on which Post first has notice or determines that a person or group of affiliated or associated persons (other than certain persons identified in the rights agreement, including, without limitation, Post, any subsidiary of Post, any employee benefit plan of Post, and certain “grandfathered” persons, including Ralcorp with respect to the shares retained at the time of distribution), or an “acquiring person,” has acquired, or obtained the right to acquire, 15% or more of Post common stock without the prior express written consent of Post executed on behalf of Post by a duly authorized officer of Post following express approval by action of at least a majority of the members of the Post board of directors then in office or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the Post board of directors but not later than the tenth business day after such time as any such person or group becomes an acquiring person) following the commencement of a tender offer or exchange offer, without the prior written consent of Post, by a person (other than Post, any subsidiary of Post, or any employee benefit plan of Post) which, upon consummation, would result in such person’s beneficial ownership of 15% or more of the outstanding shares of voting stock of Post (the earlier of the dates in clause (i) or (ii) above being called the “rights distribution date”), the rights will be evidenced by certificates of, or book-entry account statements evidencing, Post common stock.

The rights agreement will provide that, until the rights distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the Post common shares. Post common stock certificates or account statements will contain a notation incorporating the rights agreement by reference. As soon as practicable following the rights distribution date, separate certificates evidencing the rights will be mailed to holders of record of the Post common stock as of the close of business on the rights distribution date and such separate certificates alone will then evidence the rights.

The rights will not be exercisable until the rights distribution date. The rights will expire, if not previously exercised, on the tenth anniversary of the date of effectiveness of the rights agreement, or the “final expiration date,” unless the final expiration date is extended or unless the rights are earlier redeemed or exchanged by Post.

The purchase price payable, and the number of shares of preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the case of specified events, including (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the preferred stock, (ii) upon the grant to holders of the preferred stock of certain rights or warrants to subscribe for or purchase preferred stock at a price, or securities convertible into preferred stock with a conversion price, less than the then-current market price of the preferred stock or (iii) upon the distribution to holders of the preferred stock of evidences of indebtedness, cash or assets (excluding regular periodic cash dividends or dividends payable in preferred stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding rights and the number of one one-ten thousandths of a share of preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

Shares of preferred stock or fractions thereof purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will have a preferential dividend in an amount equal to the greater of $100 or 10,000 times any dividend declared on each share of Post common stock. In the event of liquidation, the holders of the preferred stock will receive a preferred liquidation payment per share of equal to $10,000 per share, plus an amount equal to accrued and unpaid dividends and distributions, whether or not declared. Each share of preferred stock will have 10,000 votes per share, voting together with the Post common stock. In the event of any merger, consolidation or other transaction in which shares of Post common stock are converted or exchanged, each share of preferred stock will be entitled to receive 10,000 times the amount and type of consideration received per share of Post common stock. The rights of the preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

Because of the nature of the preferred stock’s dividend and liquidation rights, the value of the one one-ten thousandth interest in a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of Post common stock.

If any person or group becomes an acquiring person, each right would entitle each holder of a right (except those held by the acquiring person) to acquire such number of shares of Post common stock as shall equal the result obtained by multiplying the then current purchase price of the right by the number of one one-ten thousandths of a share of preferred stock for which a right is then exercisable and dividing that product by 50% of the then current per-share market price of Post common stock.

If any person or group becomes an acquiring person but acquires less than 50% of the outstanding Post common stock without prior written consent of the Post board of directors, each right, except those held by an acquiring person, may be exchanged by the Post board of directors for one share of Post common stock.

If, after a person has become an acquiring person, Post were acquired in a merger or other business combination transaction where Post is not the surviving corporation or where Post common stock is exchanged or changed or 50% or more of Post’s assets or earnings power is sold in one or several transactions, each right would entitle the holders thereof (except for the acquiring person) upon exercise to receive such number of shares of the acquiring company’s common stock as shall be equal to the result obtained by multiplying the then current purchase price of the right by the number of one one-ten thousandths of a share of preferred stock for which a right is then exercisable and dividing that product by 50% of the then current market price per share of the common stock of the acquiring company on the date of such merger or other business combination transaction.

At any time prior to the date an acquiring person becomes such, the Post board of directors may redeem the rights in whole, but not in part, at a price of $0.001 per right. Immediately upon any redemption of the rights, the right to exercise the rights will terminate. The terms of the rights may be amended by the Post board of directors without the consent of the holders of the rights in any manner which it may deem necessary or desirable; provided, however, that the after such time as any person becomes an acquiring person, Post may supplement or amend the rights agreement to make such changes (i) that shall not materially adversely affect the interests of the holders of rights or (ii)(a) in order to cure any ambiguity; (b) to correct or supplement any provision contained in the agreement that may be inconsistent with any other provisions or otherwise defective, or (c) subject to certain exceptions, to shorten or lengthen any time period therein.

Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of Post, including, without limitation, the right to vote or to receive dividends.

Certain Effects of Authorized but Unissued Stock

We will be able to issue additional shares of common stock or preferred stock without shareholder approval, subject to applicable rules of the NYSE and Missouri law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. We will not solicit approval of our shareholders for issuance of common and preferred stock unless our board of directors believes that approval is advisable or is required by applicable stock exchange rules or Missouri law.

Amendment of Articles of Incorporation and Bylaws

The General Business Corporation Law of Missouri (“GBCL”) provides that a corporation may amend its articles of incorporation upon a resolution of the board of directors, proposing the amendment and its submission to the shareholders for their approval by the holders of a majority of the shares of common stock entitled to vote. Our articles of incorporation provide that the articles of incorporation may be amended in accordance with and upon the vote prescribed by the laws of the State of Missouri, except that:

•	two-thirds of all of the outstanding shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change or repeal, or adopt any provision inconsistent with the provisions relating to directors, and

•	85% of all of the outstanding shares of capital stock then entitled to vote generally in the election of directors voting together as a single class, is required to amend, alter, change or repeal, or adopt any provision inconsistent with the provisions relating to indemnification of directors, officers and certain other persons, or, unless approved by a majority of the board of directors, any provision relating to certain business combinations.

Under the GBCL, the bylaws of a corporation may be made, altered, amended or repealed by the shareholders, unless and to the extent that this power is vested in the board of directors by the articles of incorporation. Our articles of incorporation provide that the board of directors may make, alter, amend or repeal bylaws by a vote of two-thirds of all of the members of the board of directors.

Anti-Takeover Provisions in Our Articles of Incorporation and Bylaws

Some of the provisions in our articles of incorporation and bylaws and Missouri law could have the following effects, among others:

•	delaying, deferring or preventing a change in control of us;

•	delaying, deferring or preventing the removal of our existing management or directors;

•	deterring potential acquirors from making an offer to our shareholders; and

•	limiting our shareholders’ opportunity to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirors.

The following is a summary of some of the provisions in our articles of incorporation and bylaws (in addition to our rights agreement discussed above) that could have the effects described above.

Supermajority Voting Requirements for Certain Business Combinations.  Our articles of incorporation contain a restriction on transactions defined as “business combinations” (as defined below). No business combination with an “interested shareholder” (as defined below) may be consummated without first being recommended by the board of directors and approved by the affirmative vote of 85% of our then outstanding voting stock of which the interested shareholder is not the beneficial owner. This approval requirement is in addition to any other requirement of law, our articles of incorporation and our bylaws. This approval requirement will not apply to Ralcorp in connection with the transactions contemplated by the separation and distribution and does not apply to a business combination that:

•	has been approved by a majority of our continuing directors, which generally include our directors who were members of our board of directors prior to the time that any interested shareholder became a interested shareholder and any successors of such members who are designated as continuing directors by a majority of our then continuing directors; or

•	the consideration paid in the transaction is in cash or in the same form as the interested shareholder previously paid for a majority of shares owned by the interested shareholder, and the value of consideration received is not less than the higher of (i) the highest price paid by the interested shareholder for any shares in the two years immediately preceding the announcement of the business combination or (ii) the market value of the shares on the date the business combination is approved by our board of directors.

“Business combination” generally includes a merger or consolidation, sale or other disposition of a substantial amount of our assets, a plan of liquidation or dissolution of Post, or other transactions involving the transfer, issuance, reclassification or recapitalization of Post securities, in each case benefiting an individual or entity that, together with its affiliates and associates, is the beneficial owner of more than 10% of the outstanding shares entitled to vote in the election of directors. In certain circumstances, our board of directors may approve any of the foregoing in lieu of the super-majority shareholder approval provision. “Interested shareholder” generally includes a person who, together with its affiliates and associates, is the beneficial owners of 20% or more of our then outstanding voting stock.

Other Supermajority Voting Requirements.  Generally, all matters on which shareholders vote must be approved by a majority of the voting power represented at the meeting, subject to any voting rights granted to holders of any preferred stock. However, in addition to the supermajority requirement for amendment of our articles of incorporation and certain business combinations discussed above, our articles of incorporation also provide that a director may be removed by shareholders only “for cause” and only by the affirmative vote of (i) two-thirds of all members of our board of directors and (ii) the holders of at least two-thirds of our voting stock.

Classified Board of Directors.  Our articles of incorporation and bylaws provide that our board of directors will be divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. Each class holds office until the third annual shareholders’ meeting for election of directors following the most recent election of such class.

Directors, and Not Shareholders, Fix the Size of the Board of Directors.  Our articles of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but in no event will it consist of less than five nor more than twelve directors. In accordance with our bylaws, it is expected that our board of directors will contain nine members immediately following the separation.

Directors are Removed for Cause Only.  Missouri law provides that, unless a corporation’s articles of incorporation provide otherwise, the holders of a majority of the corporation’s voting stock may remove any director from office. Our articles of incorporation provide that shareholders may remove a director only “for cause” and with the approval of the holders of two-thirds of our outstanding voting stock.

Board Vacancies to Be Filled by Remaining Directors and Not Shareholders.  Any vacancy created by any reason prior to the expiration of the term in which the vacancy occurs will by filled only by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor.

Shareholders May Only Act by Written Consent Upon Unanimous Written Consent.  Under our bylaws and Missouri law, shareholder action by written consent must be unanimous.

No Special Meetings Called by Shareholders.  Our bylaws provide that special meetings may only be called by the chairman of our board of directors, our president, or a majority of the entire board of directors.

Only such business will be conducted, and only such proposals acted upon, as are specified in the notice of the special meeting.

Advance Notice for Shareholder Proposals and Nominations.  Our bylaws contain provisions requiring that advance notice be delivered to Post of any business to be brought by a shareholder before an annual meeting and providing for procedures to be followed by shareholders in nominating persons for election to our board of directors. Ordinarily, the shareholder must give notice not less than 90 days nor more than 120 days prior to the date of the first anniversary of the prior year’s annual meeting; provided, however, that in the event that the date of the meeting is more than 30 days before or more than 60 days after such date, notice by the shareholder must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting is first made. The notice must include a description of the proposal, the reasons for the proposal, and other specified matters. Our board of directors may reject any proposals that have not followed these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law.

Amendment of Bylaws.  Our articles of incorporation and bylaws provide that only two-thirds of the entire board of directors may amend the bylaws.

Missouri Statutory Provisions

Missouri law also contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including control share acquisition and business combination statutes.

Business Combination Statute.  Missouri law contains a “business combination statute” which is similar to the provision in our articles of incorporation and restricts certain “business combinations” (as defined below) between us and an “interested shareholder” (as defined below) or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder’s acquisition of stock is approved by our board of directors on or before the date the interested shareholder obtains such status.

The statute also provides that, after the expiration of such five-year period, business combinations are prohibited unless:

•	the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, or any affiliate or associate of such interested shareholder, approve the business combination; or

•	the business combination satisfies certain detailed fairness and procedural requirements.

A “business combination” for this purpose includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that generally increase the proportionate voting power of the interested shareholder. An “interested shareholder” for this purpose generally means any person who, together with his or her affiliates and associates, owns or controls 20% or more of the outstanding shares of the corporation’s voting stock.

A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so. The statute will not apply to Ralcorp in connection with the transactions contemplated by the separation and distribution.

The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our board prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.

Control Share Acquisition Statute.  Missouri also has a “control share acquisition statute.” This statute may limit the rights of a shareholder to vote some or all of his shares. Generally, a shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by him, to exercise or direct the exercise of more than a specified percentage of our outstanding stock (beginning at 20%), will lose the right to vote some or all of his shares in excess of such percentage unless the shareholders approve the acquisition of such shares.

In order for the shareholders to grant approval, the acquiring shareholder must meet disclosure requirements specified in the statute. In addition, a majority of the outstanding shares entitled to vote must approve the acquisition. Furthermore, a majority of the outstanding shares entitled to vote, but excluding all “interested shares,” such as shares held by the acquiring shareholder or employee directors and officers, must approve the acquisition.

Not all acquisitions of shares constitute control share acquisitions. The following acquisitions do not constitute control share acquisitions:

•	good faith gifts;

•	transfers in accordance with wills or the laws of descent and distribution;

•	purchases made in connection with an issuance by us;

•	purchases by any compensation or benefit plan;

•	the conversion of debt securities;

•	acquisitions pursuant to a binding contract whereby the holders of shares representing at least two-thirds of our voting power agree to sell their shares to the acquirer, provided that such holders act simultaneously and the transaction is not pursuant to or in connection with a tender offer;

•	acquisitions pursuant to the satisfaction of some pledges or other security interests created in good faith;

•	mergers involving us which satisfy other specified requirements of the GBCL;

•	transactions with a person who owned a majority of our voting power within the prior year; or

•	purchases from a person who previously satisfied the requirements of the control share statute, so long as the acquiring person does not have voting power after the ownership in a different ownership range than the selling shareholder prior to the sale.

Takeover Bid Disclosure Statute.  Missouri’s “takeover bid disclosure statute” requires that, under some circumstances, before making a tender offer that would result in the offeror acquiring control of us, the offeror must file certain disclosure materials with the Commissioner of the Missouri Department of Securities.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The articles of incorporation of Post limit the liability of our directors to the company and our shareholders to the fullest extent permitted by Missouri law. Under Missouri law, a corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him or her in connection with such legal proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. A corporation is required to indemnify its directors, officers, employees or agents to the extent that such persons have been successful in defending an action, suit or proceeding or any claim, issue or matter therein. Post’s articles of incorporation contain provisions indemnifying its directors and officers to the fullest extent permitted by Missouri law. The indemnification permitted under Missouri law is not exclusive of any other rights to which these persons may be entitled.

In addition, we expect to maintain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

We have entered into, or we expect to enter into, indemnification agreements with our directors and certain executive officers. These agreements contain provisions that may require us, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers and advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

At present there is no pending litigation or proceeding involving any director or officer as to which indemnification is required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits. Statements made in this information statement relating to any contract or other document are not necessarily complete, and if the contract or document is filed as an exhibit to the registration statement, you should refer to such exhibit for copies of the actual contract or document. Each such statement is qualified in all respects by reference to the applicable document.

You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. We also maintain an internet site at www.postfoods.com. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement or in the Form 10.

As a result of the separation, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on SEC’s website at www.sec.gov and in the SEC’s public reference room referred to above.

We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of Post Holdings, Inc.:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, Ralcorp equity and comprehensive income (loss) and cash flows present fairly, in all material respects, the financial position of Post Cereals Business at September 30, 2011 and 2010, and the combined results of their operations and their cash flows for each of the three years in the period ended September 30, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers LLP

Saint Louis, Missouri
December 22, 2011

POST CEREALS BUSINESS

COMBINED STATEMENTS OF OPERATIONS

	Year Ended September 30,
	2011	2010	2009
	(In millions)

Net Sales	$968.2	$996.7	$1,072.1
Cost of goods sold	(516.6)	(553.7)	(570.8)

Gross Profit	451.6	443.0	501.3
Selling, general and administrative expenses	(239.5)	(218.8)	(272.7)
Amortization of intangible assets	(12.6)	(12.7)	(12.6)
Impairment of goodwill and other intangible assets	(503.5)	(19.4)	—
Other operating expenses, net	(1.6)	(1.3)	(.8)

Operating (Loss) Profit	(305.6)	190.8	215.2
Intercompany interest expense	(51.5)	(51.5)	(58.3)
Other expense	(1.7)	—	—
Loss on sale of receivables	(13.0)	—	—
Equity in earnings of partnership	4.2	2.2	—

(Loss) Earnings before Income Taxes	(367.6)	141.5	156.9
Income tax benefit (provision)	6.3	(49.5)	(55.8)

Net (Loss) Earnings	$(361.3)	$92.0	$101.1

See accompanying Notes to Combined Financial Statements.

POST CEREALS BUSINESS

COMBINED BALANCE SHEETS

	September 30,
	2011	2010
	(In millions)

ASSETS
Current Assets
Cash and cash equivalents	$1.7	$4.8
Receivable from Ralcorp	41.3	—
Receivables, net	10.1	66.0
Inventories	66.6	70.4
Deferred income taxes	3.8	3.5
Prepaid expenses and other current assets	4.0	2.3
Intercompany notes receivable	7.8	—

Total Current Assets	135.3	147.0
Property, net	412.1	445.9
Goodwill	1,429.2	1,794.1
Other intangible assets, net	748.6	899.9
Investment in partnership	60.2	60.8
Other assets	.8	.3

Total Assets	$2,786.2	$3,348.0

LIABILITIES AND RALCORP EQUITY
Current Liabilities
Short-term intercompany debt	$68.0	$—
Accounts payable	28.8	36.1
Other current liabilities	37.5	38.1

Total Current Liabilities	134.3	74.2
Long-term intercompany debt	716.5	716.5
Deferred income taxes	332.8	404.9
Other liabilities	104.9	90.7

Total Liabilities	1,288.5	1,286.3

Commitments and Contingencies
Ralcorp Equity
Net investment of Ralcorp	1,501.3	2,061.1
Accumulated other comprehensive (loss) income	(3.6)	.6

Total Ralcorp Equity	1,497.7	2,061.7

Total Liabilities and Ralcorp Equity	$2,786.2	$3,348.0

See accompanying Notes to Combined Financial Statements.

POST CEREALS BUSINESS

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2011	2010	2009
	(In millions)

Cash Flows from Operating Activities
Net (loss) earnings	$(361.3)	$92.0	$101.1
Adjustments to reconcile net (loss) earnings to net cash flow provided by operating activities:
Depreciation and amortization	58.7	55.4	50.6
Impairment of goodwill and other intangible assets	503.5	19.4	—
Stock-based compensation expense	1.7	1.9	1.4
Equity in earnings of partnership	(4.2)	(2.2)	—
Distributions from partnership	2.0	—	—
Deferred income taxes	(69.0)	(11.1)	(16.1)
Other changes in current assets and liabilities, net
Decrease (increase) in receivables	55.6	14.8	(4.6)
Increase in receivable from Ralcorp	(41.3)	—	—
Change in due to/from Kraft Foods Inc.	—	(13.6)	62.7
Decrease (increase) in inventories	3.7	14.4	(3.6)
(Increase) decrease in prepaid expenses and other current assets	(1.8)	(1.7)	.7
(Decrease) increase in accounts payable and other current liabilities	(7.6)	(43.1)	20.3
Other, net	3.8	9.4	8.6

Net Cash Provided by Operating Activities	143.8	135.6	221.1

Cash Flows from Investing Activities
Additions to property and intangible assets	(14.9)	(24.3)	(36.7)

Net Cash Used by Investing Activities	(14.9)	(24.3)	(36.7)

Cash Flows from Financing Activities
Change in net investment of Ralcorp	(192.3)	(112.4)	116.7
Changes in intercompany debt	60.2	—	(300.0)

Net Cash Used by Financing Activities	(132.1)	(112.4)	(183.3)

Effect of Exchange Rate Changes on Cash	.1	.2	1.4

Net (Decrease) Increase in Cash and Cash Equivalents	(3.1)	(.9)	2.5
Cash and Cash Equivalents, Beginning of Year	4.8	5.7	3.2

Cash and Cash Equivalents, End of Year	$1.7	$4.8	$5.7

See accompanying Notes to Combined Financial Statements.

POST CEREALS BUSINESS

COMBINED STATEMENTS OF RALCORP EQUITY AND COMPREHENSIVE INCOME (LOSS)

		Accum. Other	Total
	Ralcorp	Comprehensive	Ralcorp	Comprehensive
	Investment	Income (Loss)	Equity	Income (Loss)
	(In millions)

Balance, September 30, 2008	$1,806.1	$5.2	$1,811.3
Comprehensive income:
Net earnings	101.1	—	101.1	$101.1
Other comprehensive income (loss)
Net change in postretirement benefit plans, net of $.5 tax expense	—	(.4)	(.4)	(.4)
Net foreign currency translation adjustment	—	(2.5)	(2.5)	(2.5)

				$98.2

Net transfer from Ralcorp	113.8	—	113.8

Balance, September 30, 2009	$2,021.0	$2.3	$2,023.3
Comprehensive income:
Net earnings	92.0	—	92.0	$92.0
Other comprehensive income (loss)
Net change in postretirement benefit plans, net of $2.8 tax benefit	—	(4.8)	(4.8)	(4.8)
Net foreign currency translation adjustment	—	3.1	3.1	3.1

				$90.3

Net transfer to Ralcorp	(51.9)	—	(51.9)

Balance, September 30, 2010	$2,061.1	$.6	$2,061.7
Comprehensive loss:
Net loss	(361.3)	—	(361.3)	$(361.3)
Other comprehensive income (loss)
Net change in postretirement benefit plans, net of $3.2 tax benefit	—	(5.3)	(5.3)	(5.3)
Net foreign currency translation adjustment	—	1.1	1.1	1.1

				$(365.5)

Net transfer to Ralcorp	(198.5)	—	(198.5)

Balance, September 30, 2011	$1,501.3	$(3.6)	$1,497.7

See accompanying Notes to Combined Financial Statements.

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS
(Dollars in millions except per share data)

Note 1 —	Background

References in these financial statements to “Ralcorp” refer to Ralcorp Holdings, Inc. and its consolidated subsidiaries (other than the Post cereals business). “Post cereals business” (or “Post”) refers to the branded ready-to-eat cereal products business of Ralcorp, which includes Post Foods, LLC (100% owned by Ralcorp Holdings, Inc.) and Post Foods Canada Corp. (100% owned by RH Financial Corporation, a wholly owned subsidiary of Ralcorp Holdings, Inc.). Post was acquired by Ralcorp on August 4, 2008. At September 30, 2011 and September 30, 2010, there were no shares of common or preferred stock of Post authorized or outstanding.

On July 14, 2011, Ralcorp announced that its Board of Directors agreed in principle to separate Ralcorp and Post in a tax-free spin-off to Ralcorp shareholders. This transaction is subject to receipt of an Internal Revenue Service ruling, final approval by Ralcorp’s Board of Directors and other customary conditions.

Post has a single operating segment and manufactures and markets products under several brand names, including Honey Bunches of Oats®. Other brands include Pebbles®, Post Selects®, Great Grains®, Spoon Size® Shredded Wheat, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®.

Post’s products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Those products are manufactured at four facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Approximately 1,300 employees involved in the Post cereals business are expected to remain with Post following the consummation of the separation of Post from Ralcorp.

Note 2 —	Summary of Significant Accounting Policies

Principles of Combination — The combined financial statements include the operations of Post Foods, LLC and Post Foods Canada Corp. All intercompany transactions between Post Foods, LLC and Post Foods Canada Corp. have been eliminated. Transactions between Post and Ralcorp are included in these financial statements. The investment of Post Foods Canada Corp. in RAH Canada Limited Partnership is reported on an equity basis (see Note 18).

Use of Estimates and Allocations — The financial statements of Post are prepared in conformity with accounting principles generally accepted in the United States of America, which require Post to make certain elections as to accounting policy, estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amount of net revenues and expenses during the reporting periods. Significant accounting policy elections, estimates and assumptions include, among others, pension and benefit plan assumptions, valuation assumptions of goodwill and other intangible assets, marketing programs and income taxes. Actual results could differ from those estimates.

Throughout the periods covered by the financial statements, operations of Post were conducted and accounted for as a reportable segment within the consolidated financial statements of Ralcorp Holdings, Inc. The financial statements have been derived from Ralcorp’s historical accounting records and reflect significant allocations of direct costs and expenses (see Note 16). All of the allocations and estimates in these financial statements are based upon assumptions that management of Post believe are reasonable. The financial statements do not necessarily represent the financial position or results of operations of Post had it been operated as a separate independent entity.

Cash Equivalents include all highly liquid investments with original maturities of less than three months.

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Receivables are reported at net realizable value. This value includes appropriate allowances for doubtful accounts, cash discounts, and other amounts which Post does not ultimately expect to collect. Post calculates the allowance for doubtful accounts based on historical losses and the economic status of, and its relationship with, its customers, especially those identified as “at risk.” A receivable is considered past due if payments have not been received within the agreed upon invoice terms. Receivables are written off against the allowance when the customer files for bankruptcy protection or is otherwise deemed to be uncollectible based upon Post’s evaluation of the customer’s solvency. Post’s primary concentration of credit risk is related to certain trade accounts receivable due from several highly leveraged or “at risk” customers. At September 30, 2011 and September 30, 2010, the amount of such receivables was immaterial. Consideration was given to the economic status of these customers when determining the appropriate allowance for doubtful accounts (see Note 9). In fiscal 2011, Post began selling certain of its receivables to Ralcorp pursuant to a Ralcorp accounts receivable securitization program (see Note 8).

Inventories are generally valued at the lower of average cost (determined on a first-in, first-out basis) or market. Reported amounts have been reduced by an allowance for obsolete product and packaging materials based on a review of inventories on hand compared to estimated future usage and sales.

Derivative Financial Instruments and Hedging — Post participates in Ralcorp’s derivative financial instrument and hedging program, which addresses Ralcorp’s company-wide risks, but did not hold any derivative financial instruments of its own during the periods presented. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting changes in fair values or anticipated cash flows of the hedged item or transaction (and it meets all other requirements under Topic 815 of the Accounting Standards Codification). Certain of Ralcorp’s commodity-related derivatives do not meet the criteria for cash flow hedge accounting or simply are not designated as hedging instruments; nonetheless, they are used to manage the future cost of raw materials and are economic hedges. Changes in the fair value of such derivatives, to the extent they relate to Post, are recognized immediately in the Post statement of operations. Earnings impacts for all hedges are reported in the statement of operations within the same line item as the gain or loss on the item or transaction being hedged. Since the hedging activities relate to operations, related cash flows are included in the statement of cash flows in cash flows from operating activities. For a cash flow hedge of an anticipated transaction, the ineffective portion of the change in fair value of the derivative is recorded in earnings as incurred, whereas the effective portion is deferred in accumulated other comprehensive income (loss) in Ralcorp’s balance sheet until the transaction is realized, at which time any deferred hedging gains or losses, to the extent they relate to Post, are recorded in Post’s earnings through an adjustment to the net investment of Ralcorp. For more information about hedging activities, see Note 10.

Property is recorded at cost, and depreciation expense is generally provided on a straight-line basis over the estimated useful lives of the properties. Estimated useful lives range from 1 to 20 years for machinery and equipment and 12 to 30 years for buildings and leasehold improvements. Total depreciation expense was $46.1, $42.7 and $38.0 in fiscal 2011, 2010 and 2009, respectively. Repair and maintenance costs incurred in

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

connection with planned major maintenance activities are accounted for under the direct expensing method. At September 30, property consisted of:

	2011	2010

Land	$12.2	$12.2
Buildings and leasehold improvements	131.3	128.2
Machinery and equipment	395.3	381.5
Construction in progress	6.3	12.2

	545.1	534.1
Accumulated depreciation	(133.0)	(88.2)

	$412.1	$445.9

Other Intangible Assets consist of customer relationships and trademarks/brands recorded as a result of Ralcorp’s acquisition of Post. Amortization expense related to intangible assets, which is provided on a straight-line basis over the estimated useful lives of the assets, was $12.6, $12.7, and $12.6 in fiscal 2011, 2010 and 2009, respectively. For the intangible assets recorded as of September 30, 2011, amortization expense of $12.6, $12.6, $12.4, $12.4, and $12.4 is scheduled for fiscal 2012, 2013, 2014, 2015, and 2016, respectively. Other intangible assets consisted of:

	September 30, 2011			September 30, 2010
	Carrying	Accum.	Net	Carrying	Accum.	Net
	Amount	Amort.	Amount	Amount	Amort.	Amount

Subject to amortization:
Customer relationships	$153.9	$(24.4)	$129.5	$153.9	$(16.7)	$137.2
Trademarks/brands	91.0	(15.5)	75.5	91.0	(10.6)	80.4

	$244.9	$(39.9)	$205.0	$244.9	$(27.3)	$217.6
Not subject to amortization:
Trademarks/brands	543.6	—	543.6	682.3	—	682.3

	$788.5	$(39.9)	$748.6	$927.2	$(27.3)	$899.9

Recoverability of Assets — Post continually evaluates whether events or circumstances have occurred which might impair the recoverability of the carrying value of its assets, including property, identifiable intangibles, and goodwill. An assessment of indefinite life assets (including goodwill and brand trademarks) is performed during the fourth quarter in conjunction with the annual forecasting process. In addition, intangible assets are reassessed as needed when information becomes available that is believed to negatively impact the fair market value of an asset. In general, an asset is deemed impaired and written down to its fair value if estimated related future cash flows are less than its carrying amount. The Company estimates the fair value of its trademarks (intangible asset) using an income-based approach (the relief-from-royalty method).

In September 2011, a trademark impairment loss of $106.6 was recognized primarily related to the Post Honey Bunches of Oats, Post Selects, and Post trademarks in the Branded Cereal Products segment. Based upon a preliminary review of the Post business conducted by the newly appointed Post management team in October, sales declines in the fourth quarter and continuing into October, and weakness in the branded ready-to-eat cereal category and the broader economy, management determined that additional strategic steps were needed to stabilize the business and the competitive position of its brands. The impact of these steps is the reduction of expected net sales growth rates and profitability of certain brands in the near term, thereby resulting in the trademark impairment. In June 2011, a trademark impairment loss of $32.1 million was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks based on reassessments triggered

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

by the announced separation of Post from Ralcorp. The trademark impairment was due to reductions in anticipated future sales as a result of competition, lack of consumer response to advertising and promotions for these brands, and further reallocations of advertising and promotion expenditures to higher-return brands. These factors, particularly the lower than expected revenues during 2011 and further declines in market share, led Post to lower royalty rates for both the Shredded Wheat and Grape-Nuts brands as well as further reduce future sales growth rates, resulting in a partial impairment of both brands.

In the fourth quarter of fiscal 2010, a trademark impairment loss of $19.4 was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks. The trademark impairment was due to a reallocation of advertising and promotion expenditures to higher-return brands and reductions in anticipated sales-growth rates based on the annual forecasting process in the fourth quarter.

These fair value measurements fell within Level 3 of the fair value hierarchy as described in Note 11. The trademark and goodwill impairment losses are reported in “Impairment of goodwill and other intangible assets.” See Note 4 for information about goodwill impairments.

Investments — Post funds a portion of its deferred compensation liability by investing in certain mutual funds in the same amounts as selected by the participating employees. Because management’s intent is to invest in a manner that matches the deferral options chosen by the participants and those participants can elect to transfer amounts in or out of each of the designated deferral options at any time, these investments have been classified as trading assets and are stated at fair value in “Other Assets” (see Note 11). Both realized and unrealized gains and losses on these assets are included in “Selling, general and administrative expenses” and offset the related change in the deferred compensation liability.

Ralcorp Equity — Net investment of Ralcorp in the Combined Balance Sheets represents Ralcorp’s historical investment in Post in excess of its accumulated net income after taxes and the net effect of the transactions with and allocations from Ralcorp. See Principles of Combination above and Note 16 for additional information. Accumulated other comprehensive income included foreign currency translation adjustments of $.9, negative $.2, and negative $3.3 as of September 30, 2011, 2010, and 2009, respectively, as well as amounts related to postretirement benefit plans as shown in Note 14.

Revenue is recognized when title of goods is transferred to the customer, as specified by the shipping terms. Net sales reflect gross sales, including amounts billed to customers for shipping and handling, less sales discounts and trade allowances (including promotional price buy downs and new item promotional funding). Customer trade allowances are generally computed as a percentage of gross sales. Products are generally sold with no right of return except in the case of goods which do not meet product specifications or are damaged, and related reserves are maintained based on return history. If additional rights of return are granted, revenue recognition is deferred. Estimated reductions to revenue for customer incentive offerings are based upon customer redemption history.

Cost of Products Sold includes, among other things, inbound and outbound freight costs and depreciation expense related to assets used in production, while storage and other warehousing costs are included in “Selling, general, and administrative expenses.” Storage and other warehousing costs totaled $45.3, $48.6, and $42.3 in fiscal 2011, 2010, and 2009, respectively.

Advertising costs are expensed as incurred except for costs of producing media advertising such as television commercials or magazine advertisements, which are deferred until the first time the advertising takes place. The amount reported as assets on the balance sheet was insignificant as of September 30, 2011 and 2010.

Stock-based Compensation — Post recognizes the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

for the award — the requisite service period (usually the vesting period). See Note 15 for disclosures related to stock-based compensation.

Income Tax Expense is estimated based on taxes in each jurisdiction and includes the effects of both current tax exposures and the temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These temporary differences result in deferred tax assets and liabilities. A valuation allowance would be established against the related deferred tax assets to the extent that it is not more likely than not that the future benefits will be realized. Reserves are recorded for estimated exposures associated with Post’s tax filing positions, which are subject to periodic audits by governmental taxing authorities. Interest due to an underpayment of income taxes is classified as income taxes. Post considers the undistributed earnings of its foreign subsidiaries to be permanently invested, so no U.S. taxes have been provided for those earnings. Post is part of the consolidated return of Ralcorp and its affiliates; Post may be jointly/severally liable for taxes related to other Ralcorp affiliates. See Note 5 for disclosures related to income taxes.

Note 3 —	Recently Issued Accounting Standards

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-04, “Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” This update establishes common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. generally accepted accounting principles (GAAP) and International Financial Reporting Standards (IFRS). The amendments in this update are effective during interim and annual periods beginning after December 15, 2011. The adoption of this update is not expected to have a material effect on Post’s financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220) — Presentation of Comprehensive Income.” The objective of this update is to improve the comparability, consistency, and transparency of financial reporting to increase the prominence of items reported in other comprehensive income. This update requires that all nonowner changes in shareholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in this update are effective during interim and annual periods beginning after December 15, 2011. The adoption of this update is not expected to have a material effect on Post’s financial position, results of operations or cash flows.

In September 2011, the FASB issued ASU No. 2011-8, “Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment,” which is intended to simplify how an entity tests goodwill for impairment. The amendments in this ASU will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. An entity no longer will be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The guidance also includes examples of the types of factors to consider in conducting the qualitative assessment. Prior to this ASU, entities were required to test goodwill for impairment, on at least an annual basis, by first comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit is less than its carrying amount, then the second step of the test is to be performed to measure the amount of impairment loss, if any. The amendments must be adopted for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011; however, the Company chose to adopt this ASU as of September 30, 2011, as permitted by the standard. See Note 4 for information about goodwill impairments.

In September 2011, the FASB issued ASU No. 2011-9, “Compensation — Retirement Benefits — Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan,” which provides new requirements for the disclosures that an employer should provide related to its

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

participation in multiemployer pension plans. Plans of this type are commonly used by employers to provide benefits to union employees that may work for multiple employers during their working life and thereby accrue benefits in one plan for their retirement. The revised disclosures will provide users of financial statements with additional information about the plans in which an employer participates, the level of an employer’s participation in the plans, and financial health of significant plans. The amendments in this update are effective for Post’s annual financial statements for the year ending September 30, 2012.

In December 2011, the FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities” which provides new requirements for disclosures about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. The amendments in this update are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this update is not expected to have a material effect on Post’s financial position, results of operations or cash flows.

Note 4 —	Goodwill

The changes in the carrying amount of goodwill are noted in the following table. No goodwill impairments were incurred prior to 2011.

Balance, September 30, 2009	$1,794.5
Purchase price allocation adjustment	(.6)
Currency translation adjustment	.2

Balance, September 30, 2010	$1,794.1
Impairment	(364.8)
Currency translation adjustment	(.1)

Balance, September 30, 2011	$1,429.2

Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. In the fourth quarter of fiscal 2011, Post early adopted ASU No. 2011-8 “Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” The Company conducts a goodwill impairment qualitative assessment during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate that goodwill may be impaired. The goodwill impairment qualitative assessment requires an assessment to determine if it is more likely than not that the fair value of the business is less than its carrying amount. If adverse qualitative trends are identified that could negatively impact the fair value of the business, a “step one” goodwill impairment test is performed. The “step one” goodwill impairment test requires an estimate of the fair value of the business and certain assets and liabilities. The estimated fair value was determined using a combined income and market approach with a greater weighting on the income approach (75% of the calculation). The income approach is based on discounted future cash flows and requires significant assumptions, including estimates regarding future revenue, profitability, and capital requirements. The market approach (25% of the calculation) is based on a market multiple (revenue and EBITDA which stands for earnings before interest, income taxes, depreciation, and amortization) and requires an estimate of appropriate multiples based on market data.

During the fourth fiscal quarter of 2011, the Company conducted an impairment test. In late September and October 2011, a new management team was named at Post (including William Stiritz as Chief Executive Officer, Robert Vitale as Chief Financial Officer, and James Holbrook as Executive Vice President of Marketing) in advance of the anticipated spin-off of the business from Ralcorp. The new management team conducted an extensive business review during this time. Based upon the review of the Post cereals business

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

conducted by the newly appointed Post management team in October 2011, sales declines in the fourth quarter and continuing into October, and weakness in the branded ready-to-eat cereal category and the broader economy, management determined that additional strategic steps were needed to stabilize the business and the competitive position of its brands. As a result of the revised business outlook of the new Post management team, a “step one” goodwill impairment analysis was performed. Because Post’s carrying value was determined to be in excess of its fair value in the step one analysis, the Company was required to perform “step two” of the impairment analysis to determine the amount of goodwill impairment to be recorded. The amount of the impairment is calculated by comparing the implied fair value of the goodwill to its carrying amount, which requires the allocation of the fair value determined in the step one analysis to the individual assets and liabilities of the reporting unit. Any remaining fair value represents the implied fair value of goodwill on the testing date. Based on the step two analysis, Post recorded a pre-tax, non-cash impairment charge of $364.8 million to reduce the carrying value of goodwill to its estimated fair value. Estimated fair values of the reporting unit and its identifiable net assets were determined based on the results of a combination of valuation techniques including EBITDA and revenue multiples and expected present value of future cash flows using revised forecasts based on the additional strategic steps that new Post management determined were necessary for the business.

These fair value measurements fell within Level 3 of the fair value hierarchy as described in Note 11. The goodwill impairment losses are aggregated with trademark impairment losses in “Impairment of goodwill and other intangible assets.”

Note 5 —	Income Taxes

The provision (benefit) for income taxes consisted of the following:

	Year Ended September 30,
	2011	2010	2009

Current:
Federal	$55.6	$53.7	$63.9
State	7.1	6.9	8.2
Foreign	—	—	(.2)

	62.7	60.6	71.9

Deferred:
Federal	(63.0)	(11.0)	(13.6)
State	(5.0)	(.9)	(1.1)
Foreign	(1.0)	.8	(1.4)

	(69.0)	(11.1)	(16.1)

Income tax (benefit) provision	$(6.3)	$49.5	$55.8

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

A reconciliation of income tax (benefit) provision with amounts computed at the statutory federal rate follows:

	Year Ended September 30,
	2011	2010	2009

Computed tax at federal statutory rate (35%)	$(128.7)	$49.5	$54.9
Non-deductible goodwill impairment loss	127.7	—	—
Domestic production activities deduction	(5.5)	(3.4)	(4.1)
State income taxes, net of effect on federal tax	(.1)	3.6	4.4
Other, net (none in excess of 5% of computed tax)	.3	(.2)	.6

	$(6.3)	$49.5	$55.8

The effective tax rate for fiscal 2011 was 1.7% (negative) compared to 35.0% for fiscal 2010 and 35.6% for fiscal 2009. The effective tax rate for fiscal 2011 was significantly affected by the non-deductible goodwill impairment loss, as shown above. For both fiscal 2011 and 2010, the effective tax rate was reduced by the effects of increases in the Domestic Production Activities Deduction (DPAD), and also impacted by minor effects of shifts between the relative amounts of domestic and foreign income. The DPAD is a U.S. federal deduction of a percentage of taxable income from domestic manufacturing. Taxable income is affected by not only pre-tax book income, but also temporary differences in the timing and amounts of certain tax deductions, including significant amounts related to impairments of intangible assets, depreciation of property, and postretirement benefits. In addition, for fiscal 2011, the DPAD percentage was increased from 6% to 9% of qualifying taxable income.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets (liabilities) were as follows:

	September 30, 2011			September 30, 2010
	Assets	Liabilities	Net	Assets	Liabilities	Net

Current:
Accrued liabilities	$3.4	$—	$3.4	$3.5	$—	$3.5
Other items	.4	—	.4	.7	(.7)	—

	3.8	—	3.8	4.2	(.7)	3.5

Noncurrent:
Property	—	(103.7)	(103.7)	—	(112.2)	(112.2)
Intangible assets	—	(282.7)	(282.7)	—	(339.9)	(339.9)
Pension and other postretirement benefits	38.5	—	38.5	32.8	—	32.8
Stock-based compensation awards	1.6	—	1.6	1.3	—	1.3
Foreign operating loss carryforwards	11.8	—	11.8	12.4	—	12.4
Other items	1.7	—	1.7	.7	—	.7

	53.6	(386.4)	(332.8)	47.2	(452.1)	(404.9)

Total deferred taxes	$57.4	$(386.4)	$(329.0)	$51.4	$(452.8)	$(401.4)

For fiscal 2011, 2010, and 2009, foreign income (loss) before income taxes was $(3.7), $1.3, and $(5.2), respectively. As of September 30, 2011, Post had foreign operating loss carryforwards totaling approximately $43.8 which have expiration dates in 2028-2031. Because it is expected that sufficient taxable income will be

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

generated to utilize those operating loss carryforwards before they expire, no valuation allowance has been recorded.

Post had no significant unrecognized tax benefits related to uncertain tax positions for the periods presented. Federal returns for tax years ended September 30, 2008 and later remain subject to examination, along with various state returns and Canadian returns for the same time period.

Note 6 —	Supplemental Operations Statement and Cash Flow Information

	Year Ended September 30,
	2011	2010	2009

Repair and maintenance expenses	$35.2	$36.1	$28.1
Advertising and promotion expenses	117.3	88.6	118.1
Research and development expenses	7.6	7.7	6.5
Intercompany interest paid	51.5	47.6	57.3

Note 7 —	Supplemental Balance Sheet Information

	September 30,	September 30,
	2011	2010

Receivables, net
Trade	$3.8	$58.4
Other	6.3	7.9

	10.1	66.3
Allowance for doubtful accounts	—	(.3)

	$10.1	$66.0

Inventories
Raw materials and supplies	$17.2	$14.3
Finished products	49.4	56.1

	$66.6	$70.4

Accounts Payable
Trade	$19.6	$22.1
Other items	9.2	14.0

	$28.8	$36.1

Other Current Liabilities
Advertising and promotion	$9.4	$10.5
Accrued intercompany interest	6.6	6.6
Compensation	8.2	7.9
Miscellaneous accrued taxes	3.7	3.6
Deferred income	7.7	7.3
Other	1.9	2.2

	$37.5	$38.1

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 8 —	Sale of Receivables

On November 4, 2010, Post entered into an agreement to sell, on an ongoing basis, all of the trade accounts receivable of Post Foods, LLC to a wholly owned, bankruptcy-remote subsidiary of Ralcorp Holdings, Inc. named Ralcorp Receivables Corporation (RRC). The accounts receivable of Post Foods Canada Corp. were not incorporated into the agreement and are not being sold to RRC. The purchase price of the receivables sold is calculated with a discount factor of 1.18%. Post receives a fee from RRC to service the receivables (with no significant servicing assets or liabilities). For the fiscal year ended September 30, 2011, the discounts totaled $13.0, reported as “Loss on Sale of Receivables,” and servicing fee income totaled $3.7, reported as a reduction to “Selling, general and administrative expenses.” The net amount due from Ralcorp is reported as “Receivable from Ralcorp.”

Note 9 —	Allowance for Doubtful Accounts

	Year Ended
	September 30,
	2011	2010	2009

Balance, beginning of year	$.3	$1.6	$—
Provision charged to expense	—	(.6)	1.6
Write-offs, less recoveries	—	(.7)	—
Transfers to RRC, net	(.3)	—	—

Balance, end of year	$—	$.3	$1.6

Note 10 —	Derivative Financial Instruments and Hedging

In the ordinary course of business, Post is exposed to commodity price risks relating to the acquisition of raw materials and supplies, interest rate risks relating to debt, and foreign currency exchange rate risks relating to its foreign subsidiaries. Authorized individuals within Ralcorp manage these risks on a Ralcorp-wide basis and may utilize derivative financial instruments, including (but not limited to) futures contracts, option contracts, forward contracts and swaps, to manage certain of these exposures by hedging when it is practical to do so. Ralcorp is not permitted to engage in speculative or leveraged transactions and will not hold or issue financial instruments for trading purposes.

As of September 30, 2011, Post’s participation in Ralcorp’s derivative instrument program consisted of commodity contracts (options, futures, and swaps) used as cash flow or economic hedges on raw material and fuel purchases. The fair value of the derivative instruments have not been reflected in Post’s balance sheet because Post is not legally a party to the underlying derivative instruments and because there are no significant instruments that are allocable only to Post. As of September 30, 2011 and 2010, the amount of Ralcorp’s net derivative asset (liability) that was related to Post was approximately $(10) and $2, respectively. If the September 30, 2011 amount, together with net deferred gains on closed derivatives, had been settled with Ralcorp as of that date, Post would have paid approximately $5.6. That amount consists of $7.1 of losses related to economic hedges already reflected in Post’s statement of operations and approximately $1.5 of deferred gains related to cash flow hedges not yet reflected in Post’s statement of operations (see “Derivative Financial Instruments and Hedging” in Note 2). The effects of Post’s participation in Ralcorp’s derivative instrument program on the statements of operations for fiscal 2011, 2010, and 2009 were losses of $13.6, $.9, and $5.0, respectively, all of which are included in “Cost of goods sold.”

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 11 —	Fair Value Measurements

The following table represents Post’s assets and liabilities measured at fair value on a recurring basis and the basis for that measurement according to the levels in the fair value hierarchy in ASC Topic 820:

	September 30, 2011			September 30, 2010
	Total	Level 1	Level 2	Total	Level 1	Level 2

Deferred compensation investment	.8	.8	—	.3	.3	—
Deferred compensation liabilities	.8	—	.8	.3	—	.3

The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of three levels:

Level 1 — Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs are quoted prices of similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3 — Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

The fair value of the deferred compensation investment is invested primarily in mutual funds and is measured using the market approach. This investment is in the same funds and purchased in substantially the same amounts as the participants’ selected investment options (excluding Ralcorp common stock equivalents), which represent the underlying liabilities to participants in Ralcorp’s deferred compensation plans. Deferred compensation liabilities are recorded at amounts due to participants in cash, based on the fair value of participants’ selected investment options (excluding certain Ralcorp common stock equivalents to be distributed in shares) using the market approach.

The carrying amounts reported on the combined balance sheets for cash and cash equivalents, receivables and accounts payable approximate fair value because of the short maturities of these financial instruments. The fair value of long-term intercompany debt (see Note 12) is approximately $855.2 based on the discounted cash flows analysis using observable inputs (Level 2).

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 12 —	Intercompany Debt

On August 4, 2008, in conjunction with the acquisition of Post, Ralcorp assumed ownership of Fixed Rate Notes maturing 2018, Floating Rate Notes maturing 2018 and Fixed Rate Notes maturing 2020, and term loans. The 2018 Fixed Rate Notes comprises $577.5 of 7.29% notes due August 15, 2018. The 2018 Floating Rate Notes total $20.0 and incur interest at a rate of 3-month LIBOR plus 2.54%, adjusted quarterly, and mature on August 15, 2018. The 2020 Fixed Rate Notes comprises $67.0 of 7.39% notes due August 15, 2020. The term loans totaled $300.0 and matured on August 3, 2009. Though Ralcorp is the legal entity obligated to repay all of the assumed debt, these debt instruments and related interest expense and interest payments have been reported in the financial statements of Post. Post Foods LLC, along with certain other subsidiaries of Ralcorp, is a guarantor of Ralcorp’s debt and that debt is collateralized in part by a pledge of 65% of the stock of Post Foods Canada Corp.

On August 4, 2008, Post Foods Canada Corp. issued a promissory note payable to RAH Canada Limited Partnership (see Note 18) with a principal amount of $52.0. The note incurs interest at 7.50%, payable quarterly, and has no maturity date.

On September 28, 2011, Post Foods Canada Corp. issued a promissory note payable to RH Financial Corporation with a principal amount of $68.0. The note incurs interest at 1.00%, payable monthly, and matures on September 28, 2012.

The outstanding balances and related interest rates are summarized in the following table.

	September 30, 2011		September 30, 2010
	Balance	Interest	Balance	Interest
	Outstanding	Rate	Outstanding	Rate

Fixed Rate Senior Notes maturing 2018	$577.5	7.29%	$577.5	7.29%
Floating Rate Senior Notes maturing 2018	20.0	2.83%	20.0	2.98%
Fixed Rate Senior Notes maturing 2020	67.0	7.39%	67.0	7.39%
Note Payable to RAH Canada L.P.	52.0	7.50%	52.0	7.50%
Note Payable to RH Financial Corporation	68.0	1.00%	—	—

	$784.5		$716.5
Less: Current Portion	(68.0)		—

	$716.5		$716.5

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 13 —	Commitments and Contingencies

Legal Proceedings

Post is a party to a number of legal proceedings in various federal, state and foreign jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve complex questions of fact and law. Additionally, the operations of Post, like those of similar businesses, are subject to various federal, state, local and foreign laws and regulations intended to protect public health and the environment, including air and water quality and waste handling and disposal.

In the opinion of management, based upon the information presently known, the ultimate liability, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are likely to be asserted, taking into account established accruals for estimated liabilities (if any), are not expected to be material, individually and in the aggregate, to Post’s consolidated financial position, results of operations or cash flows. In addition, while it is difficult to estimate the potential financial impact of actions regarding expenditures for compliance with regulatory matters, in the opinion of management, based upon the information currently available, the ultimate liability arising from such compliance matters is not expected to be material to Post’s consolidated financial position, results of operations or cash flows.

Lease Commitments

Future minimum rental payments under noncancelable operating leases in effect as of September 30, 2011 were $3.3, $3.0, $2.7, $.9, $.3 and zero for fiscal 2012, 2013, 2014, 2015, 2016 and thereafter, respectively.

Rent expense for all operating leases was $4.0, $3.9, and $3.5 in fiscal years 2011, 2010, and 2009, respectively.

Note 14 —	Pension and Other Postretirement Benefits

Certain of Post’s employees are eligible to participate in Ralcorp’s U.S. qualified and supplemental noncontributory defined benefit pension plans and other postretirement benefit plans (partially subsidized retiree health and life insurance) or separate plans for Post Foods Canada Corp. The following disclosures reflect amounts related to Post employees based on separate actuarial valuations, projections, and (for the U.S. plans) certain allocations. In separating amounts in the U.S. plans between Post and Ralcorp, liabilities were calculated directly based on the participants of each group. Plan contributions were allocated based on target liability plus normal cost (for funding) for each group. Investment earnings were allocated based on beginning of year projected benefit obligation for each group. Actual benefit payments were allocated based on expected benefit payments for each group. Amounts for the Canadian plans are included in these disclosures and are not disclosed separately because they do not constitute a significant portion of the combined amounts.

Effective January 1, 2011, benefit accruals for defined benefit pension plans were frozen for all administrative employees and certain production employees.

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of assets over the two year period ended September 30, 2011, and a statement of the funded status and amounts recognized in the combined balance sheets as of September 30 of both years.

	Pension Benefits		Other Benefits
	Year Ended September 30,		Year Ended September 30,
	2011	2010	2011	2010

Change in benefit obligation
Benefit obligation at beginning of period	$29.8	$19.8	$67.7	$58.2
Service cost	3.6	4.3	2.6	2.8
Interest cost	1.3	1.2	3.7	3.5
Plan participants’ contributions	.9	.8	—	—
Actuarial (gain) loss	(1.2)	3.5	16.3	2.8
Benefits paid	(.3)	(.1)	(.3)	(.4)
Curtailments	(7.0)	—	—	—
Amendments	—	.2	—	.6
Currency translation	(.1)	.1	(.2)	.2

Benefit obligation at end of period	$27.0	$29.8	$89.8	$67.7

Change in fair value of plan assets
Fair value of plan assets at beginning of period	$8.2	$2.5	$—	$—
Actual return on plan assets	1.3	1.5	—	—
Employer contributions	2.5	3.5	.3	.4
Plan participants’ contributions	.9	.8	—	—
Benefits paid	(.3)	(.1)	(.3)	(.4)
Currency translation	(.1)	—	—	—

Fair value of plan assets at end of period	$12.5	$8.2	$—	$—

Funded status	$(14.5)	$(21.6)	$(89.8)	$(67.7)

Amounts recognized in assets or liabilities
Other current liabilities	$—	$—	$(.7)	$(.5)
Other liabilities	(14.5)	(21.6)	(89.1)	(67.2)

Net amount recognized	$(14.5)	$(21.6)	$(89.8)	$(67.7)

Amounts recognized in accumulated other comprehensive income or loss
Net actuarial (gain) loss	$(4.9)	$3.4	$13.7	$(2.4)
Prior service cost (credit)	2.1	2.5	(4.0)	(5.2)

Total	$(2.8)	$5.9	$(9.7)	$(7.6)

Weighted-average assumptions used to determine benefit obligation
Discount rate — U.S. plans	5.05%	5.40%	5.13%	5.40%
Discount rate — Canadian plans	5.15%	5.40%	5.26%	5.40%
Rate of compensation increase	3.00%	3.25%	3.00%	3.25%

The accumulated benefit obligation exceeded the fair value of plan assets for each pension plan, and the aggregate accumulated benefit obligation for pension plans was $23.9 at September 30, 2011 and $17.5 at September 30, 2010.

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The following tables provide the components of net periodic benefit cost for the plans and amounts recognized in other comprehensive income.

	Pension Benefits
	Year Ended September 30,
	2011	2010	2009

Components of net periodic benefit cost
Service cost	$3.6	$4.3	$3.3
Interest cost	1.3	1.2	.8
Expected return on plan assets	(1.6)	(1.3)	(.9)
Recognized net actuarial loss	.4	.3	—
Recognized prior service cost	.4	.3	.3

Net periodic benefit cost	$4.1	$4.8	$3.5

Weighted-average assumptions used to determine net benefit cost
Discount rate — U.S. plans	5.40%	6.00%	7.30%
Discount rate — Canadian plans	5.40%	6.10%	5.45%
Rate of compensation increase	3.25%	3.25%	3.25%
Expected return on plan assets — U.S. plans	8.75%	8.75%	8.75%
Expected return on plan assets — Canadian plans	6.25%	6.25%	8.75%
Changes in plan assets and benefit obligation recognized in other comprehensive income or loss
Net (gain) loss	$(7.9)	$3.3	$4.8
Recognized loss	(.4)	(.3)	—
Prior service cost	—	.2	2.9
Recognized prior service cost	(.4)	(.3)	(.3)

Total recognized in other comprehensive income or loss (before tax effects)	$(8.7)	$2.9	$7.4

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Other Benefits
	Year Ended September 30,
	2011	2010	2009

Components of net periodic benefit cost
Service cost	$2.6	$2.8	$3.1
Interest cost	3.7	3.5	4.4
Recognized net actuarial loss	.1	—	—
Recognized prior service cost (credit)	(1.2)	(1.3)	—

Net periodic benefit cost	$5.2	$5.0	$7.5

Weighted-average assumptions used to determine net benefit cost
Discount rate — U.S. plans	5.13%	6.00%	7.30%
Discount rate — Canadian plans	5.26%	6.10%	5.45%
Rate of compensation increase	3.25%	3.25%	3.25%
Changes in plan assets and benefit obligation recognized in other comprehensive income or loss
Net loss (gain)	$16.3	$2.8	$(.3)
Recognized loss	(.1)	—	—
Prior service cost (credit)	—	.6	(7.1)
Recognized prior service credit	1.1	1.3	—
Currency translation	—	—	(.1)

Total recognized in other comprehensive income or loss (before tax effects)	$17.3	$4.7	$(7.5)

For pension benefits, the estimated net actuarial loss and prior service cost expected to be reclassified from accumulated other comprehensive income into net periodic benefit cost during 2012 related to pension are $.6 and $.4, respectively. The corresponding amounts related to other benefits are $1.5 and $1.1, respectively.

The expected return on pension plan assets was determined based on historical and expected future returns of the various asset classes, using the target allocation. The broad target allocations are 50% equity securities (comprised of 27.5% U.S. equities and 22.5% foreign equities), 40% debt securities, and 10% real assets. At September 30, 2011, equity securities were 51%, debt securities were 40%, and other was 9% of the fair value of total plan assets, approximately 83% of which was invested in passive index funds. At September 30, 2010, equity securities were 71%, debt securities were 27%, and other was 2% of the fair value of total plan assets, approximately 90% of which was invested in passive index funds. The allocation guidelines were established based on Ralcorp’s determination of the appropriate risk posture and long-term objectives.

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The following table represents the pension plan’s assets measured at fair value on a recurring basis and the basis for that measurement (for more information on the fair value framework in ASC Topic 820, refer to Note 11).

	September 30, 2011				September 30, 2010
	Total	Level 1	Level 2	Level 3	Total	Level 2	Level 3

Mutual funds:
Equities	$6.4	$—	$6.4	$—	$6.4	$6.4	$—
Fixed income	5.1	—	5.1	—	1.7	1.7
Real assets	.7	—	.7	—	—	—	—

	12.2	—	12.2	—	8.1	8.1	—
Partnership/joint venture interests	.2	—	—	.2	.1	—	.1
Cash	.1	.1	—	—	—	—	—

	$12.5	$.1	$12.2	$.2	$8.2	$8.1	$.1

The fair value of mutual funds is based on quoted net asset values of the shares held by the plan at year end.

Partnership/joint venture interests have unobservable inputs and trade infrequently or not at all. Because observable prices are not available, a market approach is used in valuing investments. The inputs used in estimating the value of investments include company operating performance, recent transactions in the same or similar instruments, completed or pending third-party transactions in the underlying investment or comparable issues, subsequent rounds of financing, recapitalizations and other transactions across the capital structure, and other factors which are typically considered by market participants when trading private, middle market companies. Investments may also be adjusted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated by the general partner (who serves as the partnership’s investment manager) in the absence of market information. Assumptions used by the general partner due to the lack of observable inputs may significantly impact the resulting fair value and therefore the partnership’s results of operations. For all securities held, the general partner calculates a hypothetical equity value of the investment. For each investment, the general partner (i) determines the current operating results (either Adjusted EBITDA or Net Revenue), (ii) applies a market valuation multiple, which is based on publicly traded valuation multiples of, and/or valuation multiples from transactions involving, companies with similar attributes (with such multiples discounted as appropriate); then (iii) subtracts the structural debt on the portfolio company’s balance sheet (seasonally adjusted when necessary), to derive a current hypothetical value for the equity. The general partner may also consider any other factors it deems relevant in establishing a fair value at which the investment could be realized. Such factors are documented in detail to establish the reasonableness of their intent. For fiscal 2011 and 2010, purchases, sales, and realized and unrealized gains and losses were not significant.

The preceding methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

For September 30, 2011 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits related to domestic plans for 2012 was 10% and 7% for participants under the age of 65 and over the age of 65, respectively, declining gradually to an ultimate rate of 5% for 2022 and beyond. For September 30, 2011 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits related to Canadian plans for 2012 was 7.5%, declining gradually to an ultimate rate of 5% for 2022 and beyond. For September 30, 2010 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits was 8% for 2011,

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

declining gradually to an ultimate rate of 5% for 2017 and beyond. A 1% change in assumed health care cost trend rates would result in the following changes in the accumulated postretirement benefit obligation and in the total service and interest cost components for fiscal 2011.

	Increase	Decrease

Effect on postretirement benefit obligation	$20.2	$(15.8)
Effect on total service and interest cost	$1.6	$(1.2)

As of September 30, 2011, expected future benefit payments and related federal subsidy receipts (Medicare Part D) in the next ten fiscal years were as follows:

						2017-
	2012	2013	2014	2015	2016	2021

Pension benefits	$.2	$.3	$.5	$.6	$.7	$5.8
Other benefits	.7	.8	1.0	1.3	1.7	16.5
Subsidy receipts	—	—	—	—	—	(.3)

Other than those made as benefit payments in unfunded plans and participant contributions, no significant contributions are currently expected to be paid to the plans during fiscal 2012.

In addition to the defined benefit plans described above, Ralcorp sponsors defined contribution [401(k)] plans under which it makes matching and profit sharing contributions. Post’s share of the costs of these plans was $1.7 for the fiscal year ended September 30, 2011 and $1.5 for each of the fiscal years ended September 30, 2010 and 2009.

Note 15 —	Stock-Based Compensation Plans

Post employees have historically participated in equity plans of Ralcorp. On February 8, 2007, Ralcorp shareholders adopted the 2007 Incentive Stock Plan. Effective October 1, 2008, it was amended and restated to reflect requirements of Section 409A. The 2007 Incentive Stock Plan became the Amended and Restated 2007 Incentive Stock Plan (Plan), which reserves shares to be used for various stock-based compensation awards. The Plan provides that certain eligible employees of Post may receive stock option awards, stock appreciation rights and other stock awards payable in whole or part by the issuance of stock.

The following disclosures represent Post’s portion of the Plan maintained by Ralcorp in which Post’s employees participated. The underlying equity for all awards granted under the Plan consists of Ralcorp common shares. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that would have been experienced as an independent, publicly traded company for the periods presented.

Total compensation cost for stock-based compensation awards recognized in the fiscal years ended 2011, 2010, and 2009 was $1.7, $2.2, and $1.6, respectively, and the related recognized deferred tax benefit for each of those periods was approximately $.6, $.9, and $.6, respectively. As of September 30, 2011, the total compensation cost related to nonvested awards not yet recognized was $1.9, which is expected to be recognized over a weighted average period of 2.59 years. The Company paid $.9 for stock-based liabilities in the year ended September 30, 2011 (and none in 2010 and 2009).

Stock Appreciation Rights

Information about stock-settled stock appreciation rights (SARs) is summarized in the following table. Upon exercise of each right, the holder of stock-settled SARs will receive the number of shares of Ralcorp common stock equal in value to the difference between the exercise price and the fair market value at the date of exercise, less all applicable taxes. Ralcorp uses treasury shares to settle SARs exercised. The total intrinsic

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

value of stock-settled SARs exercised was $.1 in the fiscal year ended September 30, 2011 and zero in fiscal 2010 and 2009.

			Weighted
	Stock-Settled	Weighted	Average
	Stock	Average	Remaining	Aggregate
	Appreciation	Exercise	Contractual	Intrinsic
	Rights	Price	Term	Value

Outstanding at September 30, 2010	185,000	$59.61
Granted	—	—
Exercised	(9,500)	58.33
Forfeited	(13,000)	63.05
Expired	—	—

Outstanding at September 30, 2011	162,500	59.41	8.04	$2.8

Vested and expected to vest as of September 30, 2011	158,216	59.42	8.03	2.7

Exercisable at September 30, 2011	14,491	66.07	6.99	.2

In September 2010, Ralcorp granted cash-settled SARs for the first time, including a total of 22,500 cash-settled SARs with an exercise price of $57.45 granted to certain Post employees. Upon exercise of each right, the holder of cash-settled SARs will receive cash equal in value to the difference between the exercise price and the fair market value at the date of exercise, less all applicable taxes. As of September 30, 2011, 2,000 had been forfeited and 1,500 (with a value of $.1) had vested and been exercised. For the 19,000 outstanding, none were exercisable, 17,893 were expected to vest, the remaining contractual term was 9.0 years, and the aggregate intrinsic value was $.4. Cash-settled SARs are liability-classified awards that must be remeasured at fair value at the end of each reporting period, and cumulative compensation cost recognized to date must be trued up each reporting period for changes in fair value prorated for the portion of the requisite service period rendered.

The fair value of each SAR was estimated on the date of grant using the Black-Scholes valuation model, which uses assumptions of expected life (term), expected stock price volatility, risk-free interest rate, and expected dividends. The expected term is estimated based on the award’s vesting period and contractual term, along with historical exercise behavior on similar awards. Expected volatilities are based on historical volatility trends and other factors. The risk-free rate is the interpolated U.S. Treasury rate for a term equal to the expected term. The weighted average assumptions and fair values for SARs granted during fiscal 2010 and 2009 are summarized in the table below. Although no SAR’s were granted to Post employees during the fiscal year ended September 30, 2011, the table also shows the assumptions used to remeasure the fair value of cash-settled SARs at that date.

	Year Ended September 30,
	2011	2010	2009

Expected term	5.0 years	6.0 years	6.0 years
Expected stock price volatility	30.0%	30.6%	30.0%
Risk-free interest rate	0.96%	2.22%	2.79%
Expected dividends	0%	0%	0%
Fair value (per right)	$30.27	$19.31	$22.25

Restricted Stock Awards

Ralcorp’s restricted stock awards are nonvested shares of stock (or stock units) issued to awardees. The grant date market value of each award is recorded as a reduction of Ralcorp equity and amortized on a

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

straight-line basis over the expected vesting period. The total fair value of restricted stock awards that vested during 2011, 2010 and 2009 was $.7, $.5 and zero, respectively. As of September 30, 2010 there were a total of 13,000 nonvested restricted stock awards with a grant date fair value of $55.59 per share. On August 4, 2011, these shares became fully vested.

Other Stock-Based Compensation Awards

On August 4, 2008, Ralcorp granted a restricted incentive award to twelve Post employees, two of which subsequently forfeited the award. Each employee’s award called for a cash payment on August 4, 2011 equal to the value of 1,200 shares of Ralcorp stock on that day. The estimated fair value of the payout was accrued on a straight-line basis over the period from the grant date to the payout date. A similar award was granted to one employee on August 5, 2010 based on 5,000 shares and a payout date of August 5, 2013. Related expense recorded for the fiscal years 2011, 2010, and 2009 was $.6, $.2, and $.3, respectively.

Deferred Compensation

Post provides for a Deferred Compensation Plan for Key Employees through which eligible employees may elect to defer payment of all or a portion of their bonus until some later date. Deferrals may be made into Ralcorp common stock equivalents (Equity Option) or into a number of funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives (Vanguard Funds). Deferrals into the Equity Option are distributed in Ralcorp stock, while deferrals into the Vanguard Funds are distributed in cash. There are no significant costs related to this deferred compensation plan. Post funds its deferred compensation liability (potential cash distributions) by investing in the Vanguard Funds in the same amounts as selected by the participating employees. Both realized and unrealized gains and losses on these investments are included in “Selling, general and administrative expenses” and offset the related change in the deferred compensation liability.

Note 16 —	Related Party Transactions

Under Ralcorp’s centralized cash management system, cash requirements are provided directly by Ralcorp and cash generated by Post is generally remitted directly to Ralcorp. Transaction systems (e.g. payroll, employee benefits, and accounts payable) used to record and account for cash disbursements are generally provided by Ralcorp. Ralcorp also provides centralized demand planning, order management, billing, credit, and collection services to Post. Transaction systems (e.g. revenues, accounts receivable, and cash application) used to record and account for cash receipts are generally provided by centralized Ralcorp organizations. These Ralcorp systems are generally designed to track assets/liabilities and receipts/payments on a business specific basis.

Net revenues in the accompanying combined statements of operations represent net sales directly attributable to Post. Costs and expenses in the accompanying combined statements of operations represent direct and allocated costs and expenses related to Post. Costs for certain functions and services performed by centralized Ralcorp organizations have been allocated to Post based upon reasonable activity bases (generally volume, revenues, net assets, or a combination as compared to the total of Ralcorp and Post amounts) or other reasonable methods. The combined statements of operations include expense allocations for certain manufacturing, shipping, distribution and administration costs including information systems, procurement, accounting shared services, legal, tax, human resources, payroll, credit and accounts receivable, customer service, and cash management. For the years ended September 30, 2011, 2010, and 2009, total allocated costs were $21.5, $19.6, and $7.6, respectively, which are reported in “Selling, general and administrative expenses.”

Certain cereal products of Post are produced in facilities owned by Ralcorp. In addition, Post produces certain products for sale to Ralcorp. The amounts related to these transactions have been included in the accompanying financial statements based upon transfer prices in effect at the time of the individual

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

transactions which were consistent with prices of similar arm’s-length transactions. Net sales related to those transactions totaled $10.5, $6.7, and zero in the years ended September 30, 2011, 2010, and 2009, respectively.

Ralcorp maintains all debt obligations on a consolidated basis to fund and manage operations. During the periods presented in these financial statements, Post had no direct debt obligations; however, Ralcorp has followed the policy of applying debt and related interest expense to the operations of Post based upon net debt assumed in the acquisition of Post from Kraft in August 2008 (see Note 12).

On September 29, 2011, Post Foods Canada Corp. issued a promissory note to Western Waffles Corp., an affiliate of Ralcorp, whereby Western Waffles Corp. became indebted to Post Foods Canada Corp. in the amount of $4.0 plus 4.0 Canadian dollars. The promissory note bears interest at the rate of 1% per annum and is payable on demand. At September 30, 2011, the total carrying value of the note receivable was $7.8.

The combined balance sheets are presented assuming that all intercompany payables or receivables will be treated as adjustments to Ralcorp’s investment except the “Receivable from Ralcorp” related to the sale of trade receivables (see Note 8) and the debt discussed above.

Transition and integration costs

Post incurred significant costs related to the August 2008 acquisition by Ralcorp. The costs include transitioning Post into Ralcorp operations, including decoupling the cereal assets of Post from those of other operations of Kraft (the former owner), developing stand-alone Post information systems, developing independent sales, logistics and purchasing functions for Post, and other significant integration undertakings. While a portion of those costs were capitalized, the expense portion was included in the statements of operations as follows:

	Year Ended
	September 30,
	2011	2010	2009

Cost of goods sold	$—	$1.3	$2.1
Selling, general and administrative expenses	—	6.4	29.5

	$—	$7.7	$31.6

Separation costs

During fiscal year 2011, Post incurred $2.8 of costs preparing for the separation from Ralcorp. The costs primarily consisted of legal and accounting fees, other outside service fees and employee severance and were included in the statement of operations as a component of selling, general and administrative expenses.

Derivative financial instruments and hedging

See Notes 2 and 10 for a discussion of Post’s participation in Ralcorp’s derivative financial instrument and hedging program.

POST CEREALS BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Note 17 —	Information About Geographic Areas and Major Customers

Products sold can be grouped into three primary categories of cereals: balanced, sweetened and unsweetened. Net sales by category are shown in the following table.

	Year Ended September 30,
	2011	2010	2009

Balanced	$560.4	$572.7	$609.0
Sweetened	249.2	240.2	266.6
Unsweetened	158.6	183.8	196.5

	$968.2	$996.7	$1,072.1

Post’s external revenues were primarily generated by sales within the United States; foreign (primarily Canadian) sales were approximately 12% of total net sales. Sales are attributed to individual countries based on the address to which the product is shipped.

As of September 30, 2011, all of Post’s long-lived assets were located in the United States except for property located in Canada with a net carrying value of approximately $54.2.

In the fiscal years ended September 30, 2011, 2010, and 2009, one customer accounted for $206.9, $209.4, and $223.9, respectively, or approximately 21% of total net sales.

Note 18 —	Investment in Partnership

On February 1, 2010, Post Foods Canada Corp. received a noncash equity contribution from its parent company in the form of ownership interests in a Canadian partnership named RAH Canada Limited Partnership. The investment was recorded at $58.6 and reflects a 48.15% ownership in the partnership. Another Ralcorp entity holds the remainder of the ownership interests.

The earnings of the partnership are derived from interest on loans to the partners. See Note 12 for information about Post’s note payable to the partnership.

Post accounts for its investment in the partnership using the equity method. The amount of Post’s net investment that represents undistributed earnings from the partnership was $4.4 and $2.2 as of September 30, 2011 and 2010, respectively. The carrying value approximates the market value of Post’s investment.